     As filed with the Securities and Exchange Commission on July 29, 1997


                                                      REGISTRATION NO. 333-28749
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                      ACCEPTANCE INSURANCE COMPANIES INC.
                               AICI CAPITAL TRUST
     (Exact name of Registrants as specified in their respective charters)
                               ------------------


                          DELAWARE                                                       31-0742926
                          DELAWARE                                                       91-6444761
              (State or other jurisdiction of                                         (I.R.S. Employer
               incorporation or organization)                                       Identification No.)


                      222 S. 15TH STREET, SUITE 600 NORTH
                             OMAHA, NEBRASKA 68102
                                 (402) 344-8800
(Address, including zip code, and telephone number, including area code, of each
                   Registrant's principal executive offices)
                               ------------------

                               WILLIAM J. GERBER
                                 VICE PRESIDENT
                      ACCEPTANCE INSURANCE COMPANIES INC.
                      222 S. 15TH STREET, SUITE 600 NORTH
                             OMAHA, NEBRASKA 68102
                                 (402) 344-8800
 (Name, address, including zip code, and telephone number, including area code, of agent for service for each Registrant)
                               ------------------

                                   Copies to:

                 ROBERT S. RACHOFSKY, ESQ.
                   LARS BANG-JENSEN, ESQ.                                           STEVEN KAPLAN, ESQ.
           LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.                                     ARNOLD & PORTER
                    125 WEST 55TH STREET                                           555 12TH STREET, N.W.
                  NEW YORK, NEW YORK 10019                                         WASHINGTON, D.C. 20004
                       (212) 424-8000                                                  (202) 942-5998

                               ------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or investment reinvestment plans, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                               ------------------


                        CALCULATION OF REGISTRATION FEE



=================================================================================================================================
                                                                    PROPOSED MAXIMUM       PROPOSED MAXIMUM         AMOUNT OF
          TITLE OF EACH CLASS OF                 AMOUNT TO BE        OFFERING PRICE       AGGREGATE OFFERING       REGISTRATION
        SECURITIES TO BE REGISTERED             REGISTERED(1)        PER UNIT(2)(3)           PRICE(2)(3)             FEE(2)
---------------------------------------------------------------------------------------------------------------------------------
Debt Securities of Acceptance Insurance
  Companies Inc............................
---------------------------------------------------------------------------------------------------------------------------------
Preferred Securities of AICI Capital
  Trust....................................
---------------------------------------------------------------------------------------------------------------------------------
Guarantee of Preferred Securities of AICI
  Capital Trust by Acceptance Insurance
  Companies Inc.(4)........................
---------------------------------------------------------------------------------------------------------------------------------
Total......................................      $94,875,000              100%                $94,875,000            $28,750
=================================================================================================================================



(1) Debt Securities of Acceptance Insurance Companies Inc. may be issued and sold to AICI Capital Trust, in which event such Debt Securities may later be distributed to the holders of Preferred Securities of AICI Capital Trust upon its dissolution and the distribution of the assets thereof. The amount registered is in United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies.


(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. Amount includes $22,652 previously paid to the Commission. The aggregate offering price of the Debt Securities and Preferred Securities registered hereby will not exceed $94,875,000.


(3) Exclusive of accrued interest and distributions, if any.


(4) Includes back-up undertakings, consisting of obligations of Acceptance Insurance Companies Inc. to provide certain indemnities in respect of, and pay and be responsible for certain expenses and debts of AICI Capital Trust. No separate consideration will be received for the Guarantee or any back-up undertakings.


    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE.

                             SUBJECT TO COMPLETION

                   PRELIMINARY PROSPECTUS DATED JULY 29, 1997



                                  $82,500,000


                               AICI CAPITAL TRUST
                              % Preferred Securities
                (Liquidation Amount $25 per Preferred Security)
AIC LOGO fully and unconditionally guaranteed, as described herein, by

                      ACCEPTANCE INSURANCE COMPANIES INC.

    The Preferred Securities offered hereby represent preferred undivided beneficial interests in the assets of AICI Capital Trust, a statutory business trust created under the laws of the State of Delaware (the "Issuer Trust"). Acceptance Insurance Companies Inc., a Delaware corporation (the "Company"), will be the holder of all of the beneficial interests represented by common securities of the Issuer Trust (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities"). The Issuer Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof
in    % Junior Subordinated Deferrable Interest Debentures (the "Junior
Subordinated Debentures", and together with the Trust Securities, the "Securities") to be issued by the Company. The Junior Subordinated Debentures
will mature on            , 2027, which date may be shortened (such date, as it
may be shortened, the "Stated Maturity") to a date not earlier than            ,
2002, if certain conditions are met (such shortening of the maturity date, the "Maturity Adjustment"). The Preferred Securities will have a preference under certain circumstances over the Common Securities with respect to cash distributions and amounts payable on liquidation, redemption or otherwise. See "Description of Preferred Securities -- Subordination of Common Securities."
                                                        (Continued on next page)

                         ------------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 13 HEREOF FOR CERTAIN INFORMATION THAT SHOULD BE CAREFULLY CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE PREFERRED SECURITIES.
                         ------------------------------
  THE COMPANY HAS MADE APPLICATION TO LIST THE PREFERRED SECURITIES ON THE NEW YORK STOCK EXCHANGE (THE "NYSE") UNDER THE SYMBOL "AIF PRT." IF SUCH APPLICATION IS APPROVED, TRADING IN THE PREFERRED SECURITIES IS EXPECTED TO COMMENCE WITHIN
  A 30-DAY PERIOD AFTER THE INITIAL DELIVERY OF THE PREFERRED SECURITIES. SEE
                                "UNDERWRITING."
                         ------------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


======================================================================================================================
                                                                PRICE TO          UNDERWRITING         PROCEEDS TO
                                                                PUBLIC(1)          DISCOUNT(2)     ISSUER TRUST(3)(4)
----------------------------------------------------------------------------------------------------------------------
Per Preferred Security....................................       $25.00                (4)               $25.00
----------------------------------------------------------------------------------------------------------------------
Total(5)..................................................     $82,500,000             (4)             $82,500,000
======================================================================================================================


(1) Plus accrued Distributions, if any, from            , 1997.
(2) The Company and the Issuer Trust have each agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").
(3) Before deduction of expenses payable by the Company estimated at $       .
(4) In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Junior Subordinated Debentures, the Company has agreed to pay to the Underwriters, as compensation for arranging
    the investment therein of such proceeds, $       per Preferred Security (or
    $       in the aggregate). See "Underwriting."

(5) The Company has granted the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional $12,375,000 aggregate liquidation amount of the Preferred Securities on the same terms as set forth above, solely to cover over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public
    and Proceeds to Issuer Trust will be $           and $           ,
    respectively. See "Underwriting."


                         ------------------------------

    The Preferred Securities are offered by the Underwriters subject to receipt and acceptance by them, prior sale and the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Preferred Securities will be made in book-entry form through the book-entry facilities of The Depository Trust
Company on or about          , 1997, against payment therefor in immediately
available funds.

                         ------------------------------

ADVEST, INC.                                             EVEREN SECURITIES, INC.

               THE DATE OF THIS PROSPECTUS IS             , 1997

(cover page continued)

     The Preferred Securities will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, as depositary ("DTC"). Beneficial interests in the global securities will be shown on, and transfer thereof will be effected only through, records maintained by DTC and its participants. Except as described under "Description of Preferred Securities," Preferred Securities in definitive form will not be issued and owners of beneficial interests in the global securities will not be considered holders of the Preferred Securities. Application will be made to include the Preferred Securities on the New York Stock Exchange. Settlement for the Preferred Securities will be made in immediately available funds. The Preferred Securities will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity for the Preferred Securities will therefore settle in immediately available funds.

     Holders of the Preferred Securities will be entitled to receive
preferential cumulative cash distributions accumulating from             , 1997
and payable quarterly in arrears on March 31, June 30, September 30 and December
31 of each year commencing             , 1997, at the annual rate of      % of
the Liquidation Amount of $25 per Preferred Security ("Distributions"). The Company has the right to defer payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. No interest shall be due and payable during any Extension Period, except at the end thereof. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Junior Subordinated Debentures are so deferred, Distributions on the Preferred Securities will also be deferred and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to the Company's capital stock or with respect to debt securities of the Company that rank pari passu in all respects with or junior to the Junior Subordinated Debentures. During an Extension Period, interest on the Junior Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Preferred Securities are entitled will accumulate) at the rate of
     % per annum, compounded quarterly, and holders of Preferred Securities will be required to accrue interest income for United States federal income tax purposes. See "Description of Junior Subordinated Debentures -- Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences -- US Holders -- Interest Income and Original Issue Discount."

     The Company has, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures and the Junior Subordinated Indenture (each as defined herein), taken together, fully, irrevocably and unconditionally guaranteed all the Issuer Trust's obligations under the Preferred Securities as described below. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee -- Full and Unconditional Guarantee." The Guarantee of the Company guarantees the payment of Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by the Issuer Trust, as described herein (the "Guarantee"). See "Description of Guarantee." If the Company does not make payments on the Junior Subordinated Debentures held by the Issuer Trust, the Issuer Trust will have insufficient funds to pay Distributions on the Preferred Securities. The Guarantee does not cover payment of Distributions when the Issuer Trust does not have sufficient funds to pay such Distributions. In the event the Issuer Trust does not have sufficient funds to pay such Distributions, a holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce payment of such Distributions to such holder. See "Description of Junior Subordinated Debentures -- Enforcement of Certain Rights by Holders of Preferred Securities." The obligations of the Company under the Guarantee and the Preferred Securities are subordinate and junior in right of payment to all Senior Indebtedness (as defined in "Description of Junior Subordinated Debentures -- Subordination") of the Company.

     The Preferred Securities are subject to mandatory redemption (i) in whole, but not in part, upon repayment of the Junior Subordinated Debentures at Stated Maturity or, at the option of the Company, their earlier redemption in whole upon the occurrence of a Tax Event or an Investment Company Event (each as defined herein) and (ii) in whole or in part at any time on or after
            , 2002 contemporaneously with the optional redemption by the Company of the Junior Subordinated Debentures in whole or in part. The

Junior Subordinated Debentures are redeemable prior to maturity at the option of
the Company (i) on or after             , 2002, in whole at any time or in part
from time to time, or (ii) in whole, but not in part, at any time within 90 days following the occurrence and continuation of a Tax Event or an Investment Company Event, at a redemption price set forth herein, which includes the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption. See "Description of Junior Subordinated Debentures -- Redemption" and "Description of Preferred Securities -- Redemption."

     The holders of the outstanding Common Securities have the right at any time to dissolve the Issuer Trust and, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, to cause the Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities and Common Securities in liquidation of the Issuer Trust. See "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution."

     In the event of the dissolution of the Issuer Trust, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, the holders of the Preferred Securities will be entitled to receive a Liquidation Amount of $25 per Preferred Security plus accumulated and unpaid Distributions thereon to the date of payment, subject to certain exceptions, which may be in the form of a distribution of such amount in Junior Subordinated Debentures. See "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution."

     The Junior Subordinated Debentures are unsecured and subordinated to all Senior Indebtedness of the Company. See "Description of Junior Subordinated Debentures -- Subordination."
                          ---------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTTING THE PREFERRED SECURITIES AND BIDDING FOR AND PURCHASING SUCH PREFERRED SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING." SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                          ---------------------------

     FOR NORTH CAROLINA INVESTORS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT.
                          ---------------------------

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains and incorporates by reference certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among others, the following possibilities: (i) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (ii) adverse state and federal legislation and regulation, including changes in federal crop insurance laws, limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements; (iii) failure to develop new specialty insurance programs or maintain existing programs at current levels; (iv) inability to carry out marketing and sales plans, including, among others, changes to certain products and acceptance of the revised products in the market; (v) loss of key executives; (vi) changes in interest rates causing a reduction of investment income; (vii) general economic and business conditions which are less favorable than expected; and (viii) unanticipated changes in industry trends. See "Risk Factors."

    ACCEPTANCE INSURANCE COMPANIES INC. AND PRINCIPAL OPERATING SUBSIDIARIES



          ORGANIZATIONAL STRUCTURE OF PRINCIPAL OPERATING SUBSIDIARIES


                                                        ----------------------
                                                        |Acceptance Insurance|
                                                        |   Companies Inc.   |
                                                        |    ("Holdings")    |
                                                        |     (Delaware)     |
                                                        ----------------------
                                                                  |
                                                                  |
                                                                  |
                                                                  |
                         -----------------------------------------|--------------------------------------------------
                         |                                                      |                                   |
                         |                                                      |                                   |
                         |                                                      |                                   |
           ----------------------------                             -------------------------          -------------------------
           |       Acceptance         |                             |   Redland Insurance   |          |        American       |
           |    Insurance Company     |                             |        Company        |          |     Agrisurance Inc.  |
           |  ("Acceptance Insurance")|                             | ("Redland Insurance") |          |        ("Am Ag")      |
           |        (Nebraska)        |                             |        (Iowa)         |          |          (Iowa)       |
           ----------------------------                             -------------------------          -------------------------
                         |                                                      |
                         |                                                      |
                         |                                                      |
           ----------------------------                                      ---------------------------------
           |                          |                                      |                               |
           |                          |                                      |                               |
           |                          |                                      |                               |
------------------------     -------------------------            -----------------------         ---------------------------
|Acceptance Indemnity  |     |   Phoenix Indemnity   |            |   American Growers  |         |  Acceptance Casualty    |
| Insurance Company    |     |   Insurance Company   |            |  Insurance Company  |         |    Insurance Company    |
|   ("Acceptance       |     | ("Phoenix Indemnity") |            |("American Growers") |         | ("Acceptance Casualty") |
|    Indemnity")       |     |      (Arizona)        |            |     (Nebraska)      |         |         (Texas)         |
|    (Nebraska)        |     |                       |            |                     |         |                         |
------------------------     -------------------------            -----------------------         ---------------------------


Principle Business Written:
[ ]  Crop Insurance Division
[ ]  Specialty Property and Casualty Division

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and the notes thereto contained elsewhere or incorporated by reference in this Prospectus. Unless otherwise indicated, information contained in this Prospectus is based on the assumption that the Underwriters (as defined herein) do not exercise their over-allotment option. See "Glossary of Selected Insurance Terms" for explanations of certain insurance terms used herein.

     Unless the context indicates otherwise, (i) the "Company" or "Acceptance" refers to Acceptance Insurance Companies Inc., a Delaware corporation and its subsidiaries, (ii) the "Insurance Companies" collectively refers to the Company's insurance company subsidiaries: Acceptance Insurance Company ("Acceptance Insurance"), Acceptance Indemnity Insurance Company ("Acceptance Indemnity"), Acceptance Casualty Insurance Company ("Acceptance Casualty"), American Growers Insurance Company ("American Growers"), Phoenix Indemnity Insurance Company ("Phoenix Indemnity"), and Redland Insurance Company ("Redland Insurance"), and (iii) "Am Ag" refers to American Agrisurance Inc.

                                  THE COMPANY

     Acceptance through its six insurance subsidiaries underwrites specialty property and casualty coverages throughout most of the United States. The Company's principal insurance divisions are the Crop Insurance Division, which provides Multi-Peril Crop Insurance ("MPCI") and crop hail insurance, and the Specialty Property and Casualty Division, which provides: (i) specialty property and casualty coverages through a network of general agents ("General Agency"),
(ii) tailored coverages for specific industries written primarily through agents specializing in such coverages ("Program"), and (iii) non-standard automobile coverages for private passenger automobiles principally in the southwestern United States ("Non-Standard Automobile").

     The Company's total revenues and net income were $381.4 million and $30.3 million, respectively, for the year ended December 31, 1996. As of March 31, 1997, the Company had $848.6 million of total assets and $211.1 million of total equity.

     The Company's strategy is to leverage its expertise and relationships developed in the property and casualty insurance business by focusing on niche markets not adequately served by other insurers. In furtherance of this strategy, the Company seeks (i) to identify capacity shortages or other dislocations in the market and to develop the opportunities presented by these shortages; and (ii) to establish relationships with agents and other individuals who have established books of business with a proven track record in niche markets. The Company's goal is to maintain a diversified mix of business which has the potential to mitigate the volatility of the Company's underwriting results. In an effort to limit its exposure to large losses, the Company implements underwriting standards and reinsurance programs specific to its business lines.

     Crop Insurance Division. The Company is the fourth largest writer of MPCI premiums in the United States with an approximate 15% market share, based on premium information compiled in 1996 by the Federal Crop Insurance Corporation ("FCIC") and National Crop Insurance Services, Inc. The Company, through Redland Insurance, has written MPCI since the opening of this federally subsidized insurance program to private insurers in 1980. MPCI has historically provided a yield guarantee mechanism for farmers who suffer an insured crop loss due to weather or other natural perils. The Company developed a new crop insurance product, Crop Revenue Coverage ("CRC"), which was approved by the FCIC and introduced in Iowa and Nebraska for corn and soybeans as part of the MPCI program in 1996. CRC provides farmers with a minimum guaranteed revenue return by combining the traditional yield guarantee of the standard MPCI program with a price protection element. CRC was made available for wheat in six states and for corn and soybeans in eleven additional states for the 1997 crop year. CRC will be available for all wheat states in 1998.

     The Company believes that recent changes in the law in 1994 and 1996 generally have encouraged more farmers to participate in the MPCI program, which has led to an increase in the number of farm acres insured and growth in the national MPCI market. These recent changes in law have permitted the United States

Department of Agriculture ("USDA") to limit its role in the delivery system for MPCI by reducing the availability of MPCI through USDA field offices, and provided the Company the opportunity to realize increased revenues from the distribution of its MPCI and CRC product. In addition, many lending institutions require farmers to purchase crop insurance. These events resulted in an increase in the Company's MPCI Premiums to $248.3 million in 1996 from $183.3 million in 1995 and $128.4 million in 1994. The Company's gross premiums written and income before income taxes from its Crop Insurance Division were $242.9 million and $42.1 million, respectively, for the year ended December 31, 1996. For further information about the Company's MPCI business, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General -- Crop Insurance Division" and "Risk Factors -- Risk Factors Relating to the Company -- Nature of Crop Insurance Business."

     Specialty Property and Casualty Division. The Company's other principal insurance segment is its Specialty Property and Casualty Division, which consists of the Company's General Agency, Program, and Non-Standard Automobile operations. The Company's gross premiums written and loss before income taxes from its Specialty Property and Casualty Division were $408.1 million and $8.6 million, respectively, for the year ended December 31, 1996.

        General Agency. The Company offers a variety of specialty property and casualty insurance coverages in its General Agency operations which are marketed through a network of approximately 120 general agents who write business in specific geographic territories and who have binding authority for specific lines of business. The general agents provide the Company access to many niche areas through their familiarity with local and regional markets. The principal lines of business within General Agency operations are surplus lines liability and substandard property, specialty automobile, and complex general liability risks.

        Program. The Company's Program operations provide coverage written for selected classes of business through focused independent agents who specialize in that particular class of business. Transportation programs include property and casualty insurance for long haul truckers and upper Midwest regional and national trucking companies hauling rural products. The Company offers insurance in rural areas through rural agents for farm owners, automobiles, livestock mortality, as well as limited commercial coverages. Other programs provide tailored coverages for condominiums, temporary help agencies, daily auto rental, family restaurants, and fine arts. The Company continually evaluates underwriting performance and opportunities in this area and seeks growth through new programs.

        Non-Standard Automobile. The Company's Non-Standard Automobile operations provide non-standard private passenger automobile coverages written principally in non-urban areas in the southwestern United States through approximately 600 independent agents. Insureds are usually unable to obtain coverage from standard carriers for any one of several reasons, including the insured's prior driving record and other underwriting criteria and market conditions. Non-standard auto insurance is generally provided on a basic limits of liability basis, and premium rates are usually higher than those offered for preferred or standard risk drivers. The Company intends to expand its Non-Standard Automobile business to a broader geographic area where the Company currently writes other lines of business.

     For additional information, see "Business -- Specialty Property and Casualty Division."

     Each of the Insurance Companies is rated "A-" (Excellent) by A.M. Best Company, Inc. ("A.M. Best"), with the exception of American Growers for which as a crop insurance company there is no applicable A.M. Best rating. A.M. Best bases its ratings upon factors that concern policyholders and agents and not upon factors related to investor protection.

     The Company's principal executive offices are located at 222 South 15th Street, Suite 600 North, Omaha, Nebraska 68102, and its telephone number is
(402) 344-8800.

                               AICI CAPITAL TRUST

     The Issuer Trust is a statutory business trust formed under Delaware law for the exclusive purposes of (i) issuing and selling the Preferred Securities and Common Securities, (ii) using the proceeds from the sale of Preferred Securities and Common Securities to acquire the Junior Subordinated Debentures issued by the Company and (iii) engaging in only those other activities necessary, advisable or incidental thereto (such as registering the transfer of the Preferred Securities). The principal executive office of the Issuer Trust is 222 South 15th Street, Suite 600 North, Omaha, Nebraska 68102, and its telephone number is (402) 344-8800. See "AICI Capital Trust."

                      SUMMARY CONSOLIDATED FINANCIAL DATA


                                                                                          THREE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                       MARCH 31,
                                   ----------------------------------------------------   -------------------
                                     1992       1993       1994     1995(1)      1996       1996       1997
                                     ----       ----       ----     -------      ----       ----       ----
                                                         (IN THOUSANDS, EXCEPT RATIOS)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:(2)
Gross premiums written...........  $152,091   $256,042   $447,483   $537,349   $651,060   $123,729   $125,345
Net premiums written.............    84,085    137,505    229,176    286,183    366,949     70,834     71,315
Net premiums earned..............    79,164    128,082    202,659    271,584    348,653     67,504     71,062
Net investment income............     8,220     10,844     13,276     20,651     26,491      6,464      6,520
Net realized capital gains.......     1,046      2,250        554      2,707      5,216      1,181      1,311
Agency income....................     3,992      4,119      3,629      2,863      1,035        629         --
Real estate revenues.............     2,610         --         --         --         --         --         --
                                   --------   --------   --------   --------   --------   --------   --------
    Total revenues...............    95,032    145,295    220,118    297,805    381,395     75,778     78,893
Operating profit(1)..............     4,641     10,566     19,676      8,105     39,296      7,555      6,518
Net income (loss) from continuing
  operations.....................  $   (826)  $  7,586   $ 21,075   $  4,155   $ 30,280   $  4,478   $  3,914
GAAP RATIOS:(3)
Loss and LAE ratio...............      75.8%      72.5%      70.5%      78.2%      69.8%      68.0%      70.1%
Expense ratio....................      29.7       28.8       26.0       26.7       27.5       31.5       31.0
                                   --------   --------   --------   --------   --------   --------   --------
Combined ratio...................     105.5%     101.3%      96.5%     104.9%      97.3%      99.5%     101.1%


                                                       DECEMBER 31,                            MARCH 31,
                                   ----------------------------------------------------   -------------------
                                     1992       1993       1994       1995       1996       1996       1997
                                     ----       ----       ----       ----       ----       ----       ----
                                                         (IN THOUSANDS, EXCEPT RATIOS)
CONSOLIDATED BALANCE SHEET DATA:
Investments......................  $124,311   $187,986   $264,743   $368,001   $405,926   $385,002   $432,253
Total assets.....................   257,734    409,385    543,087    781,034    884,380    734,500    848,617
Loss and loss adjustment expense
  reserves.......................   127,666    211,600    221,325    369,244    432,173    324,998    380,529
Unearned Premiums................    41,709     60,114     97,170    124,122    140,217    130,653    145,700
Borrowings and term debt(4)......    33,567     18,951     29,000     69,000     69,000     69,000     69,000
Stockholders' equity.............    34,523     95,717    159,754    177,787    207,820    178,943    211,062
OTHER DATA:
Statutory surplus of Insurance
  Companies(4)(5)................  $ 34,527   $ 73,910   $126,272   $169,628   $191,455   $172,425   $194,632
Ratio of earnings to fixed
  charges(6).....................      1.07x      4.07x      8.07x      2.52x      6.63x      5.03x      4.48x

------------

(1) Operating profit was reduced in 1995 by an increase in loss reserves in the amount of approximately $22.3 million for 1994 and prior year losses primarily in the commercial auto liability and general liability and commercial multi-peril lines of insurance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Year Ended December 31, 1995 Compared to Year Ended December 31, 1994" and "Business -- Loss and Loss Adjustment Expense Reserves." As used in this Prospectus, operating profit refers to net income from continuing operations before interest expense, other income or expense, net, and income taxes.


(2) For a discussion of the accounting treatment of the Company's MPCI business, the results of which are included beginning July 1, 1993, see "Management's Discussion and Analysis of Financial Condition and Results of
    Operations -- General -- Crop Insurance Division."

(3) The loss and loss adjustment expense ("LAE") ratio is calculated by dividing losses and loss adjustment expenses by net premiums earned. The expense ratio is calculated by dividing underwriting expenses by net premiums earned. The combined ratio is the sum of the loss and LAE and expense ratios. The Company's loss, expense and combined ratios include the results of the Crop Insurance Division.

(4) Reflects statutory surplus of the Insurance Companies on a consolidated basis. On June 30, 1997, one of the Company's insurance subsidiaries issued a surplus note to the Company in exchange for $20.0 million. As of March 31, 1997 the pro forma statutory surplus of the Insurance Companies would have been $214.6 million as adjusted for this surplus note. The Company's investment was funded through an increase in its borrowings under the Company's Revolving Credit Facility (as defined herein) which aggregated $90.0 million at June 30, 1997. See "Management's Discussion and Analysis of Operating Results -- General -- Crop Insurance Division."

(5) Statutory data has been derived from the separate financial statements of the Insurance Companies prepared in accordance with Statutory Accounting Principles ("SAP").

(6) For the purpose of computing the ratio of earnings to fixed charges, (i) "earnings" consist of income (loss) from continuing operations before income taxes and minority interests plus fixed charges and (ii) "fixed charges" consist of all interest expense and the interest portion of rents.


                              RECENT DEVELOPMENTS



     The following table presents the Company's condensed results of operations for the six-month periods ended June 30, 1996 and 1997.



                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                                -------------------
                                                                 1996         1997
                                                                 ----         ----
                                                                    (UNAUDITED)
                                                                   (IN MILLIONS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:(1)
Gross premiums written......................................    $268.8       $271.2
Net premiums written........................................     166.2        143.2
Net premiums earned.........................................     144.4        144.0
Net investment income.......................................      13.0         13.3
Net realized capital gains..................................       2.8          3.3
                                                                ------       ------
     Total revenues.........................................     160.2        160.6
                                                                ------       ------
Operating profit............................................      12.9         13.7
                                                                ------       ------
Net income..................................................    $  7.5       $  8.2
                                                                ======       ======
GAAP RATIOS:(2)
Loss and LAE ratio..........................................      70.0%        71.1%
Expense ratio...............................................      31.3         30.2
                                                                ------       ------
Combined ratio..............................................     101.3%       101.3%


---------------

(1) For a discussion of the accounting treatment of the Company's MPCI business, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General -- Crop Insurance Division."



(2) The loss and LAE ratio is calculated by dividing losses and loss adjustment expenses by net premiums earned. The expense ratio is calculated by dividing underwriting expenses by net premiums earned. The combined ratio is the sum of the loss and LAE and expense ratios. The Company's loss, expense and combined ratios include the results of the Crop Insurance Division.

                                    THE OFFERING


Securities Offered............   The $82,500,000 aggregate liquidation amount of
                                 Preferred Securities offered hereby represents preferred undivided beneficial interests in the Issuer Trust's assets, which will consist solely of the Junior Subordinated Debentures.
                                 The Trust has granted the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional $12,375,000 aggregate liquidation amount of Preferred Securities at the offering price, solely to cover over-allotments, if any.


Offering Price................   $25 per Preferred Security (Liquidation Amount
                                 $25), plus accumulated Distributions, if any,
                                 from               , 1997.

Distributions.................   Distributions payable on each Preferred
                                 Security will be fixed at a rate per annum of
                                      % of the stated liquidation amount per
                                 Preferred Security, will be cumulative, will
                                 accrue from               , 1997, the date of
                                 issuance of the Preferred Securities, and will
                                 be payable quarterly in arrears on March 31,
                                 June 30, September 30 and December 31 of each
                                 year, commencing               , 1997. See
                                 "Description of Preferred Securities --
                                 Distributions."

Junior Subordinated
Debentures....................   The Issuer Trust will invest the proceeds from
                                 the issuance of the Preferred Securities and
                                 Common Securities in an equivalent amount of
                                      % Junior Subordinated Debentures of the
                                 Company. The Junior Subordinated Debentures
                                 will mature on               , 2027, subject to
                                 the Maturity Adjustment. The Junior
                                 Subordinated Debentures will rank subordinate and junior in right of payment to all Senior
                                 Indebtedness of the Company to the extent and in the manner set forth in the Junior
                                 Subordinated Indenture. In addition, the
                                 Company's obligations under the Junior
                                 Subordinated Debentures will be structurally subordinated to all existing and future liabilities and obligations of its subsidiaries.

Guarantee.....................   Under the terms of the Guarantee, the Company
                                 has guaranteed the payment of Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by the Issuer Trust described herein. The Company and the Issuer
                                 Trust believe that the obligations of the Company under the Guarantee, the Trust
                                 Agreement, the Junior Subordinated Debentures and the Junior Subordinated Indenture taken together, fully, irrevocably and unconditionally guarantee all of the Issuer
                                 Trust's obligations relating to the Preferred
                                 Securities. The obligations of the Company under the Guarantee and the Preferred
                                 Securities are subordinate and junior in right of payment to all Senior Indebtedness. See
                                 "Description of Guarantee."

Right to Defer Interest.......   So long as no Debenture Event of Default (as
                                 defined herein) has occurred and is continuing, the Company has the right, at any time, to defer payments of interest on the Junior
                                 Subordinated Debentures for a period not exceeding 20 consecutive quarters; provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated
                                 Debentures. As a consequence of the Company's extension of the interest payment period, quarterly

                                 Distributions on the Preferred Securities will be deferred (though such Distribution would continue to accrue with interest thereon compounded quarterly, since interest will continue to accrue and compound on the Junior Subordinated Debentures during any such Extension Period). During an Extension Period, the Company will be prohibited, subject to certain exceptions described herein, from declaring or paying any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the foregoing requirements. See "Description of Junior Subordinated Debentures -- Option to Extend Interest Payment Period."

                                 Should an Extension Period occur, Preferred
                                 Security holders will continue to accrue interest income (and de minimis original issue discount, if any) for United States federal income tax purposes. See "Certain Federal Income Tax Consequences -- US Holders -- Interest Income and Original Issue Discount."

Redemption....................   The Preferred Securities are subject to
                                 mandatory redemption (i) in whole, but not in part, at the Stated Maturity upon repayment of the Junior Subordinated Debentures, (ii) in whole, but not in part, contemporaneously with the optional redemption at any time by the Company of the Junior Subordinated Debentures upon the occurrence and continuation of a Tax
                                 Event or an Investment Company Event and (iii) in whole or in part at any time on or after
                                               , 2002, contemporaneously with
                                 the optional redemption by the Company of the Junior Subordinated Debentures in whole or in part, in each case at the applicable Redemption
                                 Price (as defined herein). See "Description of
                                 Preferred Securities -- Redemption."

Liquidation of the Issuer
Trust.........................   The Company, as holder of the Common
                                 Securities, has the right at any time to dissolve the Issuer Trust and cause the Junior
                                 Subordinated Debentures to be distributed to holders of Preferred Securities in liquidation of the Issuer Trust. See "Description of
                                 Preferred Securities -- Liquidation
                                 Distribution Upon Dissolution."

Limited Voting Rights.........   Generally, the holders of the Preferred
                                 Securities will have limited voting rights. See
                                 "Description of Preferred Securities -- Voting
                                 Rights; Amendment of Trust Agreement" and "Risk
                                 Factors -- Risk Factors Relating to the
                                 Offering -- Limited Voting Rights."


Use of Proceeds...............   The proceeds from the sale of the Preferred
                                 Securities offered hereby will be used by the Issuer Trust to purchase the Junior
                                 Subordinated Debentures issued by the Company.
                                 The proceeds received by the Company from the sale of the Junior Subordinated Debentures will be used to reduce or, in the event the Underwriters' over-allotment option is exercised, repay all of the Company's existing bank debt under the Revolving Credit Facility, the balance of which is currently $90.0 million in principal amount. See "Use of Proceeds."

ERISA Considerations..........   Prospective purchasers must carefully consider
                                 the information set forth under "Certain ERISA
                                 Considerations."


Ratings.......................   The Preferred Securities have been rated "Ba1"
                                 by Moody's Investors Service, Inc. ("Moody's") and "BB+" by Standard & Poor's Ratings Group
                                 ("Standard & Poor's"). A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.


Symbol........................   Application has been made to have the Preferred
                                 Securities approved for listing on the New York
                                 Stock Exchange under the symbol "AIF PrT."

                                  RISK FACTORS


     Prospective investors should carefully consider the matters set forth under


"Risk Factors," beginning on page 13.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Preferred Securities offered by this Prospectus. Certain statements in this Prospectus and documents incorporated herein by reference are forward-looking and are identified by the use of forward-looking words or phrases. These forward-looking statements are based on the Company's current expectations. To the extent any of the information contained in this Prospectus constitutes a "forward-looking statement" as defined in Section 27A(i)(1) of the Securities Act, the risk factors set forth below are cautionary statements identifying important factors that could cause results to differ materially from those in the forward-looking statement. See "Forward-Looking Statements."

RISK FACTORS RELATING TO THE OFFERING

RANKING OF SUBORDINATED OBLIGATIONS UNDER THE GUARANTEE AND THE JUNIOR SUBORDINATED DEBENTURES

     The obligations of the Company under the Guarantee issued by the Company for the benefit of the holders of Preferred Securities and under the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness of the Company (as defined herein). The Senior Indebtedness of the Company aggregated $90.0 million as of June 30, 1997. None of the Junior Subordinated Indenture, the Guarantee or the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Indebtedness, that may be incurred by the Company. See "Description of Guarantee --Status of the Guarantee" and "Description of Junior Subordinated Debentures -- Subordination."

     The ability of the Issuer Trust to pay amounts due on the Preferred Securities is solely dependent upon the Company's making payments on the Junior Subordinated Debentures as and when required.

OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES

     So long as no Event of Default (as defined in the Junior Subordinated Indenture) with respect to the Junior Subordinated Debentures (a "Debenture Event of Default") has occurred and is continuing, the Company has the right under the Junior Subordinated Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures -- Option to Extend Interest Payment Period." As a consequence of any such deferral, quarterly Distributions on the Preferred Securities by the Issuer Trust will be deferred during any such Extension Period. Distributions to which holders of the Preferred Securities are entitled will accumulate additional
Distributions thereon during any Extension Period at the rate of    % per annum,
compounded quarterly from the relevant payment date for such Distributions, computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. Additional Distributions payable for each full Distribution period will be computed by dividing the rate per annum by four. The term "Distribution" as used herein shall include any such additional Distributions. During any such Extension Period, the Company may not
(i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock, or (ii) make any payment of principal of or interest of or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period,
(b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock, (c) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged,
(d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholder's rights plan, or the redemption or purchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all interest then
accrued and unpaid (together with interest thereon at the annual rate of    %,
compounded quarterly, to the extent permitted by applicable law), the Company may elect to begin a new Extension Period subject to the above conditions. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the holders of the Preferred Securities and the Issuer Trustees (as defined herein) notice of its election to begin an Extension Period at least one Business Day (as defined herein) prior to the earlier of (i) the date the Distributions on the Preferred Securities would have been payable but for the election to begin such Extension Period and (ii) the date the Property Trustee (as defined herein) is required to give notice to holders of the Preferred Securities of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Property Trustee will give notice of the Company's election to begin a new Extension Period to the holders of the Preferred Securities. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of Preferred Securities -- Distributions" and "Description of Junior Subordinated Debentures -- Option to Extend Interest Payment Period."

     Should an Extension Period occur, a holder of Preferred Securities will continue to accrue income (in the form of original issue discount ("OID")) for United States federal income tax purposes in respect of its pro rata share of the Junior Subordinated Debentures held by the Issuer Trust, which will include a holder's pro rata share of both the stated interest and de minimus OID, if any, on the Junior Subordinated Debentures. As a result, a holder of Preferred Securities will include such OID in gross income for United States federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income from the Issuer Trust if the holder disposes of the Preferred Securities prior to the record date for the payment of Distributions. See "Certain Federal Income Tax Consequences -- US Holders -- Interest Income and Original Issue Discount" and "-- Sales of Preferred Securities."

     The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures. However, should the Company elect to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities (which represent preferred undivided beneficial interests in the assets of the Issuer Trust) may be more volatile than the market prices of other securities on which OID or interest accrues that are not subject to such deferrals.

TAX EVENT OR INVESTMENT COMPANY EVENT REDEMPTION

     Upon the occurrence and during the continuation of a Tax Event or an Investment Company Event the Company has the right to redeem the Junior Subordinated Debentures in whole, but not in part, at any time within 90 days following the occurrence of such Tax Event or an Investment Company Event and thereby cause a mandatory redemption of the Preferred Securities. Any such redemption shall be at a price equal to the liquidation amount of the Preferred Securities, together with accumulated Distributions to but excluding the date fixed for redemption. See "Description of Junior Subordinated Debentures -- Redemption" and "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution."

     A "Tax Event" means the receipt by the Issuer Trust of an opinion of counsel to the Company experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement, action or decision is announced on or after the date of issuance of the Preferred Securities, there is more than an insubstantial risk that (i) the Issuer Trust is, or will be within 90 days of the delivery of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures,
(ii) interest payable by the Company on the Junior Subordinated Debentures is not, or within 90 days of the delivery of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes, or (iii) the Issuer Trust is, or will be within 90 days of the delivery of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     "Investment Company Event" means the receipt by the Issuer Trust of an opinion of counsel to the Company experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Issuer Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance of the Preferred Securities.

     See "-- Proposed Tax Law Changes" and "Certain Federal Income Tax Consequences -- Proposed Tax Law Changes" for a discussion of certain legislative proposals that, if adopted, could give rise to a Tax Event, which may permit the Company to cause a redemption of the Preferred Securities prior
to             , 2002.

EXCHANGE OF PREFERRED SECURITIES FOR JUNIOR SUBORDINATED DEBENTURES

     The holders of all the outstanding Common Securities have the right at any time to dissolve the Issuer Trust and, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities in liquidation of the Issuer Trust. See "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution."

     Under current United States federal income tax law and interpretations and assuming, as expected, that the Issuer Trust will not be taxable as a corporation, a distribution of the Junior Subordinated Debentures upon a liquidation of the Issuer Trust will not be a taxable event to holders of the Preferred Securities. However, if a Tax Event were to occur that would cause the Issuer Trust to be subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, a distribution of the Junior Subordinated Debentures by the Issuer Trust would be a taxable event to the Issuer Trust and the holders of the Preferred Securities. See "Certain Federal Income Tax Consequences -- US Holders -- Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Issuer Trust."

RIGHTS UNDER THE GUARANTEE

     Bankers Trust Company will act as the trustee (the "Trustee" or the "Guarantee Trustee") under the Guarantee and will hold the Guarantee for the benefit of the holders of the Preferred Securities. Bankers Trust Company will also act as the debenture trustee (the "Debenture Trustee") for the Junior Subordinated Debentures and as property trustee (the "Property Trustee") under the Trust Agreement. Bankers Trust (Delaware) will act as Delaware Trustee under the Trust Agreement. The Guarantee guarantees to the holders of the Preferred Securities the following payments, to the extent not paid by or on behalf of the Issuer Trust: (i) any accumulated and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the Issuer Trust has funds on hand available therefor at the payment date, (ii) the Redemption Price with respect to any Preferred Securities called for redemption, to the extent that the Issuer Trust has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Issuer Trust (unless the Junior Subordinated Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the aggregate of the Liquidation Amount (as defined herein) and all accumulated and unpaid Distributions required to be paid on the Preferred Securities to the extent that the Issuer Trust has funds on hand available therefor at such time, and (b) the amount of assets of the Issuer Trust remaining available for distribution to holders of the Preferred Securities on liquidation of the Issuer Trust. The Guarantee is subordinated as described under "-- Ranking of Subordinated Obligations Under the Guarantee and the Junior Subordinated Debentures" and "Description of Guarantee -- Status of the Guarantee." The holders of not less than a majority in aggregate Liquidation Amount of the outstanding Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer Trust, the Guarantee Trustee or any other person or entity.

     If the Company were to default on its obligation to pay amounts payable under the Junior Subordinated Debentures, the Issuer Trust may lack funds for the payment of Distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, if a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay any amounts payable in respect of the Junior Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of any amounts payable in respect of such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). In connection with such Direct Action, the Company will have a right of set-off under the Junior Subordinated Indenture to the extent of any payment made by the Company to such holder of Preferred Securities in the Direct Action. Except as described herein, holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or assert directly any other rights in respect of the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures -- Enforcement of Certain Rights by Holders of Preferred Securities" and "-- Debenture Events of Default," and "Description of Guarantee." The Trust Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee and the Junior Subordinated Indenture.

LIMITED VOTING RIGHTS

     Holders of Preferred Securities will have limited voting rights relating generally to the modification of the Preferred Securities and the Guarantee and the exercise of the Issuer Trust's rights as holder of the Junior Subordinated Debentures. Holders of Preferred Securities will not be entitled to appoint, remove or replace the Property Trustee or the Delaware Trustee except upon the occurrence of certain events specified in the Trust Agreement. The Property Trustee and the holders of all the Common Securities may, subject to certain conditions, amend the Trust Agreement without the consent of holders of Preferred Securities to cure any ambiguity or make other provisions not inconsistent with the Trust Agreement or to ensure that the Issuer Trust (i) will not be taxable as a corporation for United States federal income tax purposes, or (ii) will not be required to register as an "investment company" under the Investment Company Act. See "Description of Preferred Securities -- Voting Rights; Amendment of Trust Agreement" and "-- Removal of Issuer Trustees; Appointment of Successors," and "Description of Guarantee -- Amendments and Assignment."

ABSENCE OF PRIOR MARKET

     The Company has made application to list the Preferred Securities on the NYSE. However, there can be no assurance that an active trading market for the Preferred Securities will develop or continue or that the market price of the Preferred Securities will not decline below the price to public set forth on the cover page of this Prospectus. See "Underwriting."

MARKET PRICES

     There can be no assurance as to the market prices for Preferred Securities, or the market prices for Junior Subordinated Debentures that may be distributed in exchange for Preferred Securities if a liquidation of the Issuer Trust occurs. Accordingly, the Preferred Securities or the Junior Subordinated Debentures that a holder of Preferred Securities may receive on liquidation of the Issuer Trust may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Junior Subordinated Debentures on termination of the Issuer Trust, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated Debentures contained herein. See "Description of Junior Subordinated Debentures."

PROPOSED TAX LAW CHANGES

     On February 6, 1997, President Clinton released his budget proposals for fiscal year 1998. One of the tax proposals therein (the "Tax Proposal") would generally deny corporate issuers a deduction for interest related to certain debt obligations that have a maximum term in excess of 15 years and are not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder of some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. As drafted, the Tax Proposal would be effective generally for instruments issued on or after the date of first Congressional committee action. The House of Representatives has passed the Revenue Reconciliation Act of 1997 (the "Revenue Act"), which does not contain any provision similar to the Tax Proposal except for debt instruments payable in stock of the issuer or a related party. The version of the Revenue Act passed by the Senate also does not contain any provision similar to the Tax Proposal denying the deduction of interest on debt instruments because they may contain equity features. Accordingly, the Revenue Act in its current form, as passed by the House of Representatives and the Senate, does not apply to the Junior Subordinated Debentures. There can be no assurance, however, that the Revenue Act, if enacted, will be enacted as currently drafted or that other legislation enacted after the date hereof will not adversely affect the tax treatment of the Junior Subordinated Debentures or cause a Tax Event, resulting in the distribution of the Junior Subordinated Debentures to holders of Preferred Securities. See "Description of Preferred Securities -- Redemption." Such a change could give rise to a Tax Event, which may permit the
Company to cause a redemption of the Preferred Securities before             ,
2002. See "Description of Junior Subordinated Debentures -- Redemption" and "Description of Preferred Securities -- Redemption." See also "Certain Federal Income Tax Consequences -- Proposed Tax Law Changes." Under current law, the Company will be able to deduct interest on the Junior Subordinated Debentures.

RISK FACTORS RELATING TO THE COMPANY

NATURE OF BUSINESS; COMPETITION

     Insurers compete based on a number of factors, including pricing and other terms, service provided to agents and policyholders, and ratings. Since the last half of the 1980s, there has been severe competition in pricing and terms of coverage in the property and casualty insurance industry, resulting in underwriting losses for the industry. The Company continues to experience pricing competition in certain segments of its business as the conditions of heightened price competition and impaired underwriting performance continue in the industry as a whole. In addition, many of the Company's competitors have substantially greater financial and other resources, and some offer a broader variety of coverages than those offered by the Company. The continuation of these market conditions for many property and casualty lines may result in additional competitors seeking to write business in certain of the Company's specialized lines. In addition, since the Company acquires books of business in niche insurance markets in which it has limited experience in underwriting the risk involved, the Company may encounter difficulty in underwriting and pricing such policies, which in turn may lead to unfavorable underwriting results.

     The Company's results are also influenced by other factors affecting the insurance industry generally and which are largely beyond the Company's control. Such factors include: (a) weather-related and other catastrophes; (b) taxation and regulatory reform at both the federal and state levels; (c) changes in industry standards regarding rating and policy forms; (d) changes in law as a result of court decisions and in judicial attitudes toward liability claims; and
(e) changes in the rate of inflation, interest rates and general economic conditions.

     Property and casualty insurance is a capital intensive business. The Company must maintain minimum levels of surplus in the Insurance Companies in order to continue to write business and at the same time meet the standards established by state insurance regulatory authorities and insurance rating bureaus. Without additional capital, the Company could be required to curtail growth or even to reduce its volume of premium writings in order to satisfy state regulations or to maintain the current ratings from A.M. Best for the Insurance Companies.

     The Company's growth has resulted in part from acquisitions and other equity investments, and the Company intends to continue to pursue additional opportunities in the insurance business. Such growth requires capital, and as a result the Company may seek additional debt or equity financing in the future, the amounts of which may be significant. There can be no assurance that the Insurance Companies will have access to sufficient capital in future periods to continue their growth and also satisfy the capital requirements of rating agencies and regulators. Such growth has also involved and may continue to involve entering new lines of insurance in which the Company has limited prior operating experience. Although the Company follows the practice of hiring experienced personnel to manage its new lines of business, there can be no assurance that it will be successful in writing such new lines.

NATURE OF CROP INSURANCE BUSINESS

     The Company's operating results from its crop insurance program can vary substantially from period to period as a result of various factors, including timing and severity of losses from storms, droughts, floods, freezes and other natural perils and the timing of crop production cycles. Therefore, the results for any quarter or year are not necessarily indicative of results for any future period. The underwriting results of the crop insurance business primarily are recognized by the Company in the third and fourth quarter of the year.

     The Company's operating results may also be significantly affected by legislative and regulatory changes in the MPCI program or in the terms of the annual contract with the FCIC. The MPCI program has historically been subject to modification since its establishment in 1980, and certain of these modifications have significantly affected the Company's crop insurance business. No assurance can be given that future changes will not significantly affect the MPCI program and the Company's crop insurance business.


     The Federal Crop Insurance Reform Act of 1994 (the "1994 Reform Act") reduced the expense reimbursement rate payable to the Company for its costs of servicing MPCI policies that exceed the minimum available level of MPCI (such policies, "Buy-up Coverage") for the 1997, 1998 and 1999 crop years to 29%, 28% and 27.5% of MPCI Premiums written, respectively, which is a decrease from the 31% level established for the 1994, 1995 and 1996 crop years. CRC policies, which have a higher premium base, will receive a 25% expense reimbursement rate in 1997. Although the 1994 Reform Act directs the FCIC to alter program procedures and administrative requirements so that the administrative and operating costs of private insurance companies participating in the MPCI program will be reduced in an amount that corresponds to the reduction in the expense reimbursement rate, there can be no assurance that the Company's actual costs will not exceed the reimbursement rate.



     The Company is currently participating in discussions with the FCIC regarding the 1998 contract. The government currently proposes to reduce the expense reimbursement on standard MPCI and CRC coverages and change the profit sharing arrangement to increase participation in profit and loss by private insurance companies. The Company's MPCI Premiums in respect of standard MPCI Buy-up Coverages and CRC coverages were approximately $185.5 million and $35.0 million, respectively, for 1996. The Company intends to take steps to mitigate the effect of any reduction in the expense reimbursement formula, including cost containment and additional MPCI or CRC policy sales. Any reduction in the expense reimbursement terms which are not (i) offset by higher attendant premiums, (ii) able to be mitigated by the Company, or (iii) offset by cost reductions of the MPCI program by the FCIC as discussed above, or any combination thereof, may adversely affect the Company's results of operations for this component of the MPCI program.


     The 1994 Reform Act also directs the FCIC to establish adequate premiums for all MPCI coverages at such rates as the FCIC determines are actuarially sufficient to attain a targeted loss ratio. Since 1980, the average MPCI loss ratio has exceeded this target ratio. There can be no assurance that the FCIC will not increase rates to farmers in order to achieve the targeted loss ratio in a manner that could adversely affect participation by farmers in the MPCI program.

     The Federal Agricultural Improvement and Reform Act of 1996 (the "1996 Reform Act") provides that MPCI coverage is not required for federal farm program benefits if producers sign a written waiver that waives eligibility for emergency crop loss assistance. There can be no assurance as to the ultimate effect that the 1996 Reform Act may have on the business or operations of the Company.

     Total MPCI Premium for each farmer depends upon the type of crops grown, acreage planted and other factors determined by the FCIC. Each year, the FCIC sets, by crop, the maximum per unit commodity price ("Price Election") to be used in computing MPCI Premiums. Any reduction of the Price Election by the FCIC will reduce the MPCI Premium charged per policy, and accordingly will adversely impact MPCI Premium volume.

     A significant portion of the MPCI premiums written by the Company in 1997 relate to CRC policies. In view of the recent introduction of CRC and the limited experience of the Company, the FCIC and the industry in underwriting this product, there can be no assurance as to the adequacy of the pricing and future loss experience related to this product.


     The Company's crop insurance business is also affected by market conditions in the agricultural industry which vary depending on such factors as federal legislation and administration policies, foreign country policies relating to agricultural products and producers, demand for agricultural products, weather, natural disasters, technological advances in agricultural practices, international agricultural markets and general economic conditions both in the United States and abroad. For example, the number of MPCI Buy-up Coverage policies written has historically tended to increase after a year in which a major natural disaster adversely affecting crops occurs, and to decrease following a year in which favorable weather conditions prevail.



     For further information about the Company's MPCI business, see "Business -- Crop Insurance."


LOSS RESERVES

     The reserves for losses and LAE established by the Company are estimates of amounts needed to pay reported and unreported claims and related LAE based on facts and circumstances then known. Reserves are based on estimates of trends in claims severity, judicial theories of liability and other factors.

     The Company underwrites both property and casualty coverages in a number of specialty areas of business which may involve greater risks than standard property and casualty lines, including the risks associated with the absence of a long-term, reliable historical claims experience. These risk components may make more difficult the task of estimating reserves for losses, and cause the Company's underwriting results to fluctuate.

     The establishment of appropriate reserves is an inherently uncertain process, and it has been necessary, and over time may continue to be necessary, to revise estimated loss reserve liabilities. Adverse loss experience related to prior years resulted in a strengthening of loss reserves in each of 1994, 1995 and 1996, in the amounts of $5.1 million, $22.3 million and $9.5 million, respectively. There can be no assurance that the ultimate liability will not materially exceed the Company's loss and LAE reserves and have a material adverse effect on the Company's results of operations and financial condition in the future. Conditions and trends that have affected the development of loss reserves in the past may not necessarily occur in the future. See "Business -- Loss and Loss Adjustment Expense Reserves."

REINSURANCE

     In order to reduce risk and to increase its underwriting capacity, the Company purchases reinsurance. Reinsurance does not relieve the Company of liability to its insureds for the risks ceded to reinsurers. As such, the Company is subject to credit risk with respect to the risks ceded to reinsurers. Although the Company places its reinsurance with reinsurers it believes to be financially stable, a significant reinsurer's insolvency or inability to make payments under the terms of a reinsurance treaty could have a material adverse effect on the Company.

     The amount and cost of reinsurance available to companies writing property and casualty insurance are subject, in large part, to prevailing market conditions beyond the control of such companies. The Company's ability to provide insurance at competitive premium rates and coverage limits on a continuing basis depends upon its ability to obtain adequate reinsurance in amounts and at rates that will not adversely affect its competitive position.

     Due to continuing market uncertainties regarding reinsurance capacity, no assurances can be given as to the Company's ability to maintain its current reinsurance facilities, which generally are subject to annual renewal. If the Company is unable to renew such facilities upon their expiration and is unwilling to bear the associated increase in net exposures, the Company may need to reduce the levels of its underwriting commitments. See "Business -- Reinsurance."

INVESTMENTS

     All of the Company's securities investment portfolio has been designated as available-for-sale pursuant to Statement of Financial Accounting Standards No. 115 ("SFAS 115") relating to accounting for investments. SFAS 115 requires that unrealized gains and losses in the estimated value of the available-for-sale portfolio be "marked to market" and reflected as a separate item in stockholders' equity (net of tax). Stockholders' equity will continue to reflect the unrealized gains and losses (net of tax) of these investments. There can be no assurance that the market value of the Company's investment portfolio will not decline, causing a corresponding decline in stockholders' equity.

     Management believes that several factors will affect the market values of the Company's investment portfolio. These include, but are not limited to, changes in interest rates or expectations of changes, the degree of volatility in the securities markets, inflation rates or expectations of inflation and the slope of the interest rate yield curve. (The yield curve refers to the differences between longer-term and shorter-term interest rates. A positively sloped yield curve means shorter-term rates are lower than longer-term rates.) Also, the passage of time will affect the market values of the securities, in that the closer they are to maturing, the closer the market price should be to par value. In addition to the foregoing, there are other factors that impact specific categories of the portfolio differently. See "Business -- Investments."

REGULATION

     The Company's insurance business is subject to comprehensive regulation throughout the United States, under statutes which delegate regulatory, supervisory and administrative powers to state insurance commissioners. The primary purpose of such regulation and supervision is the protection of policyholders and claimants rather than stockholders or other investors. Depending on whether the insurance company is domiciled in the state and whether it is an admitted or non-admitted insurer, such authority may extend to such things as: (i) periodic reporting of the insurer's financial condition; (ii) periodic financial examination; (iii) approval of rates and policy forms; (iv) loss reserve adequacy; (v) insurer solvency; (vi) the licensing of insurers and their agents; (vii) restrictions on the payment of dividends and other distributions; (viii) approval of changes in control; and (ix) the type and amount of permitted investments.

     The Company also is subject to laws governing insurance holding companies in Nebraska, Iowa, Arizona and Texas, where the Insurance Companies are domiciled. These laws, among other things, require the Company to file periodic information with state regulatory authorities including information concerning its capital structure, ownership, financial condition and general business operations; regulate certain transactions between the Company, its affiliates and the Insurance Companies, including the amount of dividends and other distributions and the terms of surplus notes; and restrict the ability of any one person to acquire certain levels of the Company's voting securities (generally 10%) without prior regulatory approval.


     Insurance regulatory agencies and the National Association of Insurance Commissioners ("NAIC") reexamine from time to time existing laws and regulations and their application to insurance companies. In addition, the Company's MPCI and CRC programs are regulated and are subject to oversight by the federal government, including the FCIC. The MPCI and CRC programs require compliance with federal guidelines with respect to all aspects of the MPCI and CRC program, and the Company is required to perform continuous internal audits and is subject to audit by several federal government agencies. There can be no assurance that existing insurance-related laws and regulations will not become more restrictive in the future or that laws and regulations enacted in the future at the state or federal level will not be more restrictive or otherwise have a material adverse effect on the Company. For further information as to regulatory issues affecting the Insurance Companies, see "Business -- Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


HOLDING COMPANY STRUCTURE; DIVIDENDS AND OTHER RESTRICTIONS

     The Company is an insurance holding company with assets consisting primarily of the capital stock of its subsidiaries, surplus notes issued by two of the Insurance Companies and investment assets held at the holding company level. Following the Offering, the ability of the Company to make interest payments on the Junior Subordinated Debentures will be dependent upon the receipt of interest payments on the surplus notes, payments from the profit sharing arrangement with Am Ag, tax sharing payments from its subsidiaries, net investment income from, and proceeds from the sale of, holding company investments, and dividends or other distributions from the subsidiaries of the Company. Dividends from the Insurance Companies are regulated by the regulatory authorities of the states in which each subsidiary is domiciled. The laws of such states generally restrict dividends from insurance companies to parent companies to certain statutorily approved limits. In 1997, the statutory limitation on dividends from the Insurance Companies to the Company without further insurance department approval is approximately $10.4 million, none of which has been paid. Although the Company believes that amounts required for it to meet its financial and operating obligations will be available, there can be no assurance in this regard. For further information about the Company's sources of cash flow and restrictions thereon, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The maximum dividend permitted by law is not necessarily indicative of an insurer's actual ability to pay dividends or other distributions to a parent company, which also may be constrained by business and regulatory considerations, such as the impact of dividends on surplus, which could affect an insurer's competitive position, the amount of premiums that can be written and the ability to pay future dividends. Further, state insurance laws and regulations require that the statutory surplus of an insurance company following any dividend or distribution by such company be reasonable in relation to its outstanding liabilities and adequate for its financial needs.

DEPENDENCE ON KEY PERSONNEL

     The future success of the Company depends significantly upon the efforts of Kenneth C. Coon, Chairman and Chief Executive Officer of the Company, John P. Nelson, President and Chief Operating Officer of the Company, Richard C. Gibson, Chief Executive Officer of Am Ag, Bruce W. Slaughter, Senior Vice President of Redland Insurance, and Thomas D. Stamm, Senior Vice President of Acceptance Insurance. The loss of any of these officers or of the business derived from the efforts of these officers could adversely affect the Company's business. Messrs. Coon, Nelson, and Gibson are each employed under an employment agreement which is automatically renewed from calendar year to calendar year, unless terminated by either party with one year's notice.

                               AICI CAPITAL TRUST

     The Issuer Trust is a statutory business trust created under Delaware law pursuant to the filing of a Certificate of Trust with the Delaware Secretary of State on June 5, 1997. The Issuer Trust will be governed by the Trust Agreement among the Company, as Depositor, Bankers Trust (Delaware), as Delaware Trustee, and Bankers Trust Company, as Property Trustee (together with the Delaware Trustee, the "Issuer Trustees"). Two individuals will be selected by the holder of the Common Securities to act as administrators with respect to the Issuer Trust (the "Administrators"). The Company, while holder of the Common Securities, intends to select two individuals who are employees or officers of or affiliated with the Company to serve as the Administrators. See "Description of Preferred Securities -- Miscellaneous." The Issuer Trust exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures and (iii) engaging in only those other activities necessary, advisable or incidental thereto (such as registering the transfer of the Trust Securities). Accordingly, the Junior Subordinated Debentures will be the sole assets of the Issuer Trust, and payments under the Junior Subordinated Debentures will be the sole source of revenue of the Issuer Trust.

     All the Common Securities will be owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and during the continuation of a Debenture Event of Default arising as a result of any failure by the Company to pay any amounts in respect of the Junior Subordinated Debentures when due, the rights of the holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities. See "Description of Preferred Securities -- Subordination of Common Securities." The Company will acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of the Issuer Trust. The Issuer Trust has a term of 31 years, but may terminate earlier as provided in the Trust Agreement. The address of the Delaware Trustee is Bankers Trust (Delaware), 1001 Jefferson Street, Wilmington, Delaware 19801, telephone number
(302) 576-3301. The address of the Property Trustee, the Guarantee Trustee and the Debenture Trustee is Bankers Trust Company, Four Albany Street, 4th Floor, New York, New York 10006, telephone number (212) 250-2500.

                              ACCOUNTING TREATMENT

     For financial reporting purposes, the Issuer Trust will be treated as a subsidiary of the Company and, accordingly, the accounts of the Issuer Trust will be included in the consolidated financial statements of the Company. The Preferred Securities will be included in the consolidated balance sheets of the Company and appropriate disclosures about the Preferred Securities, the Guarantee and the Junior Subordinated Debentures will be included in the notes to the consolidated financial statements of the Company. For financial reporting purposes, Distributions on the Preferred Securities will be recorded in the consolidated statements of income of the Company.

                                USE OF PROCEEDS


     All the proceeds to the Issuer Trust from the sale of the Preferred Securities will be invested by the Issuer Trust in the Junior Subordinated Debentures. The Company intends to use the net proceeds it receives from the sale of the Junior Subordinated Debentures to reduce or, in the event the Underwriters' over-allotment option is exercised, repay all of its outstanding bank debt which at June 30, 1997 aggregated $90.0 million in principal amount. As of March 31, 1997, the average interest rate of borrowings under the Company's Revolving Credit Facility was 6.7%. The Company may from time to time engage in additional financings of a character and in amounts to be determined.

                                 CAPITALIZATION

     The following table sets forth (i) the consolidated capitalization of the Company at March 31, 1997, (ii) the pro forma consolidated capitalization of the Company, as of March 31, 1997, after giving effect to additional borrowings of $21.0 million by the Company subsequent to March 31, 1997, and (iii) the pro forma consolidated capitalization of the Company as adjusted to reflect the issuance of the Preferred Securities hereby offered by the Issuer Trust and application by the Company of the net proceeds from the corresponding sale of the Junior Subordinated Debentures to the Issuer Trust as if the sale of the Preferred Securities had been consummated on March 31, 1997.


                                                                       MARCH 31, 1997
                                                              --------------------------------
                                                                            PRO          AS
                                                               ACTUAL      FORMA      ADJUSTED
                                                               ------      -----      --------
                                                                       (IN THOUSANDS)
Borrowings and term debt..................................    $ 69,000    $ 90,000    $ 11,000(1)
Company-obligated mandatorily redeemable Preferred
  Securities of AICI Capital Trust, holding solely Junior
  Subordinated Debentures of the Company(2)...............          --          --      82,500
STOCKHOLDERS' EQUITY:
  Preferred stock, no par value, 5,000,000 shares
     authorized, none issued..............................          --          --          --
  Common stock, $0.40 par value; 20,000,000 shares
     authorized, 15,329,548 shares issued.................       6,109       6,109       6,109
  Capital in excess of par value..........................     196,259     196,259     196,259
  Unrealized loss on available for sale securities, net of
     tax..................................................      (2,323)     (2,323)     (2,323)
     Retained earnings....................................      15,346      15,346      15,346
LESS:
Treasury stock, at cost, 38,680 shares....................      (1,629)     (1,629)     (1,629)
Contingent stock, 240,000 shares(3).......................      (2,700)     (2,700)     (2,700)
                                                              --------    --------    --------
  Total stockholders' equity..............................     211,062     211,062     211,062
                                                              --------    --------    --------
       Total capitalization...............................    $280,062    $301,062    $304,562
                                                              ========    ========    ========


------------


(1) Assumes the Company will use approximately $79.0 million of the net proceeds from the sale of the Junior Subordinated Debentures to pay down existing bank debt.



(2) Preferred Securities representing beneficial interests in an aggregate
    principal amount of $82.5 million of the      % Junior Subordinated
    Debentures of the Company. The Junior Subordinated Debentures will mature on
           , 2027 subject to the Maturity Adjustment.


(3) Contingent stock represents shares issued by the Company as part of the consideration for the Redland acquisition which are currently held in escrow as a fund against which the Company may assert certain claims arising out of the acquisition.

     For additional information regarding the Company's Revolving Credit Facility and other capital resources, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth certain selected consolidated financial data and should be read in conjunction with, and is qualified in its entirety by, the Consolidated Financial Statements and the notes thereto incorporated by reference in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein. This selected consolidated financial data has been derived from the audited and unaudited Consolidated Financial Statements of the Company and its subsidiaries.

                                                                                                                 THREE
                                                                                                              MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                            MARCH 31,
                                          ------------------------------------------------------------    --------------------
                                            1992          1993        1994      1995(1)         1996        1996        1997
                                            ----          ----        ----      -------         ----        ----        ----
                                                         (IN THOUSANDS, EXCEPT RATIOS)                        (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:(2)
Insurance Revenues:
  Gross premiums written..............    $152,091      $256,042    $447,483    $537,349      $651,060    $123,729    $125,345
  Net premiums written................      84,085       137,505     229,176     286,183       366,949      70,834      71,315
  Net premiums earned.................      79,164       128,082     202,659     271,584       348,653      67,504      71,062
  Net investment income...............       8,220        10,467      12,864      19,851        25,677       6,285       6,347
  Net realized capital gains..........       1,046         2,250         554       2,531         5,206       1,181       1,311
  Agency income.......................       3,992         4,119       3,629       2,863         1,035         629          --
                                          --------      --------    --------    --------      --------    --------    --------
    Insurance revenues................      92,422       144,918     219,706     296,829       380,571      75,599      78,720
Non-insurance revenues................       2,610           377         412         976           824         179         173
                                          --------      --------    --------    --------      --------    --------    --------
      Total revenues..................    $ 95,032      $145,295    $220,118    $297,805      $381,395    $ 75,778    $ 78,893
                                          ========      ========    ========    ========      ========    ========    ========
Insurance expenses:
  Losses and loss adjustment
    expenses..........................    $ 60,025      $ 92,805    $142,951    $212,337      $243,257    $ 45,883    $ 49,807
  Underwriting and other expenses.....      23,523        36,905      52,627      72,602        95,803      21,274      22,044
  Agency expenses.....................       3,736         3,794       3,180       2,596         1,024         531          --
                                          --------      --------    --------    --------      --------    --------    --------
  Insurance expenses..................      87,284       133,504     198,758     287,535       340,084      67,688      71,851
Non-insurance expenses................       3,107         1,225       1,684       2,165         2,015         535         524
                                          --------      --------    --------    --------      --------    --------    --------
      Total expenses..................    $ 90,391      $134,729    $200,442    $289,700      $342,099    $ 68,223    $ 72,375
                                          ========      ========    ========    ========      ========    ========    ========
Operating profit(1)...................       4,641        10,566      19,676       8,105        39,296       7,555       6,518
Other expense:
  Interest expense....................       4,428         2,235       1,693       2,591         4,896       1,253       1,157
  Other expense, net..................         823           340         271         171           910           6          38
                                          --------      --------    --------    --------      --------    --------    --------
  Income (loss) from continuing
    operations before income taxes and
    minority interests................        (610)        7,991      17,712       5,343        33,490       6,296       5,323
Provision (benefit) for income
  taxes(3)............................          --           167      (3,443)      1,188         3,210       1,818       1,409
Minority interests in net income of
  consolidated subsidiaries...........         216           238          80          --            --          --          --
                                          --------      --------    --------    --------      --------    --------    --------
Net income (loss) from continuing
  operations..........................    $   (826)     $  7,586    $ 21,075    $  4,155      $ 30,280    $  4,478    $  3,914
                                          ========      ========    ========    ========      ========    ========    ========
GAAP RATIOS:(4)
Loss ratio............................        75.8%         72.5%       70.5%       78.2%         69.8%       68.0%       70.1%
Expense ratio.........................        29.7          28.8        26.0        26.7          27.5        31.5        31.0
                                          --------      --------    --------    --------      --------    --------    --------
Combined loss and expense ratio.......       105.5%        101.3%       96.5%      104.9%         97.3%       99.5%      101.1%
                                          ========      ========    ========    ========      ========    ========    ========

                                                                  DECEMBER 31,                                 MARCH 31,
                                          ------------------------------------------------------------    --------------------
                                            1992          1993        1994        1995          1996        1996        1997
                                          --------      --------    --------    --------      --------    --------    --------
                                                         (IN THOUSANDS, EXCEPT RATIOS)                    (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
  Investments.........................    $124,311      $187,986    $264,743    $368,001      $405,926    $385,002    $432,253
  Total assets........................     257,734       409,385     543,087     781,034       884,380     734,500     848,617
  Loss and loss adjustment expense
    reserves..........................     127,666       211,600     221,325     369,244       432,173     324,998     380,529
  Unearned premiums...................      41,709        60,114      97,170     124,122       140,217     130,653     145,700
  Borrowings and term debt(5).........      33,567        18,951      29,000      69,000        69,000      69,000      69,000
  Stockholders' equity................      34,523        95,717     159,754     177,787       207,820     178,943     211,062
OTHER DATA:
  Statutory surplus of Insurance
    Companies(5)(6)...................    $ 34,527      $ 73,910    $126,272    $169,628      $191,455    $172,425    $194,632
Ratio of earnings to fixed
  charges(7)..........................        1.07x         4.07x       8.07x       2.52x         6.63x       5.03x       4.48x


                                                     Footnotes on following page

------------

(1) Operating profit was reduced in 1995 by an increase in loss reserves in the amount of approximately $22.3 million for 1994 and prior year losses primarily in the commercial auto liability and general liability and commercial multi-peril lines of insurance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Year Ended December 31, 1995 Compared to Year Ended December 31, 1994" and "Business -- Loss and Loss Adjustment Expense Reserves." As used in this Prospectus, operating profit refers to net income from continuing operations before interest expense, other income or expense, net, and income taxes.


(2) For a discussion of the accounting treatment of the Company's MPCI business, the results of which are included beginning July 1, 1993, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General -- Crop Insurance Division."

(3) Results for 1994 and 1993 reflect the utilization of tax loss carryforwards and other temporary differences resulting from prior non-insurance operations.

(4) The loss and LAE ratio is calculated by dividing losses and loss adjustment expenses by net premiums earned. The expense ratio is calculated by dividing underwriting expenses by net premiums earned. The combined ratio is the sum of the loss and LAE and expense ratios. The Company's loss, expense and combined ratios include the results of the Crop Insurance Division.

(5) Reflects statutory surplus of the Insurance Companies on a consolidated basis. On June 30, 1997, one of the Company's insurance subsidiaries issued a surplus note to the Company in exchange for $20 million. As of March 31, 1997 the pro forma statutory surplus of the Insurance Companies would have been $214.6 million as adjusted for this surplus note. The Company's investment was funded through an increase in its borrowings under the Company's Revolving Credit Facility which aggregated $90.0 million at June 30, 1997. See "Management's Discussion and Analysis of Operating Results -- General -- Crop Insurance Division."

(6) Statutory data has been derived from the separate financial statements of the Insurance Companies prepared in accordance with SAP.

(7) For the purpose of computing the ratio of earnings to fixed charges, (i) "earnings" consist of income (loss) from continuing operations before income taxes and minority interests plus fixed charges and (ii) "fixed charges" consist of all interest expense and the interest portion of rents.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Company's historical financial statements and the other information incorporated herein by reference. See "Available Information" and "Incorporation of Certain Documents by Reference."

GENERAL

     The Company's business is conducted in two principal divisions, the Crop Insurance Division and the Specialty Property and Casualty Division. The Specialty Property and Casualty Division consists of the Company's General Agency, Program, and Non-Standard Automobile operations. The following table presents historical segment data for the Company's Crop Insurance and Specialty Property and Casualty Divisions.

                                                                                      THREE MONTHS
                                                   YEAR ENDED DECEMBER 31,           ENDED MARCH 31,
                                               --------------------------------    -------------------
                                                 1994        1995        1996        1996       1997
                                                 ----        ----        ----        ----       ----
                                                            (IN THOUSANDS, EXCEPT RATIOS)
CROP INSURANCE DIVISION:(1)
  Gross premiums written...................    $161,614    $174,184    $242,917    $ 21,044    $23,636
  Net premiums written.....................      34,592      46,950      66,649       3,414        501
  Net premiums earned......................      34,592      46,950      66,649       3,414        501
  Income (loss) before income taxes........       9,780      14,891      42,129       3,064      1,217
SPECIALTY PROPERTY AND CASUALTY DIVISION:
  GENERAL AGENCY:
     Gross premiums written................     165,158     208,847     225,690      55,809     52,413
     Net premiums written..................     114,635     135,125     162,156      35,640     36,080
     Net premiums earned...................      94,664     132,327     155,334      35,001     36,624
     Income (loss) before income taxes.....         505     (10,107)      3,776       3,214      3,302
  PROGRAM:
     Gross premiums written................      90,524     124,966     139,739      37,001     36,475
     Net premiums written..................      50,070      75,279      95,806      21,886     22,055
     Net premiums earned...................      44,123      64,281      89,488      20,883     23,792
     Income (loss) before income taxes.....       6,020      (1,225)     (8,821)         48        856
  NON-STANDARD AUTOMOBILE:
     Gross premiums written................      30,187      29,352      42,714       9,875     12,821
     Net premiums written..................      29,879      28,829      42,338       9,897     12,679
     Net premiums earned...................      29,280      28,026      37,182       8,206     10,145
     Income (loss) before income taxes.....       1,407       1,784      (3,594)        (30)       (52)
GAAP RATIOS (SPECIALTY PROPERTY AND
  CASUALTY ONLY):
  Loss and LAE ratio.......................        71.4%       80.6%       78.0%       70.4%      70.4%
  Expense ratio............................        30.8        32.0        33.3        33.5       32.0
                                               --------    --------    --------    --------    -------
  Combined ratio...........................       102.2%      112.6%      111.3%      103.9%     102.4%

------------
(1) See "-- Crop Insurance Division" for a discussion of the accounting treatment of the Company's MPCI business. Net premiums and profit and loss on MPCI business are recognized primarily in the second half of the year.

Crop Insurance Division

     The principal products of the Crop Insurance Division are Multi Peril Crop Insurance, including Crop Revenue Coverage, and crop hail insurance. MPCI is a government-sponsored program with accounting treatment that differs from more traditional property and casualty insurance lines. For income statement purposes, gross premiums written includes only the aggregate amount of MPCI premiums paid by farmers, and does not include any related federal premium subsidies or expense reimbursement. The Company's profit or loss from its MPCI business is determined after the crop season ends, on the basis of a profit sharing formula established by law and the Risk Management Agency ("RMA"). For income statement purposes, any such profit share earned by the Company, net of the cost of third party reinsurance, is shown as net premiums written, which equals net premiums earned for MPCI business; whereas, any share of losses payable by the Company is charged to losses and loss adjustment expenses. Due principally to crop production cycles, the profit or loss on MPCI premiums is primarily recognized in the second half of the calendar year. The Company relies on loss information from the field to determine the level of losses that should be considered in estimating the profit or loss during this period. Based upon available loss information, the Company records an estimate of the profit or loss during the third quarter and then re-evaluates the estimate using additional loss information available at year-end to determine any remaining portion to be recorded in the fourth quarter. All expense reimbursements received are credited to underwriting expenses.

     Certain characteristics of the Company's crop business may affect comparisons to other specialty property and casualty insurance companies, including: (i) the seasonal nature of the business whereby profits or losses are generally recognized in the second half of the year; (ii) the nature of crop business whereby losses are known within a short time period; and (iii) the limited amount of investment income associated with crop business. In addition, cash flows from such business differ from cash flows from certain more traditional lines. See "-- Liquidity and Capital Resources" below. The seasonal and short term nature of the Company's crop business, as well as the impact on such business of weather and other natural perils, may produce more volatility in the Company's operating results on a quarter to quarter or year to year basis than would certain other insurance lines. The accounting treatment accorded to the MPCI business also affects the comparability of the Company's loss, expense and combined ratios.

Specialty Property and Casualty Division

     The Company's Specialty Property and Casualty Division includes General Agency, Program and Non-Standard Automobile operations. Premiums are generally recognized as income over the terms of the related policies. Certain costs of acquiring insurance business, principally commissions, premium taxes, and other underwriting expenses, have been deferred and are amortized as related premiums are earned. Changes in estimated reserve liabilities relating to prior years will be reflected in the results of operations for the period in which the change in the estimate occurs. See "Business -- Reserves."

RESULTS OF OPERATIONS

Three Months Ended March 31, 1997 Compared to Three Months Ended March 31, 1996

     The Company's gross premiums written increased 1.3% in the first quarter of 1997 to $125.3 million from $123.7 million in the 1996 quarter. Net premiums written increased 0.7% in the 1997 period to $71.3 million from $70.8 million in the 1996 period. Net premiums earned increased by 5.3% to $71.1 million, from $67.5 million in the 1996 period. As shown in the table above, there were modest changes in the revenue mix among the Company's lines of business in the quarter to quarter comparison.

     The Company's investment income increased 0.9% to $6.52 million during the first quarter of 1997 from $6.46 million in the first quarter of 1996. This increase resulted from an increase in the average size of the Company's portfolio from $380.8 million during the three months ended March 31, 1996 to $423.7 million during the three months ended March 31, 1997, which was largely offset by a decrease in the annualized investment yield of the portfolio from 6.8% during the first three months of 1996 to 6.2% during the same period in 1997. This decrease in annualized investment yields was principally a result of an increase in the amount of tax-advantaged securities in the Company's portfolio during the first quarter of 1997 as compared to the first quarter of 1996. At March 31, 1997, 25.8% of the Company's total invested assets were invested in municipal bonds and 15.8% in preferred stocks, while at March 31, 1996 the percentages for these two classes of securities were 17.4% and 13.3%, respectively. The impact of this shift is reflected in the reduction in the

Company's effective income tax rate during the two periods, as described below. The Company's net realized capital gains also increased slightly to $1.3 million in the first quarter of 1997 from $1.2 million in the 1996 quarter.

     The Company's operating profit and net income both decreased 12.6% during the three months ended March 31, 1997 as compared to the same period in 1996. The decrease in operating profit was approximately $1.0 million, decreasing from $7.5 million in the first quarter of 1996 to $6.5 million in the first quarter of 1997, while the decrease in net income was approximately $0.6 million, decreasing from $4.5 million during the first quarter of 1996 to $3.9 million during the first quarter of 1997. During the first quarter of 1996, the Company's operating profit benefitted from $2.8 million of underwriting profits in the Company's Crop Insurance Division. The principal component of this $2.8 million profit was the recording in that quarter of $3.8 million in profit sharing from 1995 in the Company's MPCI business, which had been affected by changes in FCIC rules, unusual weather conditions, and an unusually late harvest. During the first quarter of 1997, the Company had underwriting profits of approximately $0.9 million in its Crop Insurance Division. The Company believes that the crop results for the first quarter of 1997 were more typical seasonal results than those experienced in the first quarter of 1996.

     The decrease in operating income from the Crop Insurance Division was partially offset by improved operating results in the Specialty Property and Casualty Division. During the first three months of 1997, the Specialty Property and Casualty Division recorded a combined ratio of 102.4% as compared to a combined ratio of 103.9% during the same period in 1996. This improvement resulted from a reduction in the Company's underwriting expense ratio from 33.4% to 32.0% as the Company's loss ratio in this Division remained approximately constant at 70.4% during both periods. The Division's underwriting results during the first three months of 1997 were adversely affected by results in its commercial automobile lines of business. The adverse loss experience for commercial automobile lines was offset by improvement in loss ratios in certain other property and casualty business lines, most notably the General Agency, Rural America, and special products lines of business.

     During the first three months of 1997, interest expense decreased approximately $0.09 million to $1.16 million from $1.25 million in the 1996 quarter. This decrease resulted from a decrease in the Company's average interest rate under its bank credit facility from 7.3% during the three months ended March 31, 1996 to 6.7% during the three months ended March 31, 1997. The principal amount of the Company's outstanding borrowings under the Revolving Credit Facility was $69.0 million during both periods.

     Net income benefitted from a lower effective income tax rate during the first quarter of 1997 as compared to the first quarter of 1996, as the rate decreased from 28.9% during the first quarter of 1996 to 26.5% during the same period in 1997. This reduction in the Company's income tax rate reflected additional income from tax-advantaged securities in the Company's investment portfolio such as preferred stocks and municipal bonds as noted above.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     The Company's gross premiums written increased by $113.8 million, or 21.2%, to $651.1 million in 1996 from $537.3 million in 1995. This increase resulted from a $68.8 million, or 39.5% increase, in the Crop Insurance Division, and a $45.0 million, or 12.4% increase, in the Specialty Property and Casualty Division. Net premiums written increased $80.7 million, or 28.2%, in 1996 to $366.9 million from $286.2 million in 1995, primarily as a result of a $27.0 million increase in the General Agency business, a $20.5 million increase in the Program business, and a $19.7 million increase in the Crop Insurance Division. Net premiums earned increased $77.1 million, or 28.4%, to $348.7 million in 1996 from $271.6 million in 1995, primarily due to a $23.0 million increase in the General Agency business, a $25.2 million increase in the Program business, and a $19.7 million increase in the Crop Insurance Division.

     The Company's investment income increased 28.3% to $26.5 million in 1996 from $20.7 million in 1995. The increase in investment income was principally due to an increase in the average size of the investment portfolio. The average size of the Company's investment portfolio increased by 25.3% from $321.3 million for the twelve months ended December 31, 1995 to $402.4 million for the twelve months ended December 31,

1996, while the pre-tax yield on the portfolio increased from 6.4% in 1995 to 6.6% in 1996. The size of the Company's investment portfolio increased from retained earnings and positive cash flows from operations. Realized investment gains increased to $5.2 million in 1996 from $2.7 million in 1995.

     The Company experienced a somewhat higher expense ratio during 1996 than in 1995. This ratio increased from 26.7% in 1995 to 27.5% in 1996 primarily due to higher net commission expense in the Program operations of the Company. This higher net commission expense was a result of a changing mix of business with a lesser percentage of Program premiums produced in lower commission programs such as workers' compensation and transportation and a higher percentage of premiums produced in higher commission lines of business. In addition, the Company decreased the use of quota share reinsurance in the Program operations during 1996, reducing ceding commissions. Underwriting expenses increased 32.0% to $95.8 million in 1996 from $72.6 million in 1995 as a result of increased premium volumes and the foregoing increase in the expense ratio.

     The Company's operating profit increased from $8.1 million in the year ended December 31, 1995 to $39.3 million in the year ended December 31, 1996, while its net income increased for such periods from $4.2 million to $30.3 million. These increases resulted from improved underwriting results from the Company's Crop Insurance Division and General Agency operations, growth in premium revenues, increased investment income and realized gains, and a decrease in the effective tax rate of the Company. These positive factors were offset by a decline in operating profit from the Company's Program operations, increased interest expense, and a somewhat higher expense ratio for the Company. Further, increases in prior year reserves for losses and loss adjustment expenses significantly affected 1995 results.

     The most significant contribution to the improved results was made by the Company's Crop Insurance Division. The Crop Insurance Division increased its MPCI Premiums from $183.3 million for the year ended December 31, 1995 to $248.3 million for 1996. In addition to this growth in MPCI Premiums, the Company increased MPCI Retention (the portion of MPCI Premiums on which the Company retains the risk of loss) from $104.3 million in 1995 to $161.4 million in 1996. This growth was due in part to an increase in commodity prices for the major crops insured by the Company, leading to higher premiums under the relevant MPCI program formulas, and the Company's introduction of CRC policies, which generate higher premiums per policy than the traditional MPCI policy. Improved weather conditions also contributed significantly to the improved results in the Crop Insurance Division as the Company's MPCI profit sharing percentage (the ratio of profit sharing received to MPCI Retention) during 1996 increased to 23.5% from 13.4% during 1995. In addition, the 1996 year benefitted from $4.3 million of additional profit sharing realized in 1996 as final results of the late 1995 harvest were available. Crop Insurance Division results also were influenced by changes in the MPCA Program, described under "Business -- General" and "-- Crop Insurance."

     Underwriting results in the General Agency lines also improved in 1996 as compared to 1995, as the Company's combined ratio in this division improved from 116.4% in 1995 to 106.9% in 1996. The Company's 1995 results were affected by a $22.3 million strengthening of reserves for prior year losses (see "-- Year Ended December 31, 1995 Compared to Year Ended December 31, 1994"), of which $16.5 million was attributable to the General Agency business, contributing to the 116.4% combined ratio recorded during 1995. However, when comparing accident year loss ratios for 1995 and 1996 in General Agency Operations, the results were relatively stable; the General Agency 1995 accident year loss ratio was 69.8% as compared to a 1996 accident year loss ratio of 69.9%. The General Agency business was also able to improve its combined ratio through a reduction in expenses during 1996, as its expense ratio fell to 31.9% in 1996 as compared to 34.1% in 1995.


     The positive results of the Crop Insurance Division and the General Agency business were partially offset by underwriting results in the Company's Program operations. The combined ratio for this business increased from 113.6% during 1995 to 117.5% during 1996. A variety of factors contributed to the deterioration in the underwriting results, including (i) in the Rural America line (which provides standard property and casualty coverages for the rural market) of the Program business, storms in areas where the Company had concentrations of farm business adversely affected the Company's loss ratio and
(ii) in the special products line of business, prolonged sub-zero temperatures in the greater Chicago area increased the number and severity of freeze losses experienced in the Company's condominium program. The Company has taken steps to reduce its geographic concentrations in its Rural America business, and is making changes in the reinsurance structure of both of these departments in order to reduce volatility and improve net underwriting results.


     Program results were also affected by a change in the Company's strategy in its workers' compensation underwriting activities during 1996. In 1995 and previous years, the Company had followed a strategy of depopulating assigned risk pools through the application of intensive case management techniques to risks which had become unacceptable to the standard market due to frequency rather than severity of loss. With the improvement of workers' compensation results for the industry as a whole, more companies were willing to write workers' compensation, and therefore, the number of risks fitting the Company's profile for removal from assigned risk pools was substantially reduced. As a result, during 1996 the Company moved to a strategy of partnership arrangements with select agencies in which the agent accepts part of the underwriting risk in return for an enhanced profit sharing from the Company. Due to the competitive market, this strategy is developing slowly, and the Company experienced a 65% decrease in its direct written premiums in this line of business in 1996. The initial implementation of this change in strategy resulted in the increase in the expense ratio in this line of business to more than 100%.

     The foregoing factors were offset in part by improved results in the transportation line of the Program business. Within transportation, the Company's combined ratio improved from 120.6% during the year ended December 31, 1995 to 103.6% during 1996. The improvement in the foregoing ratios resulted in part from the positive effects of actions taken during 1995 and 1996 to reorganize this line of business.

     The Company's Non-Standard Automobile underwriting activities experienced unprofitable results for the first time in six years as a result of an increase in both the severity and frequency of losses, particularly in the area of physical damage losses. In an effort to address these problems, the Company has instituted rate increases beginning in 1996 and continuing into 1997, reduced commissions in certain areas with poor experience, and canceled agents with loss ratios not consistent with the Company's expectations.

     The Company's interest expense increased during 1996 to $4.9 million as compared to $2.6 million in 1995. This increase was due to an increase in the Company's borrowings under its bank facility from an average of $34.3 million during the 1995 to $69.0 million during 1996. Offsetting this increase in the size of borrowings was a decline in the average interest rate under the bank facility from 7.6% during 1995 to 7.1% during 1996. The additional borrowings under the bank facility were contributed to the Company's subsidiaries in order to support underwriting activities and maintain capital adequacy ratios at a level commensurate with the Insurance Companies' current "A-" rating by A.M. Best.

     While the Company's income tax expense increased from $1.2 million for 1995 to $3.2 million for 1996, the effective tax rate declined from 22.2% in 1995 to 9.6% in 1996. The Company's 1996 taxes were positively affected by a decrease in the valuation allowance relating to the unrealized loss from the Company's investment in Major Realty Corporation, an unconsolidated real estate company in which the Company owns a 33% equity interest ("Major Realty").

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     The Company's gross premiums written increased $89.8 million, or 20.1%, to $537.3 million in 1995 from $447.5 million in 1994. This increase principally resulted from a $43.7 million increase in the General Agency business and a $34.4 million increase in the Program business. Net premiums written increased $57.0 million, or 24.9% to $286.2 million in 1995 from $229.2 million in 1994, primarily as a result of a $20.5 million increase in the General Agency business and a $25.2 million increase in the Program business. Net premiums earned increased $68.9 million, or 34.0%, to $271.6 million in 1995, from $202.7 million in 1994, primarily due to a $37.7 million increase in the General Agency business, and a $20.2 million increase in the Program business.

     Net investment income increased 55.6% from $13.3 million in 1994 to $20.7 million in 1995 while the Company's net realized capital gains increased from $0.6 million in 1994 to $2.7 million in 1995. Investment income increased due to both an increase in the average size of the Company's investment portfolio as well as an increase in the average yield on the Company's fixed income investments. The average size of the investment portfolio increased from $220.1 million in 1994 to $321.3 million in 1995 while the Company's pre-tax yield on its portfolio increased from 6.0% in 1994 to 6.4% in 1995. The size of the investment portfolio increased due to additional borrowings under the Company's credit facility, positive cash flows from operations; and funds from the exercise of warrants in December 1994, as well as from retained earnings. Investment yields increased as the overall interest rate environment provided higher yields during 1995 than in 1994.

     The Company's operating profit declined 58.8% to $8.1 million in 1995 from $19.7 million in 1994, and its net income fell 80.3% to $4.2 million in 1995 from $21.1 million in 1994. These reductions principally resulted from higher than expected losses in the General Agency and Program operations, including an increase in the Company's reserves for unpaid losses and LAE related to prior years of $22.3 million in 1995, an increase in the Company's expense ratio and a change in the Company's tax status, which more than offset premium growth in General Agency and Program operations, an increase in investment income, and an increase in underwriting profits from the Crop Insurance Division.


     The Crop Insurance Division experienced strong premium growth in 1995 as gross written premiums increased 7.8% to $174.2 million in 1995 from $161.6 million in 1994. This premium growth resulted from changes in the Federal MPCI program, as well as from increases in premium levels under the Company's crop hail insurance program resulting from an increase in rates and the writing of more exposure units in certain states. In late 1994, Congress expanded the MPCI program by enacting the 1994 Reform Act (as defined herein). This Act sought to encourage farmers to participate in the MPCI program and thereby reduce dependency on traditional disaster relief measures. As a result, the Company's MPCI Premium increased 42.8% from $128.4 million in 1994 to $183.3 million in 1995, and its MPCI Retention also increased from $77.4 million in 1994 to $104.3 million in 1995. Further, the crop insurance industry had experienced several years of adverse experience in the crop hail business prior to 1995, and as a result, crop hail rates increased while capacity decreased. Therefore, the Company was able to increase its crop hail writings from $46.5 million in direct written premiums in 1994 to $62.8 million in direct written premiums for 1995.


     While 1995 was a difficult growing season, the Company's underwriting income in its Crop Insurance Division increased from $12.3 million in 1994 to $14.9 million in 1995. This increase was a result of the growth in MPCI Premium and improved results in the Company's crop hail business, offsetting unfavorable results in the Company's named peril crop programs principally from an active storm season in California during 1995. The 1995 growing season in the upper Midwest was affected by wet weather during the planting season resulting in delayed planting of crops, followed by periods of severe heat in July, damaging newly emerging crops, and an early frost in September 1995. More favorable weather prevailed in 1994. In addition, among the changes in the MPCI program that were made by the 1994 Reform Act was an increase in the insurer's share of profit and loss sharing, particularly for companies accepting risks in the commercial pool. See "Business -- Crop Insurance" and "-- Reinsurance." These two factors combined to change the percentage of the Company's profit sharing under the MPCI program from 22.0% in 1994 to 13.4% in 1995. The Company's reported results from the MPCI program for 1995 do not include additional profit sharing in respect of 1995 which was recognized in 1996 when certain Federal rules governing the program for 1995 were finalized.

     The Company experienced strong premium growth in its General Agency operations as gross premiums written increased 26.5% to $208.8 million for the year ended December 31, 1995 from $165.2 million for the year ended December 31, 1994, and net premiums earned grew 39.8% to $132.3 million in 1995 from $94.7 million in 1994. Earned premiums grew more rapidly than written premiums as premium growth slowed progressively in each quarter of 1995. The growth in this division came from the continued growth in new business produced from the Company's Scottsdale office which was established in late 1993. The rate of premium growth in 1995 slowed due to an increase in the competitive environment for General Agency lines of business.

     The Company's Program operations also experienced strong premium growth during 1995 as gross premiums written increased to $125.0 million in 1995 from $90.5 million in 1994, an increase of 38.0%. Net earned premium increased at a rate of 45.7% from $44.1 million in 1994 to $64.3 million in 1995. This premium growth was principally from new programs established during 1994 and 1995.

     The foregoing positive factors were offset, however, by higher than expected losses in the Company's General Agency and Program operations, including losses resulting from the strengthening of reserves during 1995 for prior year losses. During the second quarter of 1995, the Company experienced a deterioration in the loss ratio of its commercial automobile liability business. At that time, this deterioration was principally attributable to a more rapid emergence of losses from the 1994 year than had been expected by the Company. This trend continued in the third quarter of 1995, and while the noted deterioration was principally in the automobile liability business, the Company believed that similar deviations were likely to appear in other lines of business which develop more slowly than automobile, and therefore, the Company chose in the third quarter to evaluate all major lines of business. After an extensive study by the Company in consultation with its independent actuaries, a pre-tax charge of $17.5 million was made in the third quarter for prior year losses. For the year, the Company increased its reserves for 1994 and prior year losses by $22.3 million pre-tax.

     After the Company completed its review of prior year losses, the new loss development pattern assumptions were used to estimate ultimate losses for the then-current 1995 accident year. These new assumptions, together with the effects of severe wind and hail storms in Texas during the second quarter of the year, and adverse results in a few of the Company's business lines such as nursing home liability, homeowners business in South Carolina and used car dealer business in California, combined to create a $5.7 million underwriting loss in the Specialty Property and Casualty Division for the 1995 accident year. Management intends to continue to closely monitor statistical and other information with respect to loss reserves, in particular those lines of insurance that are more difficult to predict. However, estimates of loss reserves are inherently uncertain and such estimates may continue to change as more information becomes available.

     The Company's Non-Standard Auto premiums remained relatively stable with $29.4 million in gross written premium during 1995 as compared to $30.2 million in 1994. This lack of growth resulted primarily from the Company's desire to implement a shift to new computer software for its Non-Standard Automobile business before seeking additional growth opportunities.

     Underwriting expenses increased from $52.6 million in 1994 to $72.6 million in 1995, resulting in an increase when expressed as a percentage of earned premium from 26.0% during 1994 to 26.7% during 1995. General and administrative expenses also increased by $0.5 million from 1994 to 1995. Expenses in the Crop Insurance Division net of ceding commissions from reinsurers and expense reimbursements from the Federal Government under the MPCI program decreased slightly from $0.8 million in 1994 to $0.7 million in 1995. The increase in underwriting expense levels in the Specialty Property and Casualty Division was principally attributable to increases in Non-Standard Automobile expenses related to the implementation of new computer software designed to make the Company's product more saleable in the marketplace and to reduce expense ratios in future years as these operations grow. In addition, the Company sought to strengthen its information systems and audit procedures within the Program and General Agency lines, also increasing expenses. The cost of implementation of several new programs in the Program business also added to the higher expense ratio for 1995 as compared to 1994.

     The Company's net income during 1995 was also affected by the impact of income taxes. The Company received a benefit of $3.4 million from income taxes in 1994 as opposed to an expense of $1.2 million from income taxes in 1995. As a result of prior non-insurance operations, the Company generated significant tax loss carryforwards and other temporary differences, all of which were used by the end of 1994.

LIQUIDITY AND CAPITAL RESOURCES

The Company - Parent Only

     As an insurance holding company, the Company's assets consist primarily of the capital stock of its subsidiaries, surplus notes issued by two of the Insurance Companies, and investments held at the holding company level. The Company's primary sources of liquidity are receipt of interest payments on the surplus notes, payments from the profit sharing agreement with Am Ag, tax sharing payments from its subsidiaries, net investment income from, and proceeds from the sale of, holding company investments, and dividends and other distributions from the subsidiaries of the Company. The Company's liquidity needs are primarily to service debt, pay operating expenses and taxes, and make investments in subsidiaries. The Company currently has $10.0 million in borrowing capacity available under the Revolving Credit Facility. Following the repayment of a portion of the outstanding principal balance of the Revolving Credit Facility with the net proceeds of the offering, and a reduction in the amount available under the Revolving Credit Facility as a result of the offering as described below, the Company will have approximately $56.0 million in borrowing capacity available under the Revolving Credit Facility. Under the Am Ag profit sharing agreement, following a profitable crop insurance year Am Ag will receive approximately 50% of the crop insurance profit based on a formula established by the Company and approved by the Nebraska Department of Insurance. Any loss year will result in a carryover loss to the Am Ag profit share amount in future years.



     Dividends from the insurance subsidiaries of the Company are regulated by the regulatory authorities of the states in which each subsidiary is domiciled. The laws of such states generally restrict dividends from insurance companies to parent companies to certain statutorily approved limits. In 1997, the statutory limitation on dividends from the Insurance Companies to the Company without further insurance departmental approval is approximately $10.4 million. See "Business -- Regulation."



     The Company currently holds three surplus notes, each in the amount of $20 million, issued by two of the Insurance Companies bearing interest at the rate of 9% per annum, payable semi-annually and quarterly. Although repayment of all or part of the principal of these surplus notes requires prior insurance department approval, no prior approval of interest payments is currently required.


     The Company is a party to a tax sharing agreement with its subsidiaries, under which such subsidiaries pay the Company amounts in general equal to the federal income tax that would be payable by such subsidiaries on a stand-alone basis.


     The Company is also a party to a Credit Agreement which provides a five-year revolving credit facility (the "Revolving Credit Facility"), with a final maturity of 2002, in amounts not to exceed $100 million. Under the Revolving Credit Facility, interest is payable quarterly at a rate selected by the Company equal to either the "Floating Rate" (defined as the higher of the agent bank's corporate base rate and 1% over the federal funds rate) or LIBOR plus a margin which varies depending on the Company's ratio of funded debt to total capitalization. The Credit Agreement for the Revolving Credit Facility includes certain restrictions and covenants customary for this type of borrowing. They include, among other things, certain minimum financial ratios, minimum statutory surplus requirements for the Insurance Companies, minimum consolidated equity requirements for the Company and certain investment, dividend and indebtedness limitations. The common stock of certain of the Company's subsidiaries has been pledged as collateral for the Revolving Credit Facility. At June 30, 1997, the outstanding balance under the Revolving Credit Facility was $90.0 million, with an interest cost of 6.7%. Borrowings under the facility were used to provide capital for the Insurance Companies and to repay other debt. The commitment under the Revolving Credit Facility is required to be permanently reduced in an amount equal to 40% of the proceeds of most debt and equity financing including this offering.


Insurance Companies

     The principal liquidity needs of the Insurance Companies are to fund losses and loss adjustment expense payments and to pay underwriting expenses, including commissions and other expenses. The available sources to fund these requirements are net premiums received and, to a lesser extent, cash flows from the Company's investment activities, which together have been adequate to meet such requirements on a timely basis. The Company monitors the cash flows of the Insurance Companies and attempts to maintain sufficient cash to meet current operating expenses, and to structure its investment portfolio at a duration which approximates the estimated cash requirements for the payment of loss and loss adjustment expenses.

     The Company's profit or loss from its MPCI business is determined after the crop season ends on the basis of a profit sharing formula established by law and the RMA. At such time, the Company receives a profit share in cash, with any amount in excess of 15% of its MPCI Retention for the current year carried forward to future years, or it must pay its share of losses.

     In the crop hail insurance business, premiums are generally not received until after the harvest, while losses and other expenses are paid throughout the year.

     The NAIC has established a Risk Based Capital ("RBC") formula for property and casualty insurance companies. The RBC initiative is designed to enhance the current regulatory framework for the evaluation of the capital adequacy of a property and casualty insurer. The formula requires an insurer to compute the amount of capital necessary to support four areas of risk facing property and casualty insurers: (a) asset risk (default on fixed income assets and market decline), (b) credit risk (losses from unrecoverable reinsurance and inability to collect agents' balances and other receivables), (c) underwriting risk (premium pricing and reserve estimates), and (d) off balance sheet/growth risk (excessive premium growth and unreported liabilities). The Insurance Companies have reviewed and applied the RBC formula for the 1996 year and have exceeded these requirements.

CONSOLIDATED FINANCIAL CONDITION AND CASH FLOWS


     The Company's stockholders' equity increased by approximately $3.2 million at March 31, 1997 as compared to December 31, 1996. The principal components of this increase were net income of $3.9 million in the first quarter of 1997 and an increase in the unrealized loss on available for sale securities, net of tax, in the Company's investment portfolio of approximately $0.8 million. This increase consisted of an increase of $1.7 million net of tax in the unrealized loss on the Company's fixed maturity portfolio as the general interest rate environment rose and an increase of $0.9 million net of tax in the unrealized gains on the Company's equity portfolio.


     Through an equity rights offering in 1993 and the exercise in 1994 of warrants issued as part of the rights offering, the Company realized net proceeds of $31.2 million and $53.4 million, respectively. These proceeds were used to reduce the Company's indebtedness and to increase the capital surplus of its insurance subsidiaries.

     Cash flows from operating activities increased from $19.4 million during the first three months of 1996 to $25.2 million during the same three months in 1997. The largest component of net cash provided by operating activities in both periods was profit sharing payments received from the federal government's MPCI program. During the first three months of 1996 this component of operating cash flows was $15.9 million while in the first three months of 1997 it was $25.5 million.

     Cash flows from the Company's MPCI and crop hail businesses differ in certain respects from cash flows associated with more traditional property and casualty lines. MPCI premiums are not received from farmers until the covered crops are harvested, and when received are promptly remitted by the Company in full to the government. Covered losses are paid by the Company during the growing season as incurred, with such expenditures reimbursed by the government within three business days. Policy acquisition and administration expenses are paid by the Company as incurred during the year. The Company periodically throughout the year receives a payment in reimbursement of its policy acquisition and administration expenses.

INFLATION

     The Company does not believe that inflation has had a material impact on its financial condition or results of operations.

                                    BUSINESS

GENERAL

     Acceptance, through its six insurance subsidiaries underwrites specialty property and casualty coverages throughout most of the United States. The Company's principal insurance divisions are the Crop Insurance Division, which provides MPCI and crop hail insurance, and the Specialty Property and Casualty Division, which provides: (i) specialty property and casualty coverages through a network of general agents (General Agency), (ii) tailored coverages for specific industries written primarily through agents specializing in such coverages (Program), and (iii) non-standard automobile coverages for private passenger automobiles principally in the southwestern United States (Non-Standard Automobile).

     The Company's total revenues and net income were $381.4 million and $30.3 million, respectively, for the year ended December 31, 1996. As of March 31, 1997, the Company had $848.6 million of total assets and $211.1 million of total equity.


     The insurance operations of the Company have been developed and expanded through strategic acquisitions and the addition of experienced underwriters and other managers with proven expertise in certain specialty lines. Since 1992, the Company has focused exclusively on its insurance operations which have been managed by the Chief Executive Officer of the Company since 1979. In July 1993, the Company acquired The Redland Group, Inc. ("Redland"), an Iowa based property and casualty insurance group specializing in MPCI and crop hail insurance. Redland's principal operating subsidiaries consist of Redland Insurance and Am Ag. Redland's insurance business was founded in 1979 by the Company's current President and Chief Operating Officer to write crop hail insurance and other insurance products marketed to the rural community through rural agents. Redland began offering MPCI after the establishment of the MPCI program under the Federal Crop Insurance Act in 1980. In August 1993 and October 1994, the Company also expanded its specialty property and casualty insurance business by hiring experienced executives who brought significant underwriting expertise, agency contacts, and premium growth to the Company. In April 1994, the Company acquired the exclusive general agent for the Company's non-standard automobile insurance business, including the remaining minority interest of this general agent in Phoenix Indemnity, a non-standard automobile insurer which had been jointly owned by the Company and this general agent.


     The Company's objective is to write business on both an admitted and a non-admitted basis in each state in which it operates. The Company believes that this ability is a competitive advantage since certain lines of specialty insurance can be written more effectively on a non-admitted, or excess and surplus lines, basis. The Company's insurance subsidiaries write business in 47 states, the District of Columbia, Puerto Rico and the Virgin Islands, with 66.7% of direct premiums for the year ended December 31, 1996 written on an admitted basis and 33.3% written on a non-admitted basis.

     The following table sets forth the Company's premiums written and income
(loss) before income taxes by line of business for the periods indicated:

                                                    YEAR ENDED DECEMBER 31,
                      ------------------------------------------------------------------------------------
                                     1994                                  1995                     1996
                      -----------------------------------   -----------------------------------   --------
                                                         (IN THOUSANDS)
                       GROSS       NET      INCOME (LOSS)    GROSS       NET      INCOME (LOSS)    GROSS
                      PREMIUMS   PREMIUMS   BEFORE INCOME   PREMIUMS   PREMIUMS   BEFORE INCOME   PREMIUMS
                      WRITTEN    WRITTEN        TAXES       WRITTEN    WRITTEN        TAXES       WRITTEN
                      --------   --------   -------------   --------   --------   -------------   --------
Crop Insurance(1).... $161,614   $ 34,592      $ 9,780      $174,184   $ 46,950     $ 14,891      $242,917
Specialty Property
 and Casualty
 Insurance:
 General Agency......  165,158    114,635          505       208,847    135,125      (10,107)      225,690
 Program.............   90,524     50,070        6,020       124,966     75,279       (1,225)      139,739
 Non-Standard
 Automobile..........   30,187     29,879        1,407        29,352     28,829        1,784        42,714
                      --------   --------      -------      --------   --------     --------      --------
   Total............. $447,483   $229,176      $17,712      $537,349   $286,183     $  5,343      $651,060
                      ========   ========      =======      ========   ========     ========      ========

                       YEAR ENDED DECEMBER 31,               THREE MONTHS
                       ------------------------             ENDED MARCH 31,
                                 1996                            1997
                       ------------------------   -----------------------------------
                                               (IN THOUSANDS)
                         NET      INCOME (LOSS)    GROSS       NET      INCOME (LOSS)
                       PREMIUMS   BEFORE INCOME   PREMIUMS   PREMIUMS   BEFORE INCOME
                       WRITTEN        TAXES       WRITTEN    WRITTEN        TAXES
                       --------   -------------   --------   --------   -------------
Crop Insurance(1)....  $ 66,649      $42,129      $ 23,636   $   501       $1,217
Specialty Property
 and Casualty
 Insurance:
 General Agency......   162,156        3,776        52,413    36,080        3,302
 Program.............    95,806       (8,821)       36,475    22,055          856
 Non-Standard
 Automobile..........    42,338       (3,594)       12,821    12,679          (52)
                       --------      -------      --------   -------       ------
   Total.............  $366,949      $33,490      $125,345   $71,315       $5,323
                       ========      =======      ========   =======       ======

------------
(1) See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General -- Crop Insurance Division" for discussion of seasonal factors affecting the crop insurance business.

STRATEGY

     The Company's strategy is to leverage its expertise and relationships developed in the property and casualty insurance business by focusing on niche markets not adequately served by other insurers. In furtherance of this strategy, the Company seeks (i) to identify capacity shortages or other dislocations in the market and to develop the opportunities presented by these shortages; and (ii) to establish relationships with agents and individuals who have established books of business with a proven track record in niche markets. The Company's goal is to maintain a diversified mix of business which has the potential to mitigate the volatility of the Company's underwriting results. The Company's business mix can be expected to vary over time as it changes the emphasis among its lines of business and develops new opportunities. In an effort to limit its exposure to large losses, the Company implements underwriting standards and reinsurance programs specific to its business lines.

     The Company has experienced significant revenue growth over the last five years through growth in existing programs and through acquisition of insurance operations or books of business. The Company regularly explores new opportunities where it can obtain business by establishing relationships with agents and other individuals with an established record in a particular line of business.

CROP INSURANCE

Industry Background

     MPCI is a federally-subsidized program which is designed to provide insurance to participating farmers who suffer insured crop losses as result of adverse weather or other natural perils. All of the material terms of the MPCI program and of the participation of private insurers, such as the Company, in the program are set by the FCIC under applicable law. In 1980, the delivery system for MPCI was expanded to permit private insurance companies and licensed agents and brokers to sell MPCI policies, and the FCIC was authorized to reimburse participating companies for their administrative expenses and to provide federal reinsurance for the majority of the risk assumed by such private companies.


     The 1994 Reform Act required farmers for the first time to purchase at least a basic level of MPCI coverage, CAT Coverage, in order to be eligible for other federally sponsored farm benefits, including, but not limited to, low interest loans and crop price supports. The 1994 Reform Act also limited the local USDA offices to the marketing and selling of CAT Coverage. These changes contributed significantly to an increase in the Company's MPCI Premiums to $183.3 million in 1995 from $128.4 million in 1994.



     Farmers may purchase CAT Coverage upon payment of a small fixed administrative fee. CAT Coverage insures 50% of historic crop yield at 60% of the FCIC-set crop price for the applicable commodities standard unit of measure, i.e., bushel, pound, etc. CAT Coverage can be obtained from private insurers such as the Company. For purposes of the profit-sharing formula described below, the insurer is credited with an imputed premium amount in respect of each CAT Coverage written.



     In addition to CAT Coverage, Buy-up Coverage, which refers to MPCI policies that provide a greater level of protection than the CAT Coverage level, is also offered. Most farmers purchasing MPCI have historically purchased at Buy-up Coverage levels, with the most frequently sold policy providing coverage for 65% of historic crop yield at 100% of the FCIC-set crop price per bushel. Buy-up Coverages require payment by the insured of a premium in an amount determined by formula set by the FCIC. For purposes of the profit-sharing formula described below, the insurer is also credited with a federal premium subsidy for each Buy-up Coverage written. Buy-up Coverage can only be purchased from private insurers.



     The 1996 Reform Act permitted the USDA to limit its role in the delivery of MPCI by reducing the availability of MPCI through USDA field offices and also eliminated the linkage between the required purchase of at least CAT Coverage and qualification for certain federal farm program benefits. In accordance with the 1996 Reform Act, the USDA announced in July, 1996, the following 14 states in which CAT Coverage will no longer be available through USDA offices but rather will be solely available through private insurers: Arizona, Colorado, Illinois, Indiana, Iowa, Kansas, Minnesota, Montana, Nebraska, North Carolina, North Dakota, South Dakota, Washington and Wyoming. The Company believes that any future potential negative impact of the delinkage mandated by the 1996 Reform Act will be mitigated by, among other factors, the likelihood that farmers will continue to purchase MPCI to provide basic protection against natural disasters since ad hoc federal disaster relief programs are less likely to be available for farmers. In addition, the Company believes that (i) lending institutions will likely continue to require this coverage as a condition to crop lending and (ii) many of the farmers who entered the MPCI program as a result of the 1994 Reform Act have come to appreciate the reasonable price of the protection afforded by the MPCI Program and will remain with the program regardless of delinkage.

     The Company is the fourth largest writer of MPCI premiums in the United States with an approximate 15% market share, based on premium information compiled in 1996 by the FCIC and National Crop Insurance Services, Inc. The Company, through Redland Insurance, has written MPCI since the opening of this federally subsidized insurance program to private insurers in 1980. MPCI has historically provided a yield guarantee mechanism for farmers who suffer an insured crop loss due to weather or other natural perils. In 1996, the Company developed a new crop insurance product, CRC, which was approved by the FCIC and introduced in Iowa and Nebraska for corn and soybeans as part of the MPCI program. CRC provides farmers with a minimum guaranteed revenue return by combining the traditional yield guarantee of the standard MPCI program with a price protection element. CRC was made available for wheat in six states and for corn and soybeans in eleven additional states for the 1997 crop year. CRC will be available for all wheat states in 1998.

Strategy

     The Company's strategy is to enhance underwriting profits and reduce the volatility of its crop insurance business through the appropriate allocation of risks among the federal reinsurance pools and the effective use of federal and third-party catastrophic reinsurance arrangements. In addition, the Company continues to develop and maintain a proprietary knowledge-based underwriting system which utilizes a database of Company-specific underwriting guidelines, and has sought to strengthen its independent agency network by using technology to provide fast, efficient service to its agencies and application documentation designed for simplicity and convenience. The Company also maintains an established relationship with a large number of independent full time claims adjusters in order to promptly adjust its losses. The Company continues to explore growth opportunities and product diversification through new specialty coverages, including Crop Revenue Coverage.

Marketing; Distribution Network

     The Company markets its crop insurance products to the owners and operators of farms in 37 states through approximately 10,000 agents associated with approximately 3,700 independent insurance agencies, with a substantial portion of its retained risk in the states of Nebraska, Iowa, and Minnesota. The Company is currently developing software that will provide on-line communication with its agency force.

Mechanics of MPCI

     The Company, like other private insurers participating in the MPCI program, participates in a profit-sharing arrangement in which it receives from the government a portion of the aggregate profit, or pays a portion of the aggregate loss, in respect of the business it writes. In addition, the Company receives administrative fees for marketing, issuing and administering policies.

Products

     The principal lines of the Company's Crop Insurance Division are MPCI, including CRC, and crop hail insurance.

     Standard MPCI Coverages. MPCI provides coverage for insured crops against substantially all natural perils. Purchasing an MPCI policy permits a farmer to insure against the risk that his crop yield for any growing season will be less than 50% to 75% (as selected by the farmer at the time of policy application or renewal) of his historic crop yield. If a farmer's crop yield for the year is greater than the yield coverage he selected, no payment is made to the farmer under the MPCI program. However, if a farmer's crop yield for the year is less than the yield coverage selected, MPCI entitles the farmer to payment equal to the yield shortfall multiplied by 60% to 100% of the price for such crop (as selected by the farmer at the time of policy application or renewal) for that season as set by the FCIC.

     Crop Revenue Coverage. In 1996, the Company developed and launched CRC. In contrast to standard MPCI coverage, which features a yield guarantee or coverage for the loss of production, CRC provides the insured with a guaranteed revenue stream by combining both yield and price variability protection. CRC protects against a grower's loss of revenue resulting from fluctuating crop prices and/or low yields by providing coverage when any combination of crop yield and price results in revenue that is less than the revenue guarantee provided by the policy. CRC was approved by the FCIC as a pilot program for revenue insurance coverage plans for the 1996 crop year, and was available for corn and soybeans in all counties in Iowa and Nebraska beginning with such crop year. CRC policies represented approximately 32% of the total MPCI policies written by the Company in Iowa and Nebraska for the 1996 crop year. In July, 1996, the FCIC announced that CRC would be made available in 1997 for wheat in six additional states, and for corn and soybeans in eleven additional states. CRC will be available in all wheat states in 1998. Since the FCIC generally regulates CRC as one of its own programs, the material aspects of the CRC program are substantially similar to those of other federal programs such as MPCI, including the FCIC profit-sharing arrangement, standardized pricing, the use of reinsurance pools and expense reimbursement payments paid by the FCIC.


     CRC uses the policy terms and conditions of the Actual Production History ("APH") plan of MPCI as the basic provisions for coverage. The APH provides the yield component by utilizing the insured's historic yield records. The CRC revenue guarantee is the producer's approved APH times the coverage level, times the higher of the spring futures price or harvest futures price (in each case, for post-harvest delivery) of the insured crop for each unit of farmland. The spring futures price is used to establish the initial policy revenue guarantee and premium, and the harvest futures price is used to establish the crop value to count against the revenue guarantee and to recompute the revenue guarantee (and resulting indemnity payments) when the harvest price is higher than the spring price. The coverage levels and exclusions in a CRC policy are similar to those in a standard MPCI policy. As with MPCI policies, the Company receives from the FCIC an expense reimbursement payment in respect of each CRC policy it writes. For CRC, this payment will be equal to 25% of an insurer's MPCI Premiums in respect of CRC coverages written in 1997. The amount of the expense reimbursement payment for the 1998 and 1999 crop years is currently under discussion. See "Risk Factors -- Nature of Crop Insurance Business."



     The Company's share of profit or loss on the MPCI business it writes (including CRC) is determined under a complex profit sharing formula established by the FCIC. Under this formula, the primary factors that determine the Company's MPCI profit or loss share are (i) the gross premiums the Company is credited with having written; (ii) the amount of such credited premiums retained by the Company after ceding premiums to certain federal reinsurance pools (the "commercial pool" where the Company generally retains 100% of the risk, the "developmental pool" where the Company generally retains 35% of the risk, and the "assigned risk pool" where the Company retains 20% of the risk); and (iii) the loss experience of the Company's insureds. For the year ended December 31, 1996, the Company was the fourth largest writer of MPCI business in the United States with a market share of approximately 15%.


     Crop Hail and Named Peril. The Company offers stand alone crop hail insurance, which insures growing crops against damage resulting from hail storms and which involves no federal participation. The Company also sells a small volume of insurance against damage to specific crops from other named perils.


SPECIALTY PROPERTY AND CASUALTY


General Agency

     The Company offers a variety of specialty property and casualty insurance coverages in its General Agency operations, which include the following principal lines: surplus lines liability and substandard property coverages; specialty automobile; and complex general liability risks. Specialty automobile coverage includes liability and physical damage coverages for local haulers of specialized freight, and other classes of motor vehicles not normally underwritten by standard carriers. Surplus lines liability and substandard property coverages include general liability, garage excess liability, liquor liability, property and commercial multi-peril coverages for small businesses which normally do not satisfy the underwriting criteria of standard carriers. Complex general liability risks include products and professional liability. These coverages are underwritten by the Company and marketed through a network of approximately 120 general agents who write business in specific geographic territories and who have binding authority for specific lines of business. The general agents provide the Company access to many niche programs due to their expertise and knowledge of the local and regional markets they serve.


     The Company significantly increased its underwriting expertise in this segment in August of 1993, through the hiring of a new senior vice president, who was employed by a large national specialty property and casualty insurer and managed a division which underwrote a substantial book of specialty insurance premiums similar to the book the Company has historically written, and his key staff. Since their addition, the Company has grown to a staff of 90 in its Scottsdale branch office, has appointed approximately 30 new general agents with whom previous business relationships existed, and has written approximately $100.0 million of additional gross premiums.


Program

     The Company's Program operations provide coverage written for selected classes of business through focused independent agents who specialize in that particular class of business. The three largest segments of the Program business are transportation, Rural America and workers' compensation. Transportation programs include property and casualty insurance for long haul truckers and upper Midwest regional and national trucking companies hauling rural products. Rural America consists of standard property and casualty coverages offered through Redland's agents, which includes farm owners, automobile, livestock mortality, and limited commercial coverages. The workers' compensation program is based principally in Minnesota, Illinois, Iowa, and Maine and focuses principally on medium and larger risks where specialized underwriting and claims techniques can be effectively implemented to reduce loss ratios. Other programs provide tailored coverage for specialty areas, including greyhound race tracks, condominiums, temporary help agencies, daily auto rental, family restaurants, and fine arts.

     The Company seeks to develop marketing programs by recruiting individuals who have a proven expertise in a particular line of business, and who bring an established book of business to the Company. The Company conducts periodic reviews of each of these lines of business. In addition, the Company has terminated contracts and eliminated underwriting authority generally for agents whose underwriting results did not meet the Company's expectations.

Non-Standard Automobile

     The Company's Non-Standard Automobile operations provide non-standard private passenger automobile coverages written principally in non-urban areas in the southwestern United States. Non-standard insureds are those individuals who are unable to obtain insurance through standard market carriers due to factors such as poor premium payment history, driving experience, record of prior accidents or driving violations, particular occupation or type of vehicle. Premium rates for nonstandard risks are higher than for standard risks. Nonstandard policies have relatively short policy periods and low limits of liability. The Company underwrites this line of business through approximately 600 independent agents.

Marketing

     The Company markets its property and casualty insurance products through a network of independent general agents who process and accept applications for insurance coverages from retail agents who sell insurance to insurance buyers. The Company also markets a portion of its property and casualty insurance products through a network of retail agents who specialize in the lines of insurance marketed by them. The Company compensates its agents through commissions based on a percentage of premiums produced. The

Company also offers most of its agents a contingent commission based on volume and profitability and other programs designed to encourage agents to enhance the placement of profitable business with the Company.



     The Company attempts to foster strong service relationships with its agencies and customers. The Company is currently developing software that will provide on-line communication with its agency force. In addition, to deliver prompt service with more consistent underwriting, the Company offers rating software to its agents in some states which permits them to evaluate risks in their offices. Generally, the agent has the authority to sell and bind insurance coverages in accordance with procedures established by the Company, which is a common practice in the property and casualty insurance business. The Company promptly reviews all coverages bound by the agents and generally accepts all coverages which fall within its stated underwriting criteria. In most jurisdictions, the Company has the right within a specified time period to cancel any policy even if the risk falls within its underwriting criteria.



     The following table presents direct premiums written for the top five states for the Specialty Property and Casualty Division for the years ended December 31, 1994, 1995 and 1996:


                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                           STATE                                1994       1995       1996
                           -----                                ----       ----       ----
                                                                      (IN THOUSANDS)
Texas.......................................................  $ 35,789   $ 47,164   $ 52,500
California..................................................    37,167     40,627     41,791
Arizona.....................................................    20,047     21,011     28,928
Illinois....................................................    13,456     30,709     28,660
Florida.....................................................    12,531     19,219     24,517
Other States................................................   159,417    194,824    212,379
                                                              --------   --------   --------
     Total..................................................  $278,407   $353,554   $388,775
                                                              ========   ========   ========

Underwriting

     The Company organizes its underwriting staff by product line, enabling underwriters to focus on the unique risks associated with the specialty coverages written by the Company. The Company seeks to ensure that each specialty product or program fits into the Company's goals through a strategic planning process whereby divisional managers evaluate the historical and expected levels of underwriting profitability of the coverages written by such division. The Company then allocates its capital among product lines where it believes the best underwriting opportunities exist.

     Within each division, each underwriter is required to comply with risk parameters, retention limits and rates and forms prescribed by the Company. All underwriting operations of the Company are subject to review by the Company's home office personnel and the reinsurers who accept a portion of these risks.

     Generally, the Company grants general agents the authority to sell and bind insurance coverages in accordance with detailed procedures and limitations established by the Company. The Company promptly reviews coverages bound by agents, decides whether the insurance is written in accordance with such procedures and limitations, and, subject to state law limits and policy terms, may cancel coverages that are not in compliance.


     Within the General Agency operations, Acceptance Risk Managers and Professional Liability Insurance Managers, insurance agency operations that are not owned by the Company but currently write exclusively for Acceptance, underwrite more difficult casualty and professional lines business and grant no underwriting authority to general agents. Instead, each risk must be submitted to the underwriter for individual consideration.



     The Company grants limited binding authority to certain independent agents in certain of its Program lines of business, and requires that all other Program agents submit all quotes to the Company's underwriting staff in order for such coverages to be bound. Business that is outside an agent's binding authority must be submitted to the Company's underwriting staff to obtain approval to bind such coverages.

Claims


     The Company's claims department administers all claims and directs all legal and adjustment aspects of the claims handling process. To assist in settling claims the Company regularly uses independent adjusters, attorneys and investigators. The Company's claims department is organized into two parts, each supervised by a senior claims vice president. The Litigation Department, which is broken down by geographic area, handles larger litigation claims files and other complex and serious claims. The Claims Department, which is also broken down by geographic area, handles the other claims files and supervises the claims handlers. The Company emphasizes the use of internal staff rather than independent adjusters, improving claims processing systems and rapid response mechanisms. These systems have significantly reduced the number of claims handled by each claims examiner. The Company believes that this structure will continue to reduce loss adjustment expense, shorten the life of open claim files and permit the Company to estimate more rapidly and consistently future claim liabilities.


COMBINED RATIOS

     The statutory combined ratio, which reflects underwriting results before taking into account investment income, is a traditional measure of the underwriting performance of a property and casualty insurer. A combined ratio of less than 100% indicates underwriting profitability whereas a combined ratio in excess of 100% indicates unprofitable underwriting. The following table reflects the statutory loss ratios, expense ratios and combined ratios of the Company's Specialty Property and Casualty Division; the Company overall, including the Crop Insurance Division; and the property and casualty insurance industry, computed in accordance with SAP, for the periods shown.

                                                            YEAR ENDED DECEMBER 31,         THREE MONTHS
                                                         ------------------------------    ENDED MARCH 31,
                                                         1994       1995          1996          1997
                                                         ----       ----          ----     ---------------
Specialty Property and Casualty Division
  Loss Ratio.........................................     72.2%      80.6%(1)      78.0%         70.4%
  Expense Ratio......................................     30.4       31.2          32.9          32.5
                                                         -----      -----         -----         -----
  Combined Ratio.....................................    102.6%     111.8%        110.9%        102.9%
                                                         =====      =====         =====         =====
The Company(2)
  Loss Ratio.........................................     70.8%      78.2%         69.8%         70.1%
  Expense Ratio......................................     25.6       26.1          26.6          31.0
                                                         -----      -----         -----         -----
  Combined Ratio.....................................     96.4%     104.3%         96.4%        101.1%
                                                         =====      =====         =====         =====
Industry Average(3)
  Loss Ratio.........................................     81.0%      78.9%         78.6%         74.1%
  Expense Ratio......................................     27.3       27.5          27.3          27.1
                                                         -----      -----         -----         -----
  Combined Ratio.....................................    108.3%     106.4%        105.9%        101.2%
                                                         =====      =====         =====         =====

------------
(1) The $22.3 million loss reserve strengthening taken by the Company in 1995 with respect to prior years accounts for 9.9 percentage points of the loss ratio for 1995. See "Loss and Loss Adjustment Expense Reserves."
(2) Includes loss, expense and combined ratios for crop insurance business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General -- Crop Insurance Division" for a discussion of the accounting treatment accorded to MPCI business and its effect on the calculation of such ratios.

(3) Source: Best's Aggregates & Averages - Property Casualty (1996 Edition). Ratios for 1996 are from A.M. Best. Ratios for 1997 are from Insurance Services Office, Inc.

LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES

     In the property and casualty insurance industry, it is not unusual for significant periods of time, ranging up to several years, to elapse between the writing of the policy, the occurrence of an insured loss, the report of the loss to the insurer and the insurer's payment of that loss. The liability for losses and loss adjustment expenses is determined by management based on historical patterns and expectations of claims reported and paid, losses which have occurred but which are not yet reported, trends in claim experience, information available on an industry-wide basis, changes in the Company's claim handling procedures and premium rates. The Company's lines of specialty insurance business are considered less predictable than standard insurance coverages. The effects of inflation are implicitly reflected in these loss reserves through the industry data utilized in establishing such reserves. The Company does not discount its reserves to estimated present value for financial reporting purposes.


     In examining reserve adequacy, historical data is reviewed, and, as additional experience and other data become available and are reviewed, estimates of reserves are revised, resulting in increases or decreases to reserves for insured events of prior years. In 1994, 1995 and 1996 the Company made additional provisions through a charge to earnings of $5.1 million, $22.3 million and $9.5 million, respectively, for its reestimated liability for losses and loss adjustment expenses for prior accident years.


     The liability established represents management's best estimate and is based on sources of currently available evidence including an analysis prepared by an independent actuary engaged by the Company. Even with such extensive analyses, the Company believes that its ultimate liability may from time to time vary from such estimates. There can be no assurance that the ultimate liability will not materially exceed the Company's loss and LAE reserves and have a material adverse effect on the Company's results of operations and financial condition in the future.

     The Company annually obtains an independent review of its loss reserving process and reserve estimates by an independent professional actuary as part of the annual audit of its financial statements.

     The following table presents an analysis of the Company's reserves, reconciling beginning and ending reserve balances for the periods indicated:

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1994       1995       1996
                                                                ----       ----       ----
                                                                      (IN THOUSANDS)
Net loss and loss adjustment expense reserves at beginning
  of year...................................................  $115,714   $141,514   $201,356
Provisions for net losses and loss adjustment expenses for
  claims occurring in the current year......................   137,881    190,019    233,727
Increase in net reserves for claims occurring in prior
  years(1)..................................................     5,070     22,318      9,530
                                                              --------   --------   --------
                                                               142,951    212,337    243,257
                                                              --------   --------   --------
Net losses and loss adjustment expenses paid for claims
  occurring during:
  The current year..........................................   (60,375)   (80,281)  (102,565)
  Prior years...............................................   (56,776)   (72,214)   (95,296)
                                                              --------   --------   --------
                                                              (117,151)  (152,495)  (197,861)
                                                              --------   --------   --------
Net loss and loss adjustment expense reserves at end of
  year......................................................   141,514    201,356    246,752
Reinsurance recoverable on unpaid losses and loss adjustment
  expenses..................................................    79,811    167,888    185,421
                                                              --------   --------   --------
Gross loss and loss adjustment expense reserves.............  $221,325   $369,244   $432,173
                                                              ========   ========   ========

------------
(1) See "Risk Factors -- Loss Reserves" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" for discussion concerning increase in reserves for claims occurring in prior years.

     The following table presents the development of balance sheet net loss reserves from calendar years 1986 through 1996. The top line of the table shows the loss reserves at the balance sheet date for each of the indicated years. These amounts are the estimates of losses and loss adjustment expenses for claims arising in all prior years that are unpaid at the balance sheet date, including losses that had been incurred but not yet reported to the Company. The middle section of the table shows the cumulative amount paid, expressed as a percentage of the initial reserve amount, with respect to previously recorded reserves as of the end of each succeeding year. The lower section of the table shows the reestimated amount, expressed as a percentage of the initial reserve amount, of the previously recorded reserves based on experience as of the end of each succeeding year. The estimate changes as more information becomes known about the frequency and severity of claims for individual years. The "Net cumulative redundancy (deficiency)" caption represents the aggregate percentage increase or decrease in the initial reserves estimated. The table presents the "run off" of balance sheet reserves, rather than accident or policy year loss development. The Company computes the cumulative redundancy (deficiency) annually on a calendar year basis.

                                                     YEAR ENDED DECEMBER 31,
                        ----------------------------------------------------------------------------------
                         1986      1987      1988      1989      1990       1991        1992        1993
                         ----      ----      ----      ----      ----       ----        ----        ----
                                                      (DOLLARS IN THOUSANDS)
Net reserves for
 unpaid losses and
 loss adjustment
 expenses.............  $17,373   $27,730   $34,092   $43,380   $58,439   $ 66,132    $ 77,627    $115,714
Cumulative amount of
 net liability paid
 through:
 One year later.......    32.5%     30.6%     30.5%     30.0%     40.6%      45.7%       36.1%       49.1%
 Two years later......    63.1%     56.7%     52.1%     59.5%     70.8%      72.3%       73.6%       80.5%
 Three years later....    84.7%     72.9%     68.7%     76.1%     88.5%      96.6%       94.5%      100.9%
 Four years later.....    93.4%     81.8%     77.0%     84.5%    101.2%     108.1%      109.0%
 Five years later.....   100.1%     84.7%     81.5%     89.2%    107.5%     115.1%
 Six years later......   100.5%     87.1%     85.3%     93.4%    109.7%
 Seven years later....   100.9%     88.2%     89.8%     94.5%
 Eight years later....   102.2%     95.0%     90.3%
 Nine years later.....   112.4%     95.2%
 Ten years later......   112.4%
Net reserves
 reestimated as of:
 One year later.......    99.3%     96.6%     97.9%     99.1%    100.3%     103.5%      103.3%      104.4%
 Two years later......   104.7%     97.6%     92.3%     95.2%    102.3%     109.9%      109.7%      114.5%
 Three years later....   107.3%     91.3%     87.3%     91.4%    107.4%     116.9%      117.9%      113.1%
 Four years later.....   103.0%     89.7%     84.9%     92.5%    110.7%     120.1%      117.7%
 Five years later.....   103.6%     88.1%     85.3%     94.0%    112.7%     119.9%
 Six years later......   102.5%     88.8%     86.6%     95.9%    112.0%
 Seven years later....   102.7%     88.9%     91.0%     95.4%
 Eight years later....   103.0%     95.4%     90.7%
 Nine years later.....   112.7%     95.2%
 Ten years later......   112.4%
Net cumulative
 redundancy
 (deficiency).........  (12.4)%      4.8%      9.3%      4.6%   (12.0)%    (19.9)%     (17.7)%     (13.1)%
Gross reserves for
 unpaid loss and loss
 adjustment
 expenses.............                                                                $127,666    $211,600
Reinsurance
 recoverable on unpaid
 loss and loss
 adjustment
 expenses.............                                                                  50,039      95,886
                                                                                      --------    --------
Net reserves for
 unpaid loss and loss
 adjustment
 expenses.............                                                                  77,627     115,714
Reestimated gross
 reserves for unpaid
 loss and loss
 adjustment
 expenses.............                                                                  108.9%      112.4%
Reestimated
 reinsurance
 recoverable on unpaid
 loss and loss
 adjustment
 expenses.............                                                                   95.2%      111.6%
                                                                                      --------    --------
Reestimated net
 reserves for unpaid
 loss and loss
 adjustment
 expenses.............                                                                  117.7%      113.1%
Gross cumulative
 redundancy
 (deficiency).........                                                                  (8.9)%     (12.4)%

                              YEAR ENDED DECEMBER 31,
                        -----------------------------------
                          1994           1995        1996
                          ----           ----        ----
                              (DOLLARS IN THOUSANDS)
Net reserves for
 unpaid losses and
 loss adjustment
 expenses.............  $141,514       $201,356    $246,752
Cumulative amount of
 net liability paid
 through:
 One year later.......     51.0%          47.3%
 Two years later......     86.1%
 Three years later....
 Four years later.....
 Five years later.....
 Six years later......
 Seven years later....
 Eight years later....
 Nine years later.....
 Ten years later......
Net reserves
 reestimated as of:
 One year later.......    115.8%         104.7%
 Two years later......    115.7%
 Three years later....
 Four years later.....
 Five years later.....
 Six years later......
 Seven years later....
 Eight years later....
 Nine years later.....
 Ten years later......
Net cumulative
 redundancy
 (deficiency).........  (15.7)%(1)       (4.7)%
Gross reserves for
 unpaid loss and loss
 adjustment
 expenses.............  $221,325       $369,244    $432,173
Reinsurance
 recoverable on unpaid
 loss and loss
 adjustment
 expenses.............    79,811        167,888    $185,421
                        --------       --------    --------
Net reserves for
 unpaid loss and loss
 adjustment
 expenses.............  $141,514       $201,356    $246,752
Reestimated gross
 reserves for unpaid
 loss and loss
 adjustment
 expenses.............    116.6%          98.8%
Reestimated
 reinsurance
 recoverable on unpaid
 loss and loss
 adjustment
 expenses.............    118.2%          91.7%
                        --------       --------
Reestimated net
 reserves for unpaid
 loss and loss
 adjustment
 expenses.............    115.7%         104.7%
Gross cumulative
 redundancy
 (deficiency).........   (16.6)%           1.2%

------------
(1) Cumulative deficiencies appearing in the Company's reserve estimates for 1994 resulted from adverse development of losses occurring in 1994 and prior accident years primarily in its commercial automobile, general liability and commercial multi-peril lines of business. The actual loss experience of these lines differed from estimated losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Year Ended December 31, 1995 Compared To Year Ended December 31, 1994."

     The establishment of reserves is an inherently uncertain process. The Company underwrites both property and casualty coverages in a number of specialty areas of business which may involve greater risks than standard property and casualty lines. These risk components may make more difficult the task of estimating reserves for losses, and cause the Company's underwriting results to fluctuate. Further, conditions and trends that have affected the development of loss reserves in the past may not necessarily occur in the future. Accordingly, it may not be appropriate to extrapolate future redundancies or deficiencies based on this information.


     The Company adopted Statement of Financial Accounting Standards No. 113 ("SFAS #113"), "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts," effective January 1, 1993. The application of SFAS #113 resulted in the reclassification of amounts ceded to reinsurers, which amounts were previously reported as a reduction in unearned premium and unpaid losses and loss adjustment expenses, to assets on the consolidated balance sheet. The table above includes a reconciliation of net loss and loss adjustment expense reserves to amounts presented on the consolidated balance sheet after reclassifications related to the adoption of SFAS #113. The reestimated gross reserves and reestimated reinsurance recoverables are presented as of December 31, 1996. The gross cumulative deficiency is presented for 1992 through 1995, the only years on the table for which the Company has restated amounts in accordance with SFAS #113.


REINSURANCE

     A significant component of the Company's business strategy involves the structuring of reinsurance to reduce volatility in its business segments as well as to avoid large or catastrophic loss exposure. Reinsurance involves an insurance company transferring, or ceding, all or a portion of its exposure on insurance to a reinsurer. The reinsurer assumes the ceded exposure in return for a portion of the premium received by the insurance company. Reinsurance does not discharge the insurer from its obligations to its insured. If the reinsurer fails to meet its obligations, the ceding insurer remains liable to pay the insured loss, but the reinsurer is liable to the ceding insurer to the extent of the reinsured portion of any loss.

     The Company limits its exposure under individual policies by purchasing excess of loss and quota share reinsurance, as well as maintaining catastrophe reinsurance to protect against catastrophic occurrences where claims can arise under several policies from a single event, such as a hurricane, earthquake, wind storm, riot, tornado or other extraordinary event.


     The Company generally retains the first $500,000 of risk under its property and casualty lines, ceding the next $1,500,000 (on a per risk basis) and $2,500,000 (on an occurrence basis), respectively, to reinsurers. On its complex liability and property exposures, the Company cedes losses in excess of $1,000,000 to its excess reinsurers and maintains a separate 80% quota share treaty on the first $1,000,000 of risk. To the extent that individual policies exceed reinsurance treaty limits, the Company purchases reinsurance on a facultative (specific policy) basis.



     The Company maintains catastrophe reinsurance for its casualty lines which provides coverages of $17 million in excess of $3 million of aggregate risk per occurrence, and for its property lines, which provides catastrophe coverage (with at least a 95% reinsurer participation) of 95% of $77.5 million in excess of a retention of $2.5 million per occurrence. The Company reviews the concentrations of property values in its property lines of business continually, and models possible losses from catastrophic events through computer simulations of different levels of storm activity, adjusting the required limit of the liability or the concentrations of property coverages as appropriate.


     In its workers' compensation line, the Company buys excess of loss protection on a statutory basis in excess of a $500,000 per occurrence retention.

     The Company reinsures its MPCI business with various federal reinsurance pools administered by the RMA. In 1996, the Company ceded to the RMA an aggregate of 35% of its gross MPCI premium. The Company's net exposure on MPCI business is further reduced by excess of loss reinsurance purchased from private carriers. This excess of loss reinsurance generally provides coverage for 95% of losses in excess of a

$3,000,000 deductible after the Company's loss ratio reaches specified limits for each line of business, specifically 77% on crop hail and named peril business and 100% on MPCI business. Additionally 50% of the Company's crop hail business is reinsured through quota share agreements.

     At December 31, 1996, 93% of the Company's outstanding reinsurance recoverables were from domestic reinsurance companies or the federal government, 98% of which was from reinsurance companies rated "A-" (excellent) or better by A.M. Best or from the federal government. The balance was primarily placed with major international reinsurers.

     The following table provides information with respect to the Company's principal reinsurers at December 31, 1996:

                                                                                 REINSURANCE RECOVERABLES
REINSURERS                                                A.M. BEST RATING         AT DECEMBER 31, 1996
----------                                                ----------------       ------------------------
                                                                                      (IN THOUSANDS)
Federal Crop Insurance Corp..............................          N/A                   $ 79,866
Constitution Reinsurance Corp............................           A+                     30,469
Swiss Re American Reinsurance Co.........................           A                      10,218
Odyssey Reinsurance Corporation..........................           A-                      8,898
Reliance Re Corp/Reliance Insurance Co...................           A-                      8,622
PMA Reinsurance Corp.....................................           A+                      8,454
Zurich Reinsurance Centre, Inc...........................           A                       6,792
Christiania General Ins. Corp............................           A-                      6,601
Re Capital Reinsurance Co................................           A                       6,232
Continental Casualty Co..................................           A                       4,505
                                                                                      -----------
                                                                                         $170,657
                                                                                      ===========

INVESTMENTS

     The Company's investment policy is to maximize the after-tax yield of the portfolio while emphasizing the stability and preservation of the Company's capital base. Further, the Company seeks to invest the portfolio in types of securities and in an aggregate duration which reflect the nature of the Company's liabilities and expected liquidity needs. The Company manages its portfolio internally. The Company's fixed maturity securities are classified as available-for-sale and carried at estimated fair value. The investment portfolio at December 31, 1995, December 31, 1996, and March 31, 1997, consisted of the following:

                                   DECEMBER 31, 1995                      DECEMBER 31, 1996
                          -----------------------------------    -----------------------------------
                          AMORTIZED    ESTIMATED        %        AMORTIZED    ESTIMATED        %
  TYPE OF INVESTMENT        COST       FAIR VALUE    OF TOTAL      COST       FAIR VALUE    OF TOTAL
  ------------------      ---------    ----------    --------    ---------    ----------    --------
                                              (IN THOUSANDS, EXCEPT PERCENTAGES)
FIXED MATURITY
  SECURITIES:
  U.S. Treasury and
    government
    securities........    $ 51,022      $ 51,689       14.0%     $ 86,359      $ 86,253       21.2%
  States,
    municipalities and
    political
    subdivisions......      69,433        71,194       19.3        93,293        94,607       23.3
  Other debt
    securities........      27,484        28,197        7.7        34,581        34,309        8.5
  Mortgage-backed
    securities........      72,359        67,220       18.3        60,138        52,835       13.0
                          --------      --------      -----      --------      --------      -----
      Total fixed
        maturity
        securities....     220,298       218,300       59.3       274,371       268,004       66.0
                          --------      --------      -----      --------      --------      -----
  Common stocks.......      15,211        17,929        4.9        17,112        20,873        5.2
  Preferred stocks....      31,299        30,608        8.3        62,628        62,964       15.5
  Commercial
    mortgages.........      11,290        11,290        3.1        11,149        11,149        2.7
  Real estate.........       3,354         3,354        0.9         3,342         3,342        0.8
  Short-term
    investments(1)....      86,520        86,520       23.5        39,594        39,594        9.8
                          --------      --------      -----      --------      --------      -----
      Total...........    $367,972      $368,001      100.0%     $408,196      $405,926      100.0%
                          ========      ========      =====      ========      ========      =====

                                  MARCH 31, 1997
                        -----------------------------------
                        AMORTIZED    ESTIMATED        %
  TYPE OF INVESTMENT      COST       FAIR VALUE    OF TOTAL
  ------------------    ---------    ----------    --------
                        (IN THOUSANDS, EXCEPT PERCENTAGES)
FIXED MATURITY
  SECURITIES:
  U.S. Treasury and
    government
    securities........  $ 99,009      $ 98,328       22.8%
  States,
    municipalities and
    political
    subdivisions......   112,245       112,567       26.0
  Other debt
    securities........    59,650        51,538       11.9
  Mortgage-backed
    securities........    32,588        32,080        7.4
                        --------      --------      -----
      Total fixed
        maturity
        securities....   303,492       294,513       68.1
                        --------      --------      -----
  Common stocks.......    18,607        21,922        5.1
  Preferred stocks....    68,853        70,943       16.4
  Commercial
    mortgages.........    10,977        10,977        2.5
  Real estate.........     3,339         3,339        0.8
  Short-term
    investments(1)....    30,559        30,559        7.1
                        --------      --------      -----
      Total...........  $435,827      $432,253      100.0%
                        ========      ========      =====

------------
(1) Due to the short-term nature of crop insurance, the Company must maintain short-term investments to fund amounts due to pay losses. Historically, these short-term funds are highest in the fall corresponding to the cash flow in the agricultural industry.

     The following table sets forth, as of December 31, 1995 and 1996 and March 31, 1997, the ratings assigned to the fixed maturity securities of the Company.

                                                            DECEMBER 31,
                                           ----------------------------------------------
                                                   1995                     1996                MARCH 31, 1997
                                           ---------------------    ---------------------    ---------------------
                                           ESTIMATED                ESTIMATED                ESTIMATED
               RATING(1)                   FAIR VALUE    PERCENT    FAIR VALUE    PERCENT    FAIR VALUE    PERCENT
               ---------                   ----------    -------    ----------    -------    ----------    -------
                                                             (IN THOUSANDS, EXCEPT PERCENTAGES)
Aaa or AAA.............................     $167,835       76.9%     $191,916       71.6%     $211,505       71.8%
Aa or AA...............................       11,312        5.2        21,443        8.0        30,326       10.3
A......................................       28,549       13.1        24,121        9.0        20,654        7.0
Baa or BBB.............................        3,276        1.5        14,406        5.4        16,204        5.5
Ba or BB...............................        1,378        0.6         5,888        2.2         3,901        1.3
Other below investment grade...........        3,573        1.6         6,400        2.4         6,083        2.1
Not rated..............................        2,377        1.1         3,830        1.4         5,840        2.0
                                            --------      -----      --------      -----      --------      -----
     Total.............................     $218,300      100.0%     $268,004      100.0%     $294,513      100.0%
                                            ========      =====      ========      =====      ========      =====

------------
(1) Ratings are assigned by Moody's, and when not available are based on ratings assigned by Standard & Poor's.

     At March 31, 1997, the average duration of the Company's portfolio of fixed maturity investments was 4.9 years. The following table sets forth, as of December 31, 1996, the composition of the Company's fixed maturity securities portfolio by time to maturity:

                                                              ESTIMATED
                          MATURITY                            FAIR VALUE              PERCENT
                          --------                            ----------              -------
                             (IN THOUSANDS, EXCEPT PERCENTAGES)
1 year or less..............................................   $ 14,300                  5.3%
More than 1 year through 5 years............................     50,689                 18.9
More than 5 years through 10 years..........................     56,133                 21.0
More than 10 years..........................................     94,047                 35.1
Mortgage-backed securities..................................     52,835                 19.7
                                                               --------                -----
     Total..................................................   $268,004                100.0%
                                                               ========                =====

     The Company's investment results for the periods indicated are set forth below:

                                                                      YEAR ENDED DECEMBER 31,
                                                                ------------------------------------
                                                                  1994          1995          1996
                                                                  ----          ----          ----
                                                                 (IN THOUSANDS, EXCEPT PERCENTAGES)
Net investment income.......................................    $ 13,276      $ 20,651      $ 26,491
Average investment portfolio(1).............................     220,128       321,251       402,404
Pre-tax return on average investment portfolio..............         6.0%          6.4%          6.6%
Net realized gains..........................................    $    554      $  2,707      $  5,216

------------
(1) Represents the average of the beginning and ending investment portfolio (excluding real estate) computed on a quarterly basis.

A.M. BEST RATINGS


     Each of the Insurance Companies is rated "A-" (Excellent) by A.M. Best, with the exception of American Growers, for which, as a crop insurance company, there is no applicable A.M. Best rating. A.M. Best bases its ratings upon factors that concern policyholders and agents and not upon factors related to investor protection. A.M. Best classifications include "A++" and "A+" (superior), "A" and "A-" (excellent), "B++" and "B+" (very good), "B" and "B-" (adequate), "C++" and "C+" (fair), "C" and "C-" (marginal), "D" (very vulnerable), "E" (under state supervision), and "F" (in liquidation).


REGULATION

General

     As a general rule, an insurance company must be licensed to transact insurance business in each jurisdiction in which it operates, and almost all significant operations of a licensed insurer are subject to regulatory scrutiny. Licensed insurance companies are generally known as "admitted" insurers. Most states provide a limited exemption from licensing for insurers issuing insurance coverages that generally are not available from admitted insurers. Their coverages are referred to as "surplus lines" insurance and these insurers as "surplus lines" or "non-admitted" companies.

     The Company, a holding company, underwrites its insurance products through the Insurance Companies. Collectively, the Insurance Companies are admitted in 46 states and the District of Columbia, and operate on a non-admitted basis in 46 states, the District of Columbia, Puerto Rico and the Virgin Islands. Acceptance Insurance, Acceptance Indemnity, and American Growers are insurance companies domiciled in Nebraska; Acceptance Casualty is domiciled in Texas; Redland is domiciled in Iowa; and Phoenix Indemnity is domiciled in Arizona. The Company's insurance agency and insurance service subsidiaries principally write and service insurance coverages placed with one of the Insurance Companies.

     The Company's admitted insurance business is subject to comprehensive, detailed regulation throughout the United States, under statutes which delegate regulatory, supervisory and administrative powers to state insurance commissioners. The primary purpose of such regulations and supervision is the protection of policyholders and claimants rather than stockholders or other investors. Depending on whether the insurance company is domiciled in the state and whether it is an admitted or non-admitted insurer, such authority may extend to such things as (i) periodic reporting of the insurer's financial condition;
(ii) periodic financial examination; (iii) approval of rates and policy forms;
(iv) loss reserve adequacy; (v) insurer solvency; (vi) the licensing of insurers and their agents; (vii) restrictions on the payment of dividends and other distributions; (viii) approval of changes in control; and (ix) the type and amount of permitted investments.

Insurance Holding Company Regulation

     The Company also is subject to laws governing insurance holding companies in Nebraska, Iowa, Arizona and Texas, where the Insurance Companies are domiciled. These laws, among other things, require the Company to file periodic information with state regulatory authorities including information concerning its capital structure, ownership, financial condition and general business operations; regulate certain transactions between the Company, its affiliates and the Insurance Companies, including the amount of dividends and other distributions and the terms of surplus notes; and restrict the ability of any one person to acquire certain levels of the Company's voting securities (generally 10%) without prior regulatory approval.


     Except for interest on surplus notes issued by the Insurance Companies and payments on the Am Ag profit sharing, the Company is dependent for funds to pay its operating and other expenses upon dividends and other distributions from the Insurance Companies, the payment of which are subject to review and authorization by state insurance regulatory authorities. Under Nebraska law, no domestic insurer may make a dividend or distribution which, together with dividends or distributions paid during the preceding twelve months, exceeds the greater of (i) 10% of such insurer's policyholders' surplus as of the preceding December 31 or (ii) such insurer's statutory net income (excluding realized capital gains) for the preceding calendar year, until either it has been approved, or a thirty-day waiting period shall have passed during which it has not been disapproved by the Nebraska Insurance Director. Iowa and Texas have similar laws governing the payment of dividends or distributions of insurance companies domiciled in their state. In any case, the maximum amount of dividends the Insurance Companies may pay to Acceptance is limited to its earned surplus, also known as unassigned funds. Under Arizona law, payment of dividends or distributions by a domestic insurer is limited to the lesser of (i) 10% of such insurer's policyholders' surplus as of the preceding December 31 or (ii) such insurer's net investment income for the preceding calendar year. The tiered structure of the Company's insurance subsidiaries (as shown in the organizational chart which precedes the Prospectus Summary) effectively imposes two levels of dividend restriction on the payment to the ultimate parent of dividends from Acceptance Indemnity, Phoenix Indemnity, American Growers and Acceptance Casualty. During 1997, the statutory limitation on dividends from the Insurance Companies to Acceptance without further insurance department approval is approximately $10.4 million.


     Other regulatory and business considerations may further limit the ability of the Insurance Companies to pay dividends. For example, the impact of dividends on surplus could affect an insurers' competitive position, the amount of premiums that it can write and its ability to pay future dividends. Further, the insurance laws and regulations of Nebraska, Iowa, Arizona and Texas require that the statutory surplus of an insurance company domiciled therein, following any dividend or distribution by such company, be reasonable in relation to its outstanding liabilities and adequate for its financial needs.

     While the non-insurance company subsidiaries are not subject directly to the dividend and other distribution limitations, insurance holding company regulations govern the amount which a subsidiary within the holding company system may charge any of the Insurance Companies for services (e.g., agents' commissions).

Federal Crop Insurance Regulation


     The Company's MPCI program is federally-regulated and supported by the federal government by means of premium subsidies to farmers and expense reimbursement and federal reinsurance pools for private insurers. Consequently, the MPCI program is subject to oversight by the federal government, including the RMA. The MPCI program regulations prescribe premiums which may be charged and require compliance with federal guidelines with respect to all aspects of the MPCI and CRC programs. The Company is required to perform periodic internal audit procedures and is subject to audit by several federal government agencies. See "Risk Factors -- Risk Factors Relating to the Company -- Nature of Crop Insurance Business."


Underwriting and Market Restrictions

     During the past several years, various regulatory and legislative bodies have adopted or proposed new laws or regulations to deal with the cyclical nature of the insurance industry, catastrophic events and insurance capacity and pricing. These regulations include (i) the creation of "market assistance plans" under which insurers are induced to provide certain coverages, (ii) restrictions on the ability of insurers to cancel certain policies in mid-term, (iii) advance notice requirements or limitations imposed for certain policy non-renewals and
(iv) limitations upon or decreases in rates permitted to be charged.

Risk Based Capital

     The NAIC has approved and recommended that states adopt and implement several regulatory initiatives designed to be used by regulators as an early warning tool to identify deteriorating or weakly capitalized insurance companies and to decrease the risk of insolvency of insurance companies. These initiatives include the implementation of the RBC standards for determining adequate levels of capital and surplus to support four areas of risk facing property and casualty insurers: (a) asset risk (default on fixed income assets and market decline), (b) credit risk (losses from unrecoverable reinsurance and inability to collect agents' balances and other receivables), (c) underwriting risk (premium pricing and reserve estimates), and (d) off-balance sheet/growth risk (excessive premium growth and unreported liabilities). At December 31, 1996 the Insurance Companies met the RBC requirements as promulgated by the domiciliary states of the Insurance Companies and the NAIC.

Insurance Regulatory Information System

     The NAIC has developed its Insurance Regulatory Information System ("IRIS") to assist state insurance departments in identifying significant changes in the operations of an insurance company, such as changes in its product mix, large reinsurance transactions, increases or decreases in premiums received and certain other changes in operations. Such changes may not result from any problems with an insurance company but may merely indicate changes in certain ratios outside ranges defined as normal by the NAIC. When an insurance company has four or more ratios falling outside "normal ranges," state regulators may investigate to determine the reasons for the variance and whether corrective action is warranted. At December 31, 1996, none of the Insurance Companies had more than three ratios falling outside "normal ranges."

Regulation of Surplus Lines Insurers

     The eligibility of the Insurance Companies to write insurance on a surplus lines basis is dependent on their compliance with certain financial standards, including the maintenance of a requisite level of capital and surplus and the establishment of certain statutory deposits. State surplus lines laws typically:
(i) require the insurance producer placing the business to show that he or she was unable to place the coverage with admitted insurers; (ii) establish minimum financial requirements for surplus lines insurers operating in the state; and
(iii) require the insurance producer to obtain a special surplus lines license. In recent years, many jurisdictions have increased the minimum financial standards applicable to surplus lines eligibility.

Guaranty Funds

     The Insurance Companies also may be required under the solvency or guaranty laws of most states in which they are licensed to pay assessments (up to certain prescribed limits) to fund policyholder losses or liabilities of insolvent or rehabilitated insurance companies. These assessments may be deferred or forgiven under most guaranty laws if they would threaten an insurer's financial strength and, in certain instances, may be offset against future premium taxes. Some state laws and regulations further require participation by the Insurance Companies in pools or funds to provide types of insurance coverages which they would not ordinarily accept.

COMPETITION

     The property and casualty insurance business is highly competitive, with over 3,000 insurance companies in the United States, many of which have substantially greater financial and other resources, and may offer a broader variety of coverages than those offered by the Company. Beginning in the latter half of the 1980s, there has been severe price competition in the insurance industry which has resulted in a reduction in the volume of premiums written by the Company in some of its lines of businesses, because of its unwillingness to reduce prices to meet competition. The specialty property and casualty coverages underwritten by the Company may involve greater risks than more standard property and casualty lines. These risks may include a lack of predictability, and in some instances, the absence of a long-term, reliable historical data base upon which to estimate future losses. In the crop insurance business, the Company competes with other crop insurance companies primarily on the basis of service and commissions to agents.

EMPLOYEES


     At March 31, 1997, the Company and its subsidiaries employed approximately 1,100 employees. The Company believes that relations with its employees are good.

                                   MANAGEMENT

     Set forth below is certain information concerning directors and certain executive officers of the Company. Each director holds office until the next annual meeting of stockholders and until his or her successor has been elected and qualified. The information concerning the directors has been furnished by them to the Company.

DIRECTORS AND EXECUTIVE OFFICERS

     The Board of Directors of the Company is currently composed of nine members, each of whom serves for a term of one year. Executive officers are elected annually by the directors of the Company.

     The following table sets forth information with respect to the directors and executive officers of the Company.


         DIRECTOR/                                                                              DIRECTOR
     EXECUTIVE OFFICER        AGE(1)                          POSITION                           SINCE
     -----------------        ------                          --------                          --------
Kenneth C. Coon.............    46     Chairman, Chief Executive Officer and Director             1992
John P. Nelson..............    56     President, Chief Operating Officer and Director            1993
G. Thomas Bolton............    51     Senior Vice President, Claims
Greg D. Ewald...............    43     Senior Vice President, Underwriting
William J. Gerber...........    39     Vice President, Investments and Investor Relations
Richard C. Gibson...........    61     Chief Executive Officer of American Agrisurance, Inc.
Robert W. Haney.............    55     Senior Vice President, Claims
Peter A. Knolla.............    50     Assistant Secretary
Georgia M. Mace.............    47     Treasurer and Chief Financial Officer
George P. Mang..............    66     Senior Vice President and Chief Operating Officer of
                                       Phoenix Indemnity
Mark R. Shapland............    38     Vice President and Chief Actuary
Raymond N. Siebert..........    49     Vice President, Administration
Bruce W. Slaughter..........    60     Senior Vice President, Redland Insurance Company
Joseph G. Smith.............    42     Vice President, Budget, Audit and Strategic Planning
Thomas D. Stamm.............    50     Senior Vice President, Acceptance Insurance Company
John R. Svoboda.............    44     Vice President, Regulatory Affairs
Jay A. Bielfield............    51     Director                                                   1992
Edward W. Elliott, Jr. .....    53     Director                                                   1992
Robert LeBuhn...............    64     Director                                                   1992
Michael R. McCarthy.........    45     Director                                                   1992
R.L. Richards...............    48     Director                                                   1991
David L. Treadwell..........    42     Director                                                   1992
Doug T. Valassis............    44     Director                                                   1992


------------
(1) At April 29, 1997

BIOGRAPHICAL INFORMATION

     Directors and Executive Officers of the Company. The principal occupation of each director and executive officer of the Company is set forth below.

     Kenneth C. Coon has been associated with the Company as an executive officer since its inception in 1979. He has been Chairman and Chief Executive Officer of the Company and has been a director of the Company since December 1992. He served as Interim Chief Executive Officer of the Company beginning in February 1992, and as Chairman and President from December 1992 until March 1994, when he was elected Chairman and Chief Executive Officer. Mr. Coon has been President and Chief Executive Officer, and a director, of Acceptance Insurance Holdings Inc., a subsidiary of the Company, since its formation and of each of its subsidiaries since their formation or acquisition; and, since August 1993 has served as a director of The Redland Group, Inc., and each of its subsidiaries, all of which are subsidiaries of the Company. Mr. Coon also serves as a director of Major Realty Corporation.

     John P. Nelson has been President and Chief Operating Officer of the Company since March 1994, and has been a director since August 1993. Mr. Nelson has been President of Redland Insurance since its formation in 1979. Mr. Nelson also serves as a director of Redland, and its insurance subsidiaries, all of which are subsidiaries of the Company. Since August 1993 he has served as a director of Acceptance Insurance Holdings Inc. and each of its subsidiaries.

     G. Thomas Bolton has been Senior Vice President, Claims since January 1996. Mr. Bolton came to Acceptance from Arthur Andersen LLP, where he was a Property and Casualty Claims Consultant. Prior to that time he was employed for 16 years by, and was the Eastern Territorial Claim Executive and Assistant Vice President for the Home Insurance Group.

     Greg D. Ewald has been Senior Vice President of Underwriting of the Company since October 1993. Mr. Ewald has been Vice President of Underwriting for Acceptance Insurance and Acceptance Indemnity since April 1990. Prior to that time, Mr. Ewald was Vice President, Treaty Underwriting, at Underwriters Reinsurance Company.

     William J. Gerber has been Vice President, Investments and Investor Relations of the Company since December 1992, and of Acceptance Insurance Holdings Inc. since July 1, 1991. Beginning in August 1987, he was Director of Financial Reporting and Acquisitions for the Company. Prior to that time, he was a certified public accountant with Coopers & Lybrand.

     Richard C. Gibson has been Executive Vice President of Redland, since August 1993, and effective January 1996, President of American Growers and Chairman and Chief Executive Officer of American Agrisurance, Inc., a wholly-owned marketing subsidiary of the Company. Mr. Gibson served as President of American Agrisurance, Inc., from its formation in November 1976 until January 1996. From 1973 through 1976, Mr. Gibson was Vice President and Marketing Manager of Blakley Crop Hail and prior to that time, from 1964 through 1973, Branch Manager of the Crop Division of the Insurance Company of North America.

     Robert W. Haney has been Senior Vice President of Claims of the Company since July 1993. For the prior 11 years, Mr. Haney was Assistant Vice President of Claims for Empire Fire & Marine Insurance Company.

     Peter A. Knolla has been Assistant Secretary of the Company since December of 1992. He has been Secretary of the majority of the Acceptance subsidiaries since July of 1991. Prior to that time he was associated with the Central National Insurance Group and Empire Fire and Marine Insurance Company for 15 years.

     Georgia M. Mace has been Treasurer and Chief Financial Officer of the Company since May 1992. Ms. Mace has been Treasurer and Chief Financial Officer of Acceptance Insurance since its formation and of each of the Acceptance subsidiaries since their formation or acquisition. She also has served as a director of Acceptance Insurance and Phoenix Indemnity since their formation. Ms. Mace formerly was Treasurer of Cornhusker Casualty, a division of Berkshire Hathaway.

     George P. Mang has been Senior Vice President and Chief Operating Officer of Phoenix Indemnity since April 1994. Mr. Mang served as Secretary of Phoenix Indemnity from its organization in 1988 until 1994. Prior to that time, Mr. Mang was Executive Vice President of Statewide Insurance for 25 years.

     Mark R. Shapland has been Vice President and Chief Actuary since August 1996. During the preceding six years, Mr. Shapland was an actuary with Zurich Insurance Company, and Vice President and Chief Actuary with Empire Fire & Marine Insurance Company.

     Raymond N. Siebert has been Vice President of Administration for the Company since May 1995. Prior to that, Mr. Siebert was an Assistant Vice President for Systems and Operations for the Home Insurance Company. Mr. Siebert held various administrative and operations support positions at Home Insurance for 13 years. He also has held positions in a similar capacity for the IL. FAIR Plan, Chubb and Son, and Allstate Insurance Co., dating back to 1975.

     Bruce W. Slaughter has been Senior Vice President of Redland Insurance since October of 1995. Prior to coming to Acceptance in October of 1994, Mr. Slaughter was Executive Vice President of Home Insurance Company. Prior to that time he was Vice President with Chubb Insurance Group, having been with them for 24 years.

     Joseph G. Smith has been Vice President of Budget, Audit and Strategic Planning since August 1993. Mr. Smith served as Vice President and Treasurer of Redland Insurance from September 1982 to October 1994. Prior to joining Redland Insurance, Mr. Smith worked as a certified public accountant with Ernst & Whinney for six years.

     Thomas D. Stamm has been Senior Vice President of Acceptance Insurance since October 1993. Prior to that time, Mr. Stamm was a founding officer and Senior Vice President of Underwriting for the Scottsdale Insurance Company. Prior to that time, Mr. Stamm was a Vice President of Underwriting for Great Southwest Fire Insurance Company for 10 years.

     John R. Svoboda has been Vice President of Regulatory Affairs for the Company since July 1991. He has been with the Company since 1987. For the prior 13 years Mr. Svoboda was a Senior Examiner with the Nebraska Department of Insurance.

     Jay A. Bielfield has been a director of the Company since December 1992. Mr. Bielfield is an employee of Little Ceasar International, Inc. Mr. Bielfield is a director of Major Realty Corporation.


     Edward W. Elliott, Jr. has been a director of the Company since December 1992. Mr. Elliot is Vice-Chairman and Chief Financial Officer of Franklin Enterprises, Inc., a private investment management firm located in Deerfield, Illinois.


     Robert LeBuhn has been a director of the Company since December 1992. Mr. LeBuhn is a private investor. He was Chairman of Investor International (U.S.), Inc., an investment firm in New York, New York, until September 1994. Mr. LeBuhn serves as a director of USAir Group, Inc., Cambrex Corp., New Jersey Steel, and Enzon, Inc.

     Michael R. McCarthy has been a director of the Company since December 1992. Mr. McCarthy has been Chairman and a director of McCarthy & Co., a firm engaged in the investment banking business in Omaha, Nebraska, since it was organized in 1986. He is also a director and Chairman of McCarthy Group, Inc., which is an investment and merchant banking firm and the parent of McCarthy & Co. Mr. McCarthy also serves as a director of Major Realty Corporation.

     R.L. Richards has been a director of the Company since January 1991. Mr. Richards serves as Managing Director of RDT Limited, a private investment company located in Dublin, Ohio. Prior to the organization of RDT Limited in December 1994, he served as President and director of its predecessor and has held various positions with that company since 1978.

     David L. Treadwell has been a director of the Company since December 1992. Mr. Treadwell has been Chief Executive Officer of Major Realty since March 1992. Mr. Treadwell also is President of Heritage Network, Incorporated, which is responsible for a portfolio of investments, including operating businesses in automotive supply, newspaper publishing, real estate development and residential construction. Mr. Treadwell has also been Community Bank Director of Old Kent Bank, SE, since April 1992.


     Doug T. Valassis has been a director of the Company since December 1992. Mr. Valassis is President and Chief Operating Officer and a director of Franklin Enterprises, Inc., an investment management firm in Deerfield, Illinois. Mr. Valassis serves as a director and officer of Lindner Investments, Massachusetts Trust, a complex of six investment funds; Mr. Valassis serves as director for each of the six funds.

                      DESCRIPTION OF PREFERRED SECURITIES

     Pursuant to the terms of the Trust Agreement for the Issuer Trust, the Issuer Trustees on behalf of the Issuer Trust will issue the Preferred Securities and the Common Securities. The Preferred Securities will represent preferred undivided beneficial interests in the assets of the Issuer Trust and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Trust Agreement. This summary of certain provisions of the Preferred Securities and the Trust Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Trust Agreement, including the definitions therein of certain terms. Wherever particular defined terms of the Trust Agreement are referred to herein, such defined terms are incorporated herein by reference. A copy of the form of the Trust Agreement is available upon request from the Issuer Trustees.

GENERAL


     The Preferred Securities will be limited to $82,500,000 aggregate Liquidation Amount outstanding (which amount may be increased by up to $12,375,000 aggregate liquidation amount of Preferred Securities for exercise of the Underwriters' over-allotment option). See "Underwriting." The Preferred Securities will rank pari passu, and payments will be made thereon pro rata, with the Common Securities except as described under "-- Subordination of Common Securities." The Junior Subordinated Debentures will be registered in the name of the Issuer Trust and held by the Property Trustee in trust for the benefit of the holders of the Preferred Securities and Common Securities. The Guarantee will be a guarantee on a subordinated basis with respect to the Preferred Securities but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of such Preferred Securities when the Issuer Trust does not have funds on hand available to make such payments. See "Description of Guarantee."


DISTRIBUTIONS

     The Preferred Securities represent preferred undivided beneficial interests in the assets of the Issuer Trust, and Distributions on each Preferred Security
will be payable at the annual rate of      % of the stated Liquidation Amount of
$25, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each a "Distribution Date"), to the holders of the Preferred Securities at the close of business on the 15th day of March, June, September and December (whether or not a Business Day (as defined below)) next preceding the relevant Distribution Date. Distributions on the Preferred
Securities will be cumulative. Distributions will accumulate from        , 1997.
The first Distribution Date for the Preferred Securities will be        , 1997.
The amount of Distributions payable for any period less than a full Distribution period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in a partial month in such period. Distributions payable for each full Distribution period will be computed by dividing the rate per annum by four. If any date on which Distributions are payable on the Preferred Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (without any additional Distributions or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable.

     So long as no Debenture Event of Default has occurred and is continuing, the Company has the right under the Junior Subordinated Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for an Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such deferral, quarterly Distributions on the Preferred Securities by the Issuer Trust will be deferred during any such Extension Period. Distributions to which holders of the Preferred Securities are entitled
will accumulate additional Distributions thereon at the rate of    % per annum,
compounded quarterly from the relevant payment date for such Distributions, computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. Additional Distributions payable for each full Distribution period will be computed by dividing the rate per annum by four. The term "Distributions" as used herein shall include any such additional Distributions. During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable or exchangeable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period, (b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock, (c) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholder's rights plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the holders of the Preferred Securities and the Issuer Trustees notice of its election of such Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the Preferred Securities would have been payable but for the election to begin such Extension Period and (ii) the date the Property Trustee is required to give notice to holders of the Preferred Securities of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Property Trustee will give notice of the Company's election to begin a new Extension Period to the holders of the Preferred Securities. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of Junior Subordinated Debentures -- Option To Extend Interest Payment Period" and "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

     The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures.

     The revenue of the Issuer Trust available for distribution to holders of the Preferred Securities will be limited to payments under the Junior Subordinated Debentures in which the Issuer Trust will invest the proceeds from the issuance and sale of the Preferred Securities. See "Description of Junior Subordinated Debentures." If the Company does not make payments on the Junior Subordinated Debentures, the Issuer Trust may not have funds available to pay Distributions or other amounts payable on the Preferred Securities. The payment of Distributions and other amounts payable on the Preferred Securities (if and to the extent the Issuer Trust has funds legally available for and cash sufficient to make such payments) is guaranteed by the Company on a limited basis as set forth herein under "Description of Guarantee."

REDEMPTION

     Upon the repayment or redemption, in whole or in part, of the Junior Subordinated Debentures, whether at maturity or upon earlier redemption as provided in the Junior Subordinated Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Preferred Securities, upon not less than 30 nor more than 60 days' notice, at a redemption price (the "Redemption Price") equal to the aggregate Liquidation Amount of such Preferred Securities plus accumulated but unpaid Distributions thereon to the date of redemption (the "Redemption Date") and the related amount of the premium, if any, paid by the Company upon the concurrent redemption of such Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures -- Redemption." If less than all the Junior Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the Preferred Securities and the Common Securities. The amount of premium, if any, paid by the Company upon the redemption of all or any part of the Junior Subordinated Debentures to be repaid or redeemed on a Redemption Date shall be allocated to the redemption pro rata of the Preferred Securities and the Common Securities.

     The Company has the right to redeem the Junior Subordinated Debentures (i)
on or after        , 2002, in whole at any time or in part from time to time, or
(ii) in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event or an Investment Company Event. See "-- Liquidation Distribution Upon Dissolution." A redemption of the Junior Subordinated Debentures would cause a mandatory redemption of a Like Amount of the Preferred Securities and Common Securities at the Redemption Price.

     "Business Day" means a day other than (a) a Saturday or Sunday, (b) a day on which banking institutions in the City of New York, New York or in the City of Omaha, Nebraska are authorized or required by law or executive order to remain closed, or (c) a day on which the Property Trustee's Corporate Trust Office or the Corporate Trust Office of the Debenture Trustee is closed for business.

     "Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount (as defined below) equal to that portion of the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Junior Subordinated Indenture, allocated to the Common Securities and to the Preferred Securities based upon the relative Liquidation Amounts of such classes and (ii) with respect to a distribution of Junior Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of the Issuer Trust, Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Junior Subordinated Debentures are distributed.

     "Liquidation Amount" means the stated amount of $25 per Trust Security.

     "Tax Event" means the receipt by the Issuer Trust of an opinion of counsel to the Company experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Preferred Securities, there is more than an insubstantial risk that (i) the Issuer Trust is, or will be within 90 days of the delivery of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) interest payable by the Company on the Junior Subordinated Debentures is not, or within 90 days of the delivery of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes or (iii) the Issuer Trust is, or will be within 90 days of the delivery of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     "Investment Company Event" means the receipt by the Issuer Trust of an opinion of counsel to the Company experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Issuer Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance of the Preferred Securities.

     If a Tax Event described in clause (i) or (iii) of the definition of Tax Event above has occurred and is continuing and the Issuer Trust is the holder of all the Junior Subordinated Debentures, the Company will pay Additional Sums (as defined below), if any, on the Junior Subordinated Debentures.

     "Additional Sums" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by the Issuer Trust on the outstanding Preferred Securities and Common Securities of the Issuer Trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which the Issuer Trust has become subject as a result of a Tax Event.

REDEMPTION PROCEDURES

     Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Junior Subordinated Debentures. Redemptions of the Preferred Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the Issuer Trust has funds on hand available for the payment of such Redemption Price. See also "-- Subordination of Common Securities."

     If the Issuer Trust gives a notice of redemption in respect of the Preferred Securities, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are available, in the case of Preferred Securities held in book-entry form, the Property Trustee will deposit irrevocably with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. With respect to Preferred Securities not held in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the Preferred Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing the Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption shall be payable to the holders of the Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. If any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Issuer Trust or by the Company pursuant to the Guarantee as described under "Description of Guarantee," Distributions on such Preferred Securities will continue to accumulate at the then applicable rate, from the Redemption Date originally established by the Issuer Trust for such Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

     Subject to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement, and may resell such securities.

     If less than all the Preferred Securities and Common Securities are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Preferred Securities and Common Securities to be redeemed shall be allocated pro rata to the Preferred Securities and the Common Securities based upon the relative Liquidation Amounts of such classes. The particular Preferred Securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, or if the Preferred Securities are then held in the form of a global Preferred Security, in accordance with DTC's customary procedures. The Property Trustee shall promptly notify the securities registrar for the Trust Securities in writing of the

Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities shall relate, in the case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate Liquidation Amount of Preferred Securities which has been or is to be redeemed.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each registered holder of Preferred Securities to be redeemed at its address appearing on the securities register for the Trust Securities. Unless the Company defaults in payment of the Redemption Price on the Junior Subordinated Debentures, on and after the Redemption Date interest will cease to accrue on the Junior Subordinated Debentures or portions thereof (and, unless payment of the Redemption Price in respect of the Preferred Securities is withheld or refused and not paid either by the Issuer Trust or the Company pursuant to the Guarantee, Distributions will cease to accumulate on the Preferred Securities or portions thereof) called for redemption.

SUBORDINATION OF COMMON SECURITIES

     Payment of Distributions on, and the Redemption Price of, and the Liquidation Distribution (as defined herein) in respect of, the Preferred Securities and Common Securities, as applicable, shall be made pro rata based on the Liquidation Amount of such Preferred Securities and Common Securities. However, if on any Distribution Date or Redemption Date a Debenture Event of Default has occurred and is continuing as a result of any failure by the Company to pay any amounts in respect of the Junior Subordinated Debentures when due, no payment of any Distribution on, or Redemption Price of, or Liquidation Distribution in respect of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all the outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all the outstanding Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Preferred Securities then due and payable.

     In the case of any Event of Default (as defined below) resulting from a Debenture Event of Default, the holders of the Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the Trust Agreement until the effects of all such Events of Default with respect to such Preferred Securities have been cured, waived or otherwise eliminated. See "-- Events of Default; Notice" and "Description of Junior Subordinated Debentures -- Debenture Events of Default." Until all such Events of Default under the Trust Agreement with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the Preferred Securities and not on behalf of the holders of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     The amount payable on the Preferred Securities in the event of any liquidation of the Issuer Trust is $25 per Preferred Security plus accumulated and unpaid Distributions, subject to certain exceptions, which may be in the form of a distribution of such amount in Junior Subordinated Debentures.

     The holders of all the outstanding Common Securities have the right at any time to dissolve the Issuer Trust and, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities and Common Securities in liquidation of the Issuer Trust.

     Pursuant to the Trust Agreement, the Issuer Trust will automatically dissolve upon expiration of its term or, if earlier, will dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company or the holder of the Common Securities, (ii) the distribution of a Like Amount of the Junior Subordinated Debentures to the holders of the Trust Securities, if the holders of Common Securities have given written direction to the Property Trustee to dissolve the Issuer Trust (which direction, subject to the foregoing restrictions, is optional and wholly within the discretion of the holders of Common Securities), (iii) the repayment of all the Preferred Securities in connection with the redemption of all the Trust Securities as described under "-- Redemption" and (iv) the entry of an order for the dissolution of the Issuer Trust by a court of competent jurisdiction.

     If dissolution of the Issuer Trust occurs as described in clause (i), (ii) or (iv) above, the Issuer Trust will be liquidated by the Property Trustee as expeditiously as the Property Trustee determines to be possible by distributing, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Junior Subordinated Debentures, unless such distribution is not practical, in which event such holders will be entitled to receive out of the assets of the Issuer Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the Liquidation Amount plus accumulated and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Issuer Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Issuer Trust on its Preferred Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Preferred Securities, except that if a Debenture Event of Default has occurred and is continuing as a result of any failure by the Company to pay any amounts in respect of the Junior Subordinated Debentures when due, the Preferred Securities shall have a priority over the Common Securities. See "-- Subordination of Common Securities."

     After the liquidation date fixed for any distribution of Junior Subordinated Debentures (i) the Preferred Securities will no longer be deemed to be outstanding, (ii) DTC or its nominee, as the registered holder of Preferred Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon such distribution with respect to Preferred Securities held by DTC or its nominee and
(iii) any certificates representing the Preferred Securities not held by DTC or its nominee will be deemed to represent the Junior Subordinated Debentures having a principal amount equal to the stated Liquidation Amount of the Preferred Securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid Distributions on the Preferred Securities until such certificates are presented to the security registrar for the Trust Securities for transfer or reissuance.

     If the Company does not redeem the Junior Subordinated Debentures prior to maturity and the Issuer Trust is not liquidated and the Junior Subordinated Debentures are not distributed to holders of the Preferred Securities, the Preferred Securities will remain outstanding until the repayment of the Junior Subordinated Debentures and the distribution of the Liquidation Distribution to the holders of the Preferred Securities.

     There can be no assurance as to the market prices for the Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for Preferred Securities if a dissolution and liquidation of the Issuer Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Junior Subordinated Debentures that the investor may receive on dissolution and liquidation of the Issuer Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

EVENTS OF DEFAULT; NOTICE

     Any one of the following events constitutes an "Event of Default" under the Trust Agreement (an "Event of Default") with respect to the Preferred Securities (whatever the reason for such Event of Default and whether it is voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

       (i) the occurrence of a Debenture Event of Default (see "Description of Junior Subordinated Debentures -- Debenture Events of Default"); or

      (ii) default by the Issuer Trust in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

      (iii) default by the Issuer Trust in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

      (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Issuer Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause
           (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Issuer Trustees and the Company by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

      (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee if a successor Property Trustee has not been appointed within 90 days thereof.

     Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee will transmit notice of such Event of Default to the holders of Trust Securities and the Administrators, unless such Event of Default has been cured or waived. The Company, as Depositor, and the Administrators are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

     If a Debenture Event of Default has occurred and is continuing as a result of any failure by the Company to pay any amounts in respect of the Junior Subordinated Debentures when due, the Preferred Securities will have a preference over the Common Securities with respect to payments of any amounts in respect of the Preferred Securities as described above. See "-- Subordination of Common Securities," "-- Liquidation Distribution Upon Dissolution" and "Description of Junior Subordinated Debentures -- Debenture Events of Default."

REMOVAL OF ISSUER TRUSTEES; APPOINTMENT OF SUCCESSORS

     The holders of at least a majority in aggregate Liquidation Amount of the outstanding Preferred Securities may remove an Issuer Trustee for cause or, if a Debenture Event of Default has occurred and is continuing, with or without cause. If an Issuer Trustee is removed by the holders of the outstanding Preferred Securities, the successor may be appointed by the holders of at least 25% in Liquidation Amount of the outstanding Preferred Securities. If an Issuer Trustee resigns, such Trustee will appoint its successor. If an Issuer Trustee fails to appoint a successor, the holders of at least 25% in Liquidation Amount of the outstanding Preferred Securities may appoint a successor. If a successor has not been appointed by the holders, any holder of Preferred Securities or Common Securities or the other Issuer Trustee may petition a court in the State of Delaware to appoint a successor. Any Delaware Trustee must meet the applicable requirements of Delaware law. Any Property Trustee must be a national or state-chartered bank, and at the time of appointment have securities rated in one of the three highest rating categories by a nationally recognized statistical rating organization and have capital and surplus of at least $50.0 million. No resignation or removal of an Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

MERGER OR CONSOLIDATION OF ISSUER TRUSTEES

     Any entity into which the Property Trustee or the Delaware Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such Issuer Trustee is a party, or any entity succeeding to all or substantially all the corporate trust business of such Issuer Trustee, will be the successor of such Issuer Trustee under the Trust Agreement, provided such entity is otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE ISSUER TRUST

     The Issuer Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any entity, except as described below or as otherwise set forth in the Trust Agreement. The Issuer Trust may, at the request of the holders of the Common Securities and with the consent of the holders of at least a majority in aggregate Liquidation Amount of the outstanding Preferred Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State, so long as (i) such successor entity either (a) expressly assumes all the obligations of the Issuer Trust with respect to the Preferred Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities have the same priority as the Preferred Securities with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) a trustee of such successor entity, possessing the same powers and duties as the Property Trustee, is appointed to hold the Junior Subordinated Debentures, (iii) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, if then rated, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (v) such successor entity has a purpose substantially identical to that of the Issuer Trust, (vi) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Issuer Trust has received an opinion from independent counsel experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Issuer Trust nor such successor entity will be required to register as an investment company under the Investment Company Act, and (vii) the Company or any permitted successor or assignee owns all the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Issuer Trust may not, except with the consent of holders of 100% in aggregate Liquidation Amount of the Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Issuer Trust or the successor entity to be taxable as a corporation for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

     Except as provided above and under "-- Removal of Issuer Trustees; Appointment of Successors" and "Description of Guarantee -- Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Preferred Securities will have no voting rights.

     The Trust Agreement may be amended from time to time by the holders of a majority of the Common Securities and the Property Trustee, without the consent of the holders of the Preferred Securities, (i) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, provided that any such amendment does not adversely affect in any material respect the interests of any holder of Trust Securities, or (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as may be necessary to ensure that the Issuer Trust will not be taxable as a corporation for United States federal income tax purposes at any time that any Trust Securities are outstanding or to ensure that the Issuer Trust will not be required to register as an "investment company" under the Investment Company Act, and any amendments of the Trust Agreement will become effective when notice of such amendment is given to the holders of Trust Securities. The Trust Agreement may be amended by the holders of a majority of the Common Securities and the Property Trustee with
(i) the consent of holders representing

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

not less than a majority in aggregate Liquidation Amount of the outstanding Preferred Securities and (ii) receipt by the Issuer Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect the issuer Trust's not being taxable as a corporation for United States federal income tax purposes or the Issuer Trust's exemption from status as an "investment company" under the Investment Company Act, except that, without the consent of each holder of Trust Securities affected thereby, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or
(ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

     So long as any Junior Subordinated Debentures are held by the Issuer Trust, the Property Trustee will not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or execute any trust or power conferred on the Property Trustee with respect to the Junior Subordinated Debentures, (ii) waive any past default that is waiveable under Section 5.13 of the Junior Subordinated Indenture, (iii) exercise any right to rescind or annul a declaration that the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Junior Subordinated Indenture or the Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate Liquidation Amount of the outstanding Preferred Securities, except that, if a consent under the Junior Subordinated Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent will be given by the Property Trustee without the prior consent of each holder of the Preferred Securities. The Property Trustee may not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee will notify each holder of Preferred Securities of any notice of default with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, before taking any of the foregoing actions, the Property Trustee will obtain an opinion of counsel experienced in such matters to the effect that the Issuer Trust will not be taxable as a corporation for United States federal income tax purposes on account of such action.

     Any required approval of holders of Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each registered holder of Preferred Securities in the manner set forth in the Trust Agreement.

     No vote or consent of the holders of Preferred Securities will be required to redeem and cancel Preferred Securities in accordance with the Trust Agreement.

     Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Issuer Trustees or any affiliate of the Company or any Issuer Trustees, will, for purposes of such vote or consent, be treated as if they were not outstanding.

EXPENSES AND TAXES

     In the Junior Subordinated Indenture, the Company, as borrower, has agreed to pay all debts and other obligations (other than with respect to the Preferred Securities) and all costs and expenses of the Issuer Trust (including costs and expenses relating to the organization of the Issuer Trust, the fees and expenses of the Issuer Trustees and the costs and expenses relating to the operation of the Issuer Trust) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which the Issuer Trust might become subject. The foregoing obligations of the Company under the Junior Subordinated Indenture are for the benefit of, and shall be enforceable by, any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "Creditor") whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of the Company directly against the Company,

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

and the Company has irrevocably waived any right or remedy to require that any such Creditor take any action against the Issuer Trust or any other person before proceeding against the Company. The Company has also agreed in the Junior Subordinated Indenture to execute such additional agreements as may be necessary or desirable to give full effect to the foregoing.

BOOK ENTRY, DELIVERY AND FORM

     The Preferred Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and registered in the name of DTC's nominee. Unless and until it is exchangeable in whole or in part for the Preferred Securities in definitive form, a global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of such Depository or a nominee of such successor.

     Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee ("Participants") or persons that may hold interests through Participants. The Company expects that, upon the issuance of a global security, DTC will credit, on its book-entry registration and transfer system, the Participants' accounts with their respective principal amounts of the Preferred Securities represented by such global security. Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of Participants) and on the records of Participants (with respect to interests of Persons held through Participants). Beneficial owners will not receive written confirmation from DTC of their purchase, but are expected to receive written confirmations from the Participants through which the beneficial owner entered into the transaction. Transfers of ownership interests will be accomplished by entries on the books of Participants acting on behalf of the beneficial owners.

     So long as DTC, or its nominee, is the registered owner of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented by such global security for all purposes under the Junior Subordinated Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of the Preferred Securities in definitive form and will not be considered the owners or holders thereof under the Junior Subordinated Indenture. Accordingly, each person owning a beneficial interest in such a global security must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder of Preferred Securities under the Junior Subordinated Indenture. The Company understands that, under DTC's existing practices, in the event that the Company requests any action of holders, or an owner of a beneficial interest in such a global security desires to take any action which a holder is entitled to take under the Junior Subordinated Indenture, DTC would authorize the Participants holding the relevant beneficial interests to take such action, and such Participants would authorize beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. Redemption notices will also be sent to DTC. If less than all of the Preferred Securities are being redeemed, the Company understands that it is DTC's existing practice to determine by lot the amount of the interest of each Participant to be redeemed.

     Distributions on the Preferred Securities registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the global security representing such Preferred Securities. None of the Company, the Issuer Trustees, the Administrators, any Paying Agent or any other agent of the Company or the Issuer Trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such Preferred Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Disbursements of Distributions to Participants shall be the responsibility of DTC. DTC's practice is to credit Participants' accounts on a payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Company, the Issuer

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

Trustees, the Paying Agent or any other agent of the Company, subject to any statutory or regulatory requirements as may be in effect from time to time.

     DTC may discontinue providing its services as securities depository with respect to the Preferred Securities at any time by giving reasonable notice to the Company or the Issuer Trustees. If DTC notifies the Company that it is unwilling to continue as such, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depository is not appointed by the Company within ninety days after receiving such notice or becoming aware that DTC is no longer so registered, the Company will issue the Preferred Securities in definitive form upon registration of transfer of, or in exchange for, such global security. In addition, the Company may at any time and in its sole discretion determine not to have the Preferred Securities represented by one or more global securities and, in such event, will issue Preferred Securities in definitive form in exchange for all of the global securities representing such Preferred Securities.

     DTC has advised the Company and the Issuer Trust as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers (such as the Underwriter), banks, trust companies and clearing corporations and may include certain other organizations. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with a Participant, either directly or indirectly.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Preferred Securities will be made by the Underwriters in immediately available funds.

     Secondary trading in Preferred Securities of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Preferred Securities will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in the Preferred Securities will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Preferred Securities.

PAYMENT AND PAYING AGENCY

     Payments in respect of the Preferred Securities will be made to DTC, which will credit the relevant accounts at DTC on the applicable Distribution Dates or, if the Preferred Securities are not held by DTC, such payments will be made by check mailed to the address of the holder entitled thereto as such address appears on the securities register for the Trust Securities. The paying agent (the "Paying Agent") will initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrators. The Paying Agent will be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and the Administrators. If the Property Trustee is no longer the Paying Agent, the Property Trustee will appoint a successor (which must be a bank or trust Company reasonably acceptable to the Administrators) to act as Paying Agent.

REGISTRAR AND TRANSFER AGENT

     The Property Trustee will act as registrar and transfer agent for the Preferred Securities.

     Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Issuer Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Issuer Trust will not be required to register or cause to be registered the transfer of the Preferred Securities after the Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The Property Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

MISCELLANEOUS

     The Administrators and the Property Trustee are authorized and directed to conduct the affairs of and to operate the Issuer Trust in such a way that the Issuer Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or taxable as a corporation for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Property Trustee and the holders of Common Securities are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Issuer Trust or the Trust Agreement, that the Property Trustee and the holders of Common Securities determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Preferred Securities.

     Holders of the Preferred Securities have no preemptive or similar rights.

     The Issuer Trust may not borrow money, issue debt or mortgage or pledge any of its assets.

GOVERNING LAW

     The Trust Agreement will be governed by and construed in accordance with the laws of the State of Delaware.

                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

     The Junior Subordinated Debentures are to be issued under the Junior Subordinated Indenture, under which Bankers Trust Company is acting as Debenture Trustee. This summary of certain terms and provisions of the Junior Subordinated Debentures and the Junior Subordinated Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Junior Subordinated Indenture, including the definitions therein of certain terms. Whenever particular defined terms of the Junior Subordinated Indenture (as amended or supplemented from time to time) are referred to herein, such defined terms are incorporated herein by reference. A copy of the form of Junior Subordinated Indenture is available from the Debenture Trustee upon request.

GENERAL

     Concurrently with the issuance of the Preferred Securities, the Issuer Trust will invest the proceeds thereof, together with the consideration paid by the Company for the Common Securities, in the Junior Subordinated Debentures issued by the Company. The Junior Subordinated Debentures will bear interest,
accruing from                , 1997, at the annual rate of    % of the principal
amount thereof, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing
               , 1997, to the person in whose name each Junior Subordinated Debenture is registered at the close of business on the 15th day of March, June, September or December (whether or not a Business Day) next preceding such Interest Payment Date. It is anticipated that, until the liquidation, if any, of the Issuer Trust, each Junior Subordinated Debenture will be registered in the name of the Issuer Trust and held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The amount of interest payable for any period less than a full interest period will be computed on the basis of a

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

360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. The amount of interest payable for any full interest period will be computed by dividing the rate per annum by four. If any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of
  %, compounded quarterly and computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. The amount of additional interest payable for any full interest period will be computed by dividing the rate per annum by four. The term "interest" as used herein includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date (as defined below) and Additional Sums, as applicable.

     The Junior Subordinated Debentures will mature on                , 2027,
subject to the Maturity Adjustment (such date, as it may be shortened by the Maturity Adjustment is referred to herein as the Stated Maturity). The Maturity Adjustment represents the right of the Company to shorten the maturity date once
at any time to any date not earlier than                , 2002. In the event the
Company elects to shorten the Stated Maturity of the Junior Subordinated Debentures, it will give notice to the registered holders of the Junior Subordinated Debentures, the Debenture Trustee and the Issuer Trust of such shortening no less than 90 days prior to the effectiveness thereof. The Property Trustee must give notice to the holders of the Trust Securities of the shortening of the Stated Maturity at least 30 but not more than 60 days before such date.

     The Junior Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Indebtedness of the Company. The Junior Subordinated Debentures will not be subject to a sinking fund. The Junior Subordinated Indenture does not limit the incurrence or issuance of other secured or unsecured debt by the Company, including Senior Indebtedness, whether under the Junior Subordinated Indenture or any existing or other indenture that the Company may enter into in the future or otherwise. See "-- Subordination."

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     So long as no Debenture Event of Default has occurred and is continuing, the Company has the right at any time during the term of the Junior Subordinated Debentures to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. During any such Extension Period the Company shall have the right to make partial payments of interest on any interest payment date. At the end of such Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the
annual rate of   %, compounded quarterly and computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period, to the extent permitted by applicable law). The amount of additional interest payable for any full interest period will be computed by dividing the rate per annum by four. During an Extension Period, interest will continue to accrue and holders of Junior Subordinated Debentures (or holders of Preferred Securities while outstanding) will be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

     During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable or exchangeable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period, (b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock, (c) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged,
(d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholders rights plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period subject to the above conditions. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Issuer Trustees notice of its election of such Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the Preferred Securities would have been payable but for the election to begin such Extension Period and (ii) the date the Property Trustee is required to give notice to holders of the Preferred Securities of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Property Trustee will give notice of the Company's election to begin a new Extension Period to the holders of the Preferred Securities. There is no limitation on the number of times that the Company may elect to begin an Extension Period.

REDEMPTION


     The Junior Subordinated Debentures are redeemable prior to maturity at the
option of the Company (i) on or after                , 2002, in whole at any
time or in part from time to time, or (ii) in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event or an Investment Company Event (each as defined under "Description of Preferred Securities -- Redemption"), at the redemption price described below. The proceeds of any such redemption will be used by the Issuer Trust to redeem the Preferred Securities.


     The redemption price for Junior Subordinated Debentures is the outstanding principal amount of the Junior Subordinated Debentures plus accrued interest (including any Additional Interest or any Additional Sums) thereon to but excluding the date fixed for redemption.

ADDITIONAL SUMS

     The Company has covenanted in the Junior Subordinated Indenture that, if and for so long as (i) the Issuer Trust is the holder of all Junior Subordinated Debentures and (ii) the Issuer Trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, the Company will pay as additional sums ("Additional Sums") on the Junior Subordinated Debentures such amounts as may be required so that the Distributions payable by the Issuer Trust will not be reduced as a result of any such additional taxes, duties or other governmental charges. See "Description of Preferred Securities --Redemption."

REGISTRATION, DENOMINATION AND TRANSFER

     The Junior Subordinated Debentures will initially be registered in the name of the Issuer Trust. If the Junior Subordinated Debentures are distributed to holders of Preferred Securities, it is anticipated that the depositary arrangements for the Junior Subordinated Debentures will be substantially identical to those in effect for the Preferred Securities. See "Description of Preferred Securities -- Book Entry, Delivery and Form."

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

     Although DTC has agreed to the procedures described above, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days of receipt of notice from DTC to such effect, the Company will cause the Junior Subordinated Debentures to be issued in definitive form.

     Payments on Junior Subordinated Debentures represented by a global security will be made to Cede & Co., the nominee for DTC, as the registered holder of the Junior Subordinated Debentures, as described under "Description of Preferred Securities -- Book Entry, Delivery and Form." If Junior Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Junior Subordinated Debentures will be registrable, and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other authorized denominations of a like aggregate principal amount, at the corporate trust office of the Debenture Trustee in New York, New York or at the offices of any paying agent or transfer agent appointed by the Company, provided that payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto. However, a holder of $1 million or more in aggregate principal amount of Junior Subordinated Debentures may receive payments of interest (other than interest payable at the Stated Maturity) by wire transfer of immediately available funds upon written request to the Debenture Trustee not later than 15 calendar days prior to the date on which the interest is payable.

     Junior Subordinated Debentures will be exchangeable for other Junior Subordinated Debentures of like tenor, of any authorized denominations, and of a like aggregate principal amount.

     Junior Subordinated Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the securities registrar appointed under the Junior Subordinated Debenture or at the office of any transfer agent designated by the Company for such purpose without service charge and upon payment of any taxes and other governmental charges as described in the Junior Subordinated Indenture. The Company will appoint the Debenture Trustee as securities registrar under the Junior Subordinated Indenture. The Company may at any time designate additional transfer agents with respect to the Junior Subordinated Debentures.

     In the event of any redemption, neither the Company nor the Debenture Trustee shall be required to (i) issue, register the transfer of or exchange Junior Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of the Junior Subordinated Debentures to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Junior Subordinated Debentures so selected for redemption, except, in the case of any Junior Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

     Any monies deposited with the Debenture Trustee or any paying agent, or then held by the Company in trust, for the payment of the principal of (and premium, if any) or interest on any Junior Subordinated Debenture and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Junior Subordinated Debenture shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

RESTRICTIONS ON CERTAIN PAYMENTS; CERTAIN COVENANTS OF THE COMPANY

     The Company has covenanted that it will not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable or exchangeable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period or other event referred to below, (b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock,
(c) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholder's rights plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock), if at such time (i) there has occurred any event (a) of which the Company has actual knowledge that with the giving of notice or the lapse of time, or both, would constitute a Debenture Event of Default and (b) that the Company has not taken reasonable steps to cure, (ii) if the Junior Subordinated Debentures are held by the Issuer Trust, the Company is in default with respect to its payment of any obligations under the Guarantee or (iii) the Company has given notice of its election of an Extension Period as provided in the Junior Subordinated Indenture and has not rescinded such notice, or such Extension Period, or any extension thereof, is continuing.

     The Company has covenanted in the Junior Subordinated Indenture (i) to continue to hold, directly or indirectly, 100% of the Common Securities, provided that certain successors that are permitted pursuant to the Junior Subordinated Indenture may succeed to the Company's ownership of the Common Securities, (ii) as holder of the Common Securities, not to voluntarily terminate, windup or liquidate the Issuer Trust, other than (a) in connection with a distribution of Junior Subordinated Debentures to the holders of the Preferred Securities in liquidation of the Issuer Trust or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Issuer Trust to continue not to be taxable as a corporation for United States federal income tax purposes.

MODIFICATION OF JUNIOR SUBORDINATED INDENTURE

     From time to time, the Company and the Debenture Trustee may, without the consent of any of the holders of the outstanding Junior Subordinated Debentures, amend, waive or supplement the provisions of the Junior Subordinated Indenture to: (1) evidence succession of another corporation or association to the Company and the assumption by such person of the obligations of the Company under the Junior Subordinated Debentures, (2) add further covenants, restrictions or conditions for the protection of holders of the Junior Subordinated Debentures,
(3) cure ambiguities or correct the Junior Subordinated Debentures in the case of defects or inconsistencies in the provisions thereof, so long as any such cure or correction does not adversely affect the interest of the holders of the Junior Subordinated Debentures in any material respect, (4) change the terms of the Junior Subordinated Debentures to facilitate the issuance of the Junior Subordinated Debentures in certificated or other definitive form, (5) evidence or provide for the appointment of a successor Debenture Trustee, or (6) qualify, or maintain the qualification of, the Junior Subordinated Indentures under the Trust Indenture Act. The Junior Subordinated Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the Junior Subordinated Debentures, to modify the Junior Subordinated Indenture in a manner affecting the rights of the holders of the Junior Subordinated Debentures, except that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture so affected, (i) change the Stated Maturity of the Junior Subordinated Debentures, or reduce the principal amount thereof, the rate of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the currency in which, any such amount is payable or impair the right to institute suit for the enforcement of any Junior Subordinated Debenture or (ii) reduce the percentage of principal amount of Junior Subordinated Debentures, the holders of which are required to consent to any such modification of the Junior Subordinated Indenture. Furthermore, so long as any of the Preferred Securities remain outstanding, no such modification may be made that adversely affects the holders of such Preferred

Securities in any material respect, and no termination of the Junior Subordinated Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Junior Subordinated Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the outstanding Preferred Securities unless and until the principal of (and premium, if any, on) the Junior Subordinated Debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied.

DEBENTURE EVENTS OF DEFAULT

     The Junior Subordinated Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Debentures that has occurred and is continuing constitutes an "Event of Default" with respect to the Junior Subordinated Debentures:

      (i) failure to pay any interest on the Junior Subordinated Debentures when due and continuance of such default for a period of 30 days (subject to the deferral of any due date in the case of an Extension Period); or

      (ii) failure to pay any principal of or premium, if any, on the Junior Subordinated Debentures when due whether at the Stated Maturity or otherwise; or

     (iii) failure to observe or perform in any material respect certain other covenants contained in the Junior Subordinated Indenture for 90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of the outstanding Junior Subordinated Debentures; or

     (iv) the Company consents to the appointment of a receiver or other similar official in any liquidation, insolvency or similar proceeding with respect to the Company or all or substantially all its property.

     For purposes of the Trust Agreement and this Prospectus, each such Event of Default under the Junior Subordinated Debenture is referred to as a "Debenture Event of Default." As described in "Description of Preferred Securities -- Events of Default; Notice," the occurrence of a Debenture Event of Default will also constitute an Event of Default in respect of the Trust Securities.

     The holders of at least a majority in aggregate principal amount of outstanding Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee or the holders of not less than 25% in aggregate principal amount of outstanding Junior Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default, and, should the Debenture Trustee or such holders of Junior Subordinated Debentures fail to make such declaration, the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities shall have such right. The holders of a majority in aggregate principal amount of outstanding Junior Subordinated Debentures may annul such declaration and waive the default if all defaults (other than the non-payment of the principal of Junior Subordinated Debentures which has become due solely by such acceleration) have been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee. Should the holders of Junior Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the outstanding Preferred Securities shall have such right.

     The holders of at least a majority in aggregate principal amount of the outstanding Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal (or premium, if any) or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Junior Subordinated Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debenture affected thereby. See "-- Modification of Junior Subordinated Indenture." The Company is required to file annually with the

Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Junior Subordinated Indenture.

     If a Debenture Event of Default occurs and is continuing, the Property Trustee will have the right to declare the principal of and the interest on the Junior Subordinated Debentures, and any other amounts payable under the Junior Subordinated Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Junior Subordinated Debentures.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

     If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay any amounts payable in respect of the Junior Subordinated Debentures on the date such amounts are otherwise payable, a registered holder of Preferred Securities may institute a Direct Action against the Company for enforcement of payment to such holder of an amount equal to the amount payable in respect of Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities held by such holder. The Company may not amend the Junior Subordinated Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all the Preferred Securities. The Company will have the right under the Junior Subordinated Indenture to set-off any payment made to such holder of Preferred Securities by the Company in connection with a Direct Action.

     The holders of the Preferred Securities are not able to exercise directly any remedies available to the holders of the Junior Subordinated Debentures except under the circumstances described in the preceding paragraph. See "Description of Preferred Securities -- Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     The Junior Subordinated Indenture provides that the Company may not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and no Person may consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless (i) if the Company consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes the Company's obligations in respect of the Junior Subordinated Debentures; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would constitute a Debenture Event of Default, has occurred and is continuing; and (iii) certain other conditions as prescribed in the Junior Subordinated Indenture are satisfied.

     The provisions of the Junior Subordinated Indenture do not afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Junior Subordinated Debentures.

SATISFACTION AND DISCHARGE

     The Junior Subordinated Indenture provides that when, among other things, all Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at the Stated Maturity within one year, and the Company deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Junior Subordinated Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Junior Subordinated Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Junior Subordinated Indenture.

SUBORDINATION

     The Junior Subordinated Debentures will be subordinate and junior in right of payment, to the extent set forth in the Junior Subordinated Indenture, to all Senior Indebtedness (as defined below) of the Company. If the Company defaults in the payment of any principal, premium, if any, or interest, if any, or any other amount payable on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for redemption or by declaration of acceleration or otherwise, then, unless and until such default has been cured or waived or has ceased to exist or all Senior Indebtedness has been paid, no direct or indirect payment (in cash, property, securities, by setoff or otherwise) may be made or agreed to be made on the Junior Subordinated Debentures, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the Junior Subordinated Debentures.

     As used herein, "Senior Indebtedness" means, whether recourse is to all or a portion of the assets of the Company and whether or not contingent, (i) every obligation of the Company for money borrowed; (ii) every obligation of the Company evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of the Company with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Company; (iv) every obligation of the Company issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of the Company; (vi) every obligation of the Company for claims (as defined in Section 101(4) of the United States Bankruptcy Code of 1978, as amended) in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; and (vii) every obligation of the type referred to in clauses (i) through (vi) of another person and all dividends of another person the payment of which, in either case, the Company has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise; provided that Senior Indebtedness shall not include (i) any obligations which, by their terms, are expressly stated to rank pari passu in right of payment with, or to not be superior in right of payment to, the Junior Subordinated Debentures, (ii) any Senior Indebtedness of the Company which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Company, (iii) any indebtedness of the Company to any of its subsidiaries, (iv) indebtedness to any executive officer or director of the Company, or (v) any indebtedness in respect of debt securities issued to any trust, or a trustee of such trust, partnership or other entity affiliated with the Company that is a financing entity of the Company in connection with the issuance of such financing entity of securities that are similar to the Preferred Securities.

     In the event of (i) certain events of bankruptcy, dissolution or liquidation of the Company or the holder of the Common Securities, (ii) any proceeding for the liquidation, dissolution or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (iii) any assignment by the Company for the benefit of creditors or
(iv) any other marshalling of the assets of the Company, all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made on account of the Junior Subordinated Debentures. In such event, any payment or distribution on account of the Junior Subordinated Debentures, whether in cash, securities or other property, that would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Junior Subordinated Debentures will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full.

     In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the holders of Junior Subordinated Debentures, together with the holders of any obligations of the Company ranking on a parity with the Junior Subordinated Debentures, will be entitled to be paid from the remaining assets of the Company the amounts at the time due and owing on the Junior Subordinated Debentures and such other obligations before any payment or other distribution, whether in cash, property or otherwise, will be made on account of any capital stock or obligations of the Company ranking junior to the Junior Subordinated Debentures and such other obligations. If any payment or distribution on account of the

Junior Subordinated Debentures of any character or any security, whether in cash, securities or other property is received by any holder of any Junior Subordinated Debentures in contravention of any of the terms hereof and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and must be paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full. By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Indebtedness may receive more, ratably, and holders of the Junior Subordinated Debentures may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default in respect of the Junior Subordinated Debentures.

     The Junior Subordinated Indenture places no limitation on the amount of additional Senior Indebtedness that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Indebtedness.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

     The Debenture Trustee, other than during the occurrence and continuance of a default by the Company in performance of its obligations under the Junior Subordinated Debenture, is under no obligation to exercise any of the powers vested in it by the Junior Subordinated Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

GOVERNING LAW

     The Junior Subordinated Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of New York.

                            DESCRIPTION OF GUARANTEE

     The Guarantee will be executed and delivered by the Company concurrently with the issuance of Preferred Securities by the Issuer Trust for the benefit of the holders from time to time of the Preferred Securities. Bankers Trust Company will act as Guarantee Trustee under the Guarantee. This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Guarantee, including the definitions therein of certain terms. A copy of the form of Guarantee is available upon request from the Guarantee Trustee. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.

GENERAL

     The Company will irrevocably and unconditionally agree to pay in full on a subordinated basis, to the extent set forth in the Guarantee and described herein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer Trust may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the Issuer Trust (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accrued and unpaid Distributions required to be paid on such Preferred Securities, to the extent that the Issuer Trust has funds on hand available therefor at such time,
(ii) the Redemption Price with respect to any Preferred Securities called for redemption, to the extent that the Issuer Trust has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary termination, winding up or liquidation of the Issuer Trust (unless the Junior Subordinated Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment, to the extent that the Issuer Trust has funds on hand available therefor at such time, and (b) the amount of assets of the Issuer Trust remaining available for distribution to holders of the Preferred Securities on liquidation of the Issuer Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Preferred Securities or by causing the Issuer Trust to pay such amounts to such holders.

     The Guarantee will be an irrevocable guarantee of payment on a subordinated basis of the Issuer Trust's obligations under the Preferred Securities, but will apply only to the extent that the Issuer Trust has funds sufficient to make such payments, and is not a guarantee of collection.

     If the Company does not make payments on the Junior Subordinated Debentures held by the Issuer Trust, the Issuer Trust will not be able to pay any amounts payable in respect of the Preferred Securities and will not have funds legally available therefor. The Guarantee will rank subordinate and junior in right of payment to all Senior Indebtedness of the Company. See "-- Status of the Guarantee." The Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Indebtedness, whether under the Junior Subordinated Indenture, any other indenture that the Company may enter into in the future or otherwise.

     The Company has, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures and the Junior Subordinated Indenture, taken together, fully, irrevocably and unconditionally guaranteed all the Issuer Trust's obligations under the Preferred Securities on a subordinated basis. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer Trust's obligations in respect of the Preferred Securities. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee."

STATUS OF THE GUARANTEE

     The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Indebtedness of the Company in the same manner as the Junior Subordinated Debentures.

     The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Issuer Trust or distribution to the holders of the Preferred Securities of the Junior Subordinated Debentures.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes which do not materially adversely affect the rights of holders of the Preferred Securities (in which case no consent will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of the outstanding Preferred Securities. The manner of obtaining any such approval will be as set forth under "Description of Preferred Securities -- Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT; RIGHTS OF HOLDERS OF PREFERRED SECURITIES

     An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder, or to perform any non-payment obligation if such non-payment default remains unremedied for 30 days.

     The holders of not less than a majority in aggregate Liquidation Amount of the outstanding Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

     Any registered holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer Trust, the Guarantee Trustee or any other person or entity.

     The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after the occurrence of an event of default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of the Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

     The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the Preferred Securities, upon full payment of the amounts payable with respect to the Preferred Securities upon liquidation of the Issuer Trust or upon distribution of Junior Subordinated Debentures to the holders of the Preferred Securities in exchange for all of the Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid under the Preferred Securities or the Guarantee.

GOVERNING LAW

     The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

            RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR
                   SUBORDINATED DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

     Payments of Distributions and other amounts due on the Preferred Securities (to the extent the Issuer Trust has funds available for such payment) are irrevocably guaranteed, on a subordinated basis, by the Company as and to the extent set forth under "Description of Guarantee." Taken together, the Company's obligations under the Junior Subordinated Debentures, the Junior Subordinated Indenture, the Trust Agreement and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing full, irrevocable and unconditional guarantee of the Issuer Trust's obligations in respect of the Preferred Securities. If and to the extent that the Company does not make payments on the Junior Subordinated Debentures, the Issuer Trust will not have sufficient funds to pay Distributions or other amounts due on the Preferred Securities. The Guarantee does not cover payment of amounts payable with respect to the Preferred Securities when the Issuer Trust does not have sufficient funds to pay such amounts. In such event, the remedy of a holder of the Preferred Securities is to institute a legal proceeding directly against the Company for enforcement of payment of the Company's obligations under Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Preferred Securities held by such holder.

     The obligations of the Company under the Junior Subordinated Debentures and the Guarantee are subordinate and junior in right of payment to all Senior Indebtedness.

SUFFICIENCY OF PAYMENTS

     As long as payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments distributable on the Preferred Securities, primarily because (i) the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Preferred Securities and Common Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the Distribution rate, Distribution Dates and other payment dates for the Preferred Securities;
(iii) the Company will pay for any and all costs, expenses and liabilities of the Issuer Trust except the Issuer Trust's obligations to holders of the Trust Securities; and (iv) the Trust Agreement further provides that the Issuer Trust will not engage in any activity that is not consistent with the limited purposes of the Issuer Trust.

     Notwithstanding anything to the contrary in the Junior Subordinated Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder against and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

     A holder of any Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Issuer Trust or any other person or entity. See "Description of Guarantee."

     A default or event of default under any Senior Indebtedness of the Company would not constitute a default or Event of Default in respect of the Preferred Securities. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness of the Company, the subordination provisions of the Junior Subordinated Indenture provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. See "Description of Junior Subordinated Debentures -- Subordination."

LIMITED PURPOSE OF ISSUER TRUST

     The Preferred Securities represent preferred undivided beneficial interests in the assets of the Issuer Trust, and the Issuer Trust exists for the sole purpose of issuing its Preferred Securities and Common Securities and investing the proceeds thereof in Junior Subordinated Debentures. A principal difference between the rights of a holder of a Preferred Security and a holder of a Junior Subordinated Debenture is that a holder of a Junior Subordinated Debenture is entitled to receive from the Company payments on Junior Subordinated Debentures held, while a holder of Preferred Securities is entitled to receive Distributions or other amounts distributable with respect to the Preferred Securities from the Issuer Trust (or from the Company under the Guarantee) only if and to the extent the Issuer Trust has funds available for the payment of such Distributions.

RIGHTS UPON DISSOLUTION

     Upon any voluntary or involuntary dissolution of the Issuer Trust, other than any such dissolution involving the distribution of the Junior Subordinated Debentures, after satisfaction of liabilities to creditors of the Issuer Trust as required by applicable law, the holders of the Preferred Securities will be entitled to receive, out of assets held by the Issuer Trust, the Liquidation Distribution in cash. See "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Issuer Trust, as registered holder of the Junior Subordinated Debentures, would be a subordinated creditor of the Company, subordinated and junior in right of payment to all Senior Indebtedness as set forth in the Junior Subordinated Indenture, but entitled to receive payment in full of all amounts payable with respect to the Junior Subordinated Debentures before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed under the Junior Subordinated Indenture to pay for all costs, expenses and liabilities of the Issuer Trust (other than the Issuer Trust's obligations to the holders of the Trust Securities), the positions of a holder of the Preferred Securities and a holder of such Junior Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder, and administrative and judicial interpretations thereof, each as of the date hereof, all of which are subject to change, possibly on a retroactive basis. The authorities on which this summary is based are subject to various interpretations, and the opinions of Tax Counsel are not binding on the Internal Revenue Service (the "IRS") or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the IRS with respect to the transactions described herein. Accordingly, there can be no assurance that the IRS will not challenge the opinions expressed herein or that a court would not sustain such a challenge.

     Except as otherwise stated, this summary deals only with the Preferred Securities held as a capital asset by a holder who or which (i) purchased the Preferred Securities upon original issuance (an "Initial Holder") at their original offering price and (ii) is a US Holder (as defined below). This summary does not address all the tax consequences that may be relevant to a US Holder, nor does it address the tax consequences, except as stated below, to holders that are not US Holders ("Non-US Holders") or to holders that may be subject to special tax treatment (such as banks, thrift institutions, real estate investment trusts, regulated investment companies, insurance companies, brokers and dealers in securities or currencies, other financial institutions, tax-exempt organizations, persons holding the Preferred Securities as a position in a "straddle," or as part of a "synthetic security," "hedging," as part of a "conversion" or other integrated investment, persons having a functional currency other than the U.S. Dollar and certain United States expatriates). Further, this summary does not address (a) the income tax consequences to shareholders in, or partners or beneficiaries of, a holder of the Preferred Securities, (b) the United States federal alternative minimum tax consequences of the purchase, ownership or disposition of the Preferred Securities, or (c) any state, local or foreign tax consequences of the purchase, ownership and disposition of Preferred Securities.

     A "US Holder" is a holder of the Preferred Securities who or which is (i) a citizen or individual resident (or is treated as a citizen or individual resident) of the United States for income tax purposes, (ii) a corporation or partnership created or organized (or treated as created or organized for income tax purposes) in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is includible in its gross income for United States federal income tax purposes without regard to its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States trustees have the authority to control all substantial decisions of the trust.

     HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

US HOLDERS

     CHARACTERIZATION OF THE ISSUER TRUST. In connection with the issuance of the Preferred Securities, Tax Counsel will render its opinion generally to effect that, under then current law and based on the representations, facts and assumptions set forth in this Prospectus, and assuming full compliance with the terms of the Trust Agreement (and other relevant documents), and based on certain assumptions and qualifications referenced in the opinion, the Issuer Trust will be characterized for United States federal income tax purposes as a grantor trust and will not be characterized as an association taxable as a corporation. Accordingly, for

United States federal income tax purposes, each holder of the Preferred Securities generally will be considered the owner of an undivided interest in the Junior Subordinated Debentures and each US Holder will be required to include in gross income all interest on (OID accrued) or gain recognized for United States federal income tax purposes with respect to its allocable share of the Junior Subordinated Debentures.

     CHARACTERIZATION OF THE JUNIOR SUBORDINATED DEBENTURES. The Company and the Issuer Trust will agree to treat the Junior Subordinated Debentures as indebtedness for all United States federal income tax purposes. In connection with the issuance of the Junior Subordinated Debentures, Tax Counsel will render its opinion generally to the effect that, under then current law and based on the representations, facts and assumptions set forth in this Prospectus, and assuming full compliance with the terms of the Junior Subordinated Indenture (and other relevant documents) and based on certain assumptions and qualifications referenced in the opinion, the Junior Subordinated Debentures will be characterized for United States federal income tax purposes as debt of the Company.

     INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT. Under recently issued Treasury regulations (the "Regulations") applicable to all debt instruments that, like the Junior Subordinated Debentures, are issued on or after August 13, 1996, remote contingencies that stated interest will not be timely paid are ignored in determining whether a debt instrument is issued with OID, which determination depends in part on whether interest is "unconditionally payable" on the debt instrument. OID must be included in income by all holders as it accrues economically on a daily basis, without regard to when it is paid in cash or whether a particular holder generally uses the cash method of accounting. The Company has concluded that the likelihood of its exercising its option to defer payments of interest is remote. This conclusion is based on the Company's analysis, as of the date of issue of the Junior Subordinated Debentures, of various facts and circumstances deemed relevant to exercising such deferral option, including, among other things, the inability of the Company to declare dividends on its stock while interest on the Junior Subordinated Debentures is being deferred, and the likely impact of the non-payment of dividends upon the ratings of the Company's securities if the deferral option is exercised. Based upon this conclusion and in the absence of any specific definition of "remote" in the applicable income tax regulations, the Company intends to take the position that the Junior Subordinated Debentures do not include OID. As a consequence, holders of the Preferred Securities should report interest under their own methods of accounting (e.g., cash or accrual) instead of under the daily economic accrual rules for OID instruments.

     Under the Regulations, if the Company exercises its option to defer payments of interest, the Junior Subordinated Debentures would be treated as redeemed and reissued for OID purposes and the sum of the remaining interest payments (and any de minimis OID) on the Junior Subordinated Debentures would thereafter be treated as OID, which would accrue, and be includible in a US Holder's taxable income, on an economic accrual basis (regardless of the US Holder's method of accounting for income tax purposes) over the remaining term of the Junior Subordinated Debentures (including any period of interest deferral), without regard to the timing of payments under the Junior Subordinated Debentures. A holder who disposes of the Preferred Securities during such a Deferral Period may suffer a loss because the market value of the Preferred Securities will likely fall if the Company exercises its option to defer payments of interest on the Junior Subordinated Debentures. Furthermore, the market value of the Preferred Securities may not reflect the accumulated distribution that will be paid at the end of the Deferral Period, and a holder who sells the Preferred Securities during the Deferral Period will not receive from the Company any cash related to the interest (OID) income the holder accrued and included in its taxable income under the OID rules (because that cash will be paid to the holder of record at the end of the Deferral Period).

     If the possibility of the Company's exercise of its option to defer payments of interest is not remote, the Junior Subordinated Debentures would be treated as initially issued with OID in an amount equal to the aggregate stated interest (plus any de minimis OID) over the term of the Junior Subordinated Debentures. That OID would generally be includible in a US Holder's taxable income, over the term of the Junior Subordinated Debentures, on an economic accrual basis.

     The Regulations have not been addressed in any rulings or other interpretations by the Internal Revenue Service other than the preamble to the Treasury Decision that issued the new Regulations, which added the concept of "remote contingencies" to existing definitions used to determine whether interest payable under a debt instrument is "unconditionally payable." The new Regulations could be viewed as a favorable reversal of the Internal Revenue Service's previous position, as expressed in a 1995 Revenue Ruling that has not been withdrawn. It is possible that the IRS could take a position contrary to the interpretation herein.

     CHARACTERIZATION OF INCOME. Because the income underlying the Preferred Securities will not be characterized as dividends for income tax purposes, corporate holders of the Preferred Securities will not be entitled to a dividends-received deduction for any income recognized with respect to the Preferred Securities.

     MARKET DISCOUNT AND BOND PREMIUM. Holders of the Preferred Securities other than Initial Holders may be considered to have acquired their undivided interests in the Junior Subordinated Debentures with market discount or acquisition premium (as each phrase is defined for United States federal income tax purposes).

     RECEIPT OF JUNIOR SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF THE ISSUER TRUST. Under certain circumstances described herein (See "Description of the Preferred Securities -- Liquidation Distribution Upon Dissolution"), the Issuer Trust may distribute the Junior Subordinated Debentures to holders in exchange for the Preferred Securities and in liquidation of the Issuer Trust. Except as discussed below, such a distribution would not be a taxable event for United States federal income tax purposes, and each US Holder would have an aggregate adjusted basis in its Junior Subordinated Debentures for United States federal income tax purposes equal to such holder's aggregate adjusted basis in its Preferred Securities. For United States federal income tax purposes, a US Holder's holding period in the Junior Subordinated Debentures received in such a liquidation of the Issuer Trust would include the period during which the Preferred Securities were held by the holder. If, however, the relevant event is a Tax Event which results in the Issuer Trust being treated as an association taxable as a corporation, the distribution would constitute a taxable event to both the Issuer Trust and US Holders of the Preferred Securities for United States federal income tax purposes.

     Under certain circumstances described herein (see "Description of the Preferred Securities"), the Junior Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Such a redemption would be taxable for United States federal income tax purposes, and a US Holder would recognize gain or loss as if it had sold the Preferred Securities for cash. See "-- Sales of Preferred Securities" below.

     SALES OF PREFERRED SECURITIES. A holder that sells Preferred Securities will recognize gain or loss equal to the difference between its adjusted tax basis in the Preferred Securities and the amount realized on the sale of such Preferred Securities. To the extent of any accrued but unpaid interest the amount realized on the sale of such Preferred Securities will be treated as ordinary income. Assuming the Company does not defer interest on the Junior Subordinated Debentures by extending the interest payment period, a holder's adjusted tax basis in the Preferred Securities generally will equal its initial purchase price. Subject to the market discount rules described above and the discussion below regarding accrued and unpaid interest, such gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year.

     The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. If the Company exercises its right to defer payments of interest, the Junior Subordinated Debentures will become OID instruments and a holder who disposes of Preferred Securities between record dates for payments of distributions thereon will be required to include in income as ordinary income, accrued and unpaid interest on the Junior Subordinated Debentures through the date of disposition, and to add such amount to such holder's adjusted tax basis in its pro rata share of the underlying Junior Subordinated Debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include all accrued but unpaid interest) a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. Accrual basis taxpayers would be subjected to similar treatment without regard to the Company's election to defer.

PROPOSED TAX LAW CHANGES

     On February 6, 1997, President Clinton released his budget proposals for fiscal year 1998. One Tax Proposal therein would generally deny corporate issuers a deduction for interest related to certain debt obligations that have a maximum term in excess of 15 years and are not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder of some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. As drafted, the Tax Proposal would be effective generally for instruments issued on or after the date of first Congressional committee action. The House of Representatives has passed the Revenue Act, which does not contain any provision similar to the Tax Proposal except for debt instruments payable in stock of the issuer or a related party. The Junior Subordinated Debentures were described in a filing with the Securities and Exchange Commission made prior to June 8, 1997 and such filing was required solely by reason of their distribution. The version of the Revenue Act passed by the Senate does not contain any provision similar to the Tax Proposal denying the deduction of interest on debt instruments because they may contain equity features. Accordingly, the Revenue Act in its current form, as passed by the House of Representatives and the Senate, does not apply to the Junior Subordinated Debentures. There can be no assurance, however, that the Revenue Act, if enacted, will be enacted as currently drafted rule or that other legislation enacted after the date hereof will not adversely affect the tax treatment of the Junior Subordinated Debentures or cause a Tax Event, resulting in the distribution of the Junior Subordinated Debentures to holders of Preferred Securities. See "Description of Preferred Securities -- Redemption."

NON-US HOLDERS

     The following discussion applies to a Non-US Holder.

     Payments to a holder of a Preferred Security which is a Non-US Holder will generally not be subject to withholding of income tax, provided that (a) the beneficial owner of the Preferred Security does not (directly or indirectly, actually or constructively) own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner of the Preferred Security is not a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (i) the beneficial owner of the Preferred Securities certifies to the Issuer Trust or its agent, under penalties of perjury, that it is a Non-US Holder and provides its name and address, or (ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Preferred Security in such capacity, certifies to the Issuer Trust or its agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by another Financial Institution between it and the beneficial owner in the chain of ownership, and furnishes the Issuer Trust or its agent with a copy thereof.

     As discussed above (see "-- Proposed Tax Law Changes"), changes in legislation affecting the income tax consequences of the Junior Subordinated Debentures are possible, and could adversely affect the ability of the Company to deduct the interest payable on the Junior Subordinated Debentures. Moreover, any such legislation could adversely affect Non-US Holders by characterizing income derived from the Junior Subordinated Debentures as dividends, generally subject to a 30% income tax (on a withholding basis) when paid to a Non-US Holder, rather than as interest which, as discussed above, is generally exempt from income tax in the hands of a Non-US Holder.

     A Non-US Holder of a Preferred Security will generally not be subject to withholding of income tax on any gain realized upon the sale or other disposition of a Preferred Security.

     A Non-US Holder which holds the Preferred Securities in connection with the active conduct of a United States trade or business will be subject to income tax on all income and gains recognized with respect to its proportionate share of the Junior Subordinated Debentures.

INFORMATION REPORTING

     In general, information reporting requirements will apply to payments made on, and proceeds from the sale of, the Preferred Securities held by a noncorporate US Holder within the United States. In addition, payments made on, and payments of the proceeds from the sale of, the Preferred Securities to or through the United States office of a broker are subject to information reporting unless the holder thereof certifies as to its Non-United States status or otherwise establishes an exemption from information reporting and backup withholding. See "-- Backup Withholding." Taxable income on the Preferred Securities for a calendar year should be reported to US Holders on the appropriate forms (Forms 1099) by the following January 31st.

BACKUP WITHHOLDING

     Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification or exemption requirements. Any amounts so withheld will be allowed as a credit against the holder's income tax liability, or refunded, provided the required information is provided to the IRS.

     THE PRECEDING DISCUSSION IS ONLY A SUMMARY AND DOES NOT ADDRESS THE CONSEQUENCES TO A PARTICULAR HOLDER OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES. POTENTIAL HOLDERS OF THE PREFERRED SECURITIES ARE URGED TO CONTACT THEIR OWN TAX ADVISORS TO DETERMINE THEIR PARTICULAR TAX CONSEQUENCES.

                          CERTAIN ERISA CONSIDERATIONS

     The Company and certain affiliates of the Company may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or a "disqualified person" within the meaning of Section 4975 of the Code with respect to certain employee benefit plans ("Plans") that are subject to ERISA or Section 4975 of the Code. The purchase of the Preferred Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of
Section 4975(e)(1) of the Code and with respect to which the Company, or any affiliate of the Company is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Preferred Securities are acquired pursuant to and in accordance with an applicable exemption. Any pension or other employee benefit plan proposing to acquire any Preferred Securities should consult with its counsel.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement (the
"Underwriting Agreement") dated        , 1997, among the Company, the Issuer
Trust and the underwriters named therein (the "Underwriters"), for whom Advest, Inc. and EVEREN Securities, Inc. are acting as Representatives, the Issuer Trust has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase from the Issuer Trust, the following respective aggregate Liquidation Amount of Preferred Securities at the public offering price:


                                                                LIQUIDATION AMOUNT OF
                        UNDERWRITER:                            PREFERRED SECURITIES:
                        ------------                            ---------------------
Advest, Inc.................................................         $
EVEREN Securities, Inc......................................

                                                                     -----------
Total.......................................................         $82,500,000
                                                                     ===========


     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the Preferred Securities offered hereby if any of such Preferred Securities are purchased.

     The Company has been advised by the Representatives that the Underwriters propose to offer the Preferred Securities to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at
such price less a concession not in excess of $     per Preferred Security. The
Underwriters may allow, and such dealers may reallow, a concession not in excess
of $     per Preferred Security to certain other dealers. After the public offering, the offering price and other selling terms may be changed by the Underwriters.


     The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to an additional $12,375,000 aggregate Liquidation Amount of the Preferred Securities at the public offering price. To the extent that the Underwriters exercise such option, the Company will be obligated, pursuant to the option, to sell such Preferred Securities to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Preferred Securities offered hereby. If purchased, the Underwriters will offer such additional Preferred Securities on the same terms as those on which the $82,500,000 aggregate Liquidation Amount of the Preferred Securities are being offered. The Company has further agreed not to otherwise sell any securities substantially similar to the Preferred Securities during the 180 day period following the completion of the sale of the Preferred Securities.


     In connection with the offering of the Preferred Securities, the Underwriters and any selling group members and their respective affiliates may engage in transactions effected in accordance with Rule 104 of the Securities and Exchange Commission's Regulation M that are intended to stabilize, maintain or otherwise affect the market price of the Preferred Securities. Such transactions may include over-allotment transactions in which the Underwriters create a short position for their own account by selling more Preferred Securities than they are committed to purchase from the Issuer Trust. In such a case, to cover all or part of the short position, the Underwriters may exercise the over-allotment option described above or may purchase Preferred Securities in the open market following completion of the initial offering of the Preferred Securities. The Underwriters also may engage in stabilizing transactions in which they bid for, and purchase, shares of the Preferred Securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the Preferred Securities. The Underwriters also may reclaim any selling concessions allowed to an Underwriter or dealer if the Underwriters repurchase shares distributed by that Underwriter or dealer. Any of the foregoing transactions may result in the maintenance of a price for the Preferred Securities at a level above that which might otherwise prevail in the open market. Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Preferred Securities. The Underwriters are not required to engage in any of the foregoing transactions and, if commenced, such transactions may be discontinued at any time without notice.

     In view of the fact that the proceeds from the sale of the Preferred Securities will be used to purchase the Junior Subordinated Debentures issued by the Company, the Underwriting Agreement provides that the Company will pay as compensation for the Underwriter's arranging the investment therein of such
proceeds an amount of $.     per Preferred Security (or $     ($     if the
over-allotment option is exercised in full) in the aggregate).

     Because the National Association of Securities Dealers, Inc. ("NASD") is expected to view the Preferred Securities as interests in a direct participation program, the offering of the Preferred Securities is being made in compliance with the applicable provisions of Rule 2810 of the NASD's Conduct Rules.

     The Company has made application to list the Preferred Securities on the NYSE. However, there can be no assurance that an active trading market for the Preferred Securities will develop or continue or that the market price of the Preferred Securities will not decline below the price to public set forth on the cover page of this Prospectus. If such application is approved, trading in the Preferred Securities is expected to commence within a 30-day period after the initial delivery of the Preferred Securities.

     The Company and the Issuer Trust have each agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.


     Certain of the Underwriters may in the future perform various services to the Company, including investment banking services, for which they may receive customary fees for such services.

                             VALIDITY OF SECURITIES

     The validity of the Guarantee and the Junior Subordinated Debentures and certain tax matters will be passed upon for the Company by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York, and certain legal matters will be passed upon for the Underwriters by Arnold & Porter, Washington, D.C. and New York, New York. Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Trust Agreement and the creation of the Issuer Trust will be passed upon by Richards, Layton & Finger, special Delaware counsel to the Company and the Issuer Trust. LeBoeuf, Lamb, Greene & MacRae, L.L.P. and Arnold & Porter will rely as to certain matters of Delaware law on the opinion of Richards, Layton & Finger.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedules of the Company incorporated by reference in its Annual Report of Form 10-K for the year ended December 31, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their reports thereon incorporated by reference or set forth therein and incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Common Stock of the Company is listed on the New York Stock Exchange and such reports, proxy statements, and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") with the Commission pursuant to the Securities Act with respect to the Preferred Securities, the Debentures, and the Guarantee. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules filed as a part thereof, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Preferred Securities, the Debentures, and the Guarantee, reference is hereby made to the Registration Statement, including the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made for a full statement of the provisions thereof. The Registration Statement, including the exhibits and schedules filed as a part thereof, may be inspected without charge at the public reference facilities maintained by the Commission as set forth in the preceding paragraph. Copies of these documents may be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

     No separate financial statements of the Issuer Trust have been included or incorporated by reference herein. The Company and the Issuer Trust do not consider that such financial statements would be material to holders of the Preferred Securities because the Issuer Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Junior Subordinated Debentures and issuing the Trust Securities.

See "AICI Capital Trust," "Description of Preferred Securities," "Description of Junior Subordinated Debentures" and "Description of Guarantee." In addition, the Company does not expect that the Issuer Trust will be filing reports under the Exchange Act with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed by the Company (File No. 1-7461) with the Commission pursuant to the Exchange Act, and are incorporated herein by reference:


     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;



     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and



     3. The Company's Current Report on Form 8-K filed July 29, 1997.


     In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to William J. Gerber, Vice President, Acceptance Insurance Companies Inc., 222 S. 15th Street, Suite 600 North, Omaha, Nebraska 68102, or by telephone at (402) 344-8800 or facsimile at (402) 345-9190.

                      GLOSSARY OF SELECTED INSURANCE TERMS

Admitted Insurer..............   An insurance company licensed by a state
                                 regulatory authority to transact insurance business in that state. An admitted insurer is subject to the rules and regulations of each state in which it is licensed governing virtually all aspects of its insurance operations and financial condition. A non-admitted insurer, also known as an excess and surplus lines insurer, is not licensed to transact insurance business in a given state but may be permitted to write certain business in that state in accordance with the provisions of excess and surplus lines insurance laws which generally involve less rate, form and operational regulation.

Buy-up Coverage...............   Multi-Peril Crop Insurance policy providing
                                 coverage in excess of that provided by CAT
                                 Coverage. Buy-up Coverage is offered only through private insurers.


CAT Coverage (CAT)............   The minimum available level of Multi-Peril Crop
                                 Insurance, providing coverage for 50% of a farmer's historical yield for eligible crops at 60% of the price per unit for such crop set by the FCIC. This coverage is offered through private insurers and, in some states, USDA field offices.


Combined Ratio................   The sum of the expense ratio and the loss ratio
                                 determined in accordance with GAAP or SAP.


Crop Revenue Coverage (CRC)...   An extension of the MPCI program that provides
                                 a producer of crops with varying levels of insurance protection against loss of revenues caused by changes in crop prices, low yields, or a combination of the two.


Direct Written Premiums.......   Total premiums collected in respect of policies
                                 issued by an insurer during a given period without any reduction for premiums ceded to reinsurers.

Excess of Loss Reinsurance....   A form of reinsurance in which the reinsurer,
                                 subject to a specified limit, agrees to
                                 indemnify the ceding company for the amount of each loss, on a defined class of business, that exceeds a specified retention.

Expense Ratio.................   Under statutory accounting, the ratio of
                                 underwriting expenses to net premiums written.
                                 Under GAAP accounting, the ratio of
                                 underwriting expenses to net premiums earned.

Federal Crop Insurance
Corporation
(FCIC)........................   A wholly-owned federal government corporation
                                 within the Farm Services Agency.

Generally Accepted Accounting
Principles (GAAP).............   Accounting practices as set forth in opinions
                                 and pronouncements of the Accounting Principles
                                 Board of American Institute of Certified Public
                                 Accountants and statements and pronouncements of the Financial Accounting Standards Board and which are applicable in the circumstances as of the date in question.

Gross Written Premiums........   Direct written premiums plus premiums collected
                                 in respect of policies assumed, in whole or in part, from other insurance carriers.

Insurance Regulatory
Information
System (IRIS).................   A system of ratio analysis developed by the
                                 NAIC primarily intended to assist state
                                 insurance departments in executing their statutory mandates to oversee the financial condition of insurance companies.

Loss Adjustment Expenses
(LAE).........................   Expenses incurred in the settlement of claims,
                                 including outside adjustment expenses, legal fees and internal administrative costs associated with the claims adjustment process, but not including general overhead expenses.

Loss Ratio....................   The ratio of losses and LAE incurred to
                                 premiums earned.

Loss Reserves.................   Liabilities established by insurers to reflect
                                 the estimated ultimate cost of claim payments as of a given date.


MPCI Premium..................   For purposes of the profit/loss sharing
                                 arrangement with the federal government, the amount of premiums credited to the Company for all Buy-up and Crop Revenue Coverages paid by farmers, plus the amount of any related federal premium subsidies.



MPCI Retention................   The aggregate amount of MPCI Premium and, in
                                 respect of CAT Coverages, imputed MPCI premium on which the Company retains risk after allocating farms to the three federal reinsurance pools.


Multi-Peril Crop Insurance
(MPCI)........................   A federally-regulated subsidized crop insurance
                                 program that insures a producer of crops with varying levels of protection against loss of yield from substantially all natural perils to growing crops.

NAIC..........................   The National Association of Insurance
                                 Commissioners.

Net Premiums Earned...........   The portion of net premiums written applicable
                                 to the expired period of policies and,
                                 accordingly, recognized as income during a given period.

Net Premiums Written..........   Total premiums for insurance written (less any
                                 return premiums) during a given period, reduced by premiums ceded in respect to liability reinsured by other carriers.

Policyholders' or Statutory
Surplus.......................   As determined under SAP (hereinafter defined),
                                 the excess of total admitted assets over total liabilities.


Price Election................   The maximum per unit commodity price by crop to
                                 be used in computing MPCI Premiums (other than for Crop Revenue Coverage), which is set each year by the FCIC.


Quota Share Reinsurance.......   A form of reinsurance whereby the reinsurer
                                 agrees to indemnify the cedent for a stated percentage of each loss, subject to a specified limit the cedent pays, on a defined class of business.


Reinsurance...................   The practice whereby a company called the
                                 "reinsurer" assumes, for a share of the
                                 premium, all or part of a risk originally undertaken by another insurer called the "ceding" company or "cedent." Reinsurance may be effected by "treaty" reinsurance, where a standing agreement between the ceding and reinsuring companies automatically covers all risks of a defined category, amount and type, or by "facultative" reinsurance where reinsurance is negotiated and accepted on a risk-by-risk basis.

Retention.....................   The amount of liability, premiums or losses
                                 which an insurance company keeps for its own account after application of reinsurance.

Risk-based Capital (RBC)......   Capital requirements for property and casualty
                                 insurance companies adopted by the NAIC to assess minimum capital requirements and to raise the level of protection that statutory surplus provides for policyholder obligations.

Risk Management Agency
(RMA).........................   A division of the United State Department of
                                 Agriculture ("USDA") which, along with the Federal Crop Insurance Corporation ("FCIC") administers and provides reinsurance for the federally-regulated MPCI and CRC programs.

Statutory Accounting
Principles (SAP)..............   Accounting practices which consist of recording
                                 transactions and preparing financial statements in accordance with the rules and procedures prescribed or permitted by state regulatory authorities. Statutory accounting emphasizes solvency rather than matching revenues and expenses during an accounting period.

Surplus Lines Insurance.......   The business of insuring risks for which
                                 insurance is generally unavailable from
                                 admitted insurers in whole or in part. Such business is placed by the broker or agent with nonadmitted insurers in accordance with the excess and surplus lines provisions of state insurance laws.

=========================================================

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE ISSUER TRUST OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                         ------------------------------

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
Forward-Looking Statements................    3
Prospectus Summary........................    5
Risk Factors..............................   13
AICI Capital Trust........................   22
Accounting Treatment......................   22
Use of Proceeds...........................   22
Capitalization............................   23
Selected Consolidated Financial Data......   24
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................   26
Business..................................   35
Management................................   51
Description of Preferred Securities.......   54
Description of Junior Subordinated
  Debentures..............................   65
Description of Guarantee..................   73
Relationship Among the Preferred
  Securities, the Junior Subordinated
  Debentures and the Guarantee............   75
Certain Federal Income Tax Consequences...   77
Certain ERISA Considerations..............   81
Underwriting..............................   82
Validity of Securities....................   84
Experts...................................   84
Available Information.....................   84
Incorporation of Certain Documents by
  Reference...............................   85
Glossary of Selected Insurance Terms......   86

=========================================================
=========================================================

                                  $82,500,000

                                    AIC LOGO

                               AICI CAPITAL TRUST

                               % PREFERRED SECURITIES
                          (LIQUIDATION AMOUNT $25 PER
                              PREFERRED SECURITY)
                            GUARANTEED, AS DESCRIBED
                                   HEREIN, BY

                              ACCEPTANCE INSURANCE
                                 COMPANIES INC.
                         ------------------------------
                                   PROSPECTUS
                         ------------------------------
                                  ADVEST, INC.
                            EVEREN SECURITIES, INC.
                                           , 1997
=========================================================

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the distribution of the Preferred Securities are set forth in the following table. All amounts except the Securities and Exchange Commission registration fee are estimated. The expenses set forth below will be borne by the Company.


Securities and Exchange Commission registration fee.........    $ 28,750
NASD filing fee.............................................       7,975
Listing fee.................................................      44,300
Trustee's fees and expenses.................................       3,000
Legal fees and expenses.....................................     250,000
Accountants' fees and expenses..............................      35,000
Printing and engraving expenses.............................     125,000
Rating agencies' fees.......................................      54,000
Blue Sky fees and expenses..................................       5,000
Miscellaneous...............................................       6,075
                                                                --------
  Total.....................................................     560,000
                                                                ========



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Registrant's Certificate of Incorporation and Bylaws provide for indemnification of directors and officers of the Registrant to the full extent permitted by Delaware law.

     Section 145 of the General Corporation Law of the State of Delaware provides generally that a corporation may indemnify any person who was or is a part or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     In addition, pursuant to the authority of Delaware law, the Certificate of Incorporation of the Registrant also eliminates the monetary liability of directors to the fullest extent permitted by Delaware law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16. EXHIBIT INDEX

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------


    1.1       Form of Underwriting Agreement
    4.1 Restated and Amended Certificate of Incorporation of Acceptance Insurance Companies Inc. (Exhibit 3.1 to Acceptance Insurance Companies Inc.'s March 31, 1997 10-Q)
    4.2 Restated By-laws of Acceptance Insurance Companies Inc. (Exhibit 3.2 to Acceptance Insurance Companies Inc.'s March 31, 1997 10-Q)
    4.3       Form of Preferred Security (included in Exhibit 4.8)
    4.4 Form of Guarantee Agreement Between Acceptance Insurance Companies Inc. and Bankers Trust Company
    4.5 Form of Junior Subordinated Indenture Between Acceptance Insurance Companies Inc. and Bankers Trust Company
    4.6       Certificate of Trust of AICI Capital Trust**
    4.7 Trust Agreement between Acceptance Insurance Companies Inc. and Bankers Trust (Delaware)
    4.8 Form of Amended and Restated Trust Agreement among Acceptance Insurance Companies Inc., Bankers Trust Company and Bankers Trust (Delaware)
    5.1       Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
    5.2       Opinion of Richards, Layton & Finger
    8.1       Tax Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
   10.1 Intercompany Federal Income Tax Allocation Agreement between Acceptance Insurance Holdings Inc. and its subsidiaries and Registrant dated April 12, 1990, and related agreements (Exhibit 10.2 to Acceptance Insurance Companies Inc.'s December 31, 1996 10-K)
   10.2 Employment Agreement dated February 19, 1990 between Acceptance Insurance Holdings Inc., Registrant and Kenneth
              C. Coon (Exhibit 10.3 to Acceptance Insurance Companies Inc.'s December 31, 1996 10-K)
   10.3 Employment Agreement dated July 2, 1993, between Redland Insurance Group, Inc., and John P. Nelson (Exhibit 10.4 to Acceptance Insurance Companies Inc.'s December 31, 1996 10-K)
   10.4 Employment Agreement dated July 2, 1993 between Redland Insurance Group, Inc., and Richard C. Gibson (Exhibit 10.5 to Acceptance Insurance Companies Inc.'s December 31, 1996 10-K)
   10.5 $100,000,000 Amended and Restated Credit Agreement By and Among the Company, The First National Bank of Chicago, Comerica Bank, First National Bank of Omaha, First Bank, N.A., Wells Fargo Bank, National Association and Mercantile Bank, N.A. and The First National Bank of Chicago, As Agent, and Comerica Bank, First National Bank of Omaha, and First Bank, N.A., As Co-Agents, dated as of June 6, 1997**
   10.6 Employment Agreement dated July 2, 1993 between Registrant and Richard C. Gibson (Exhibit 10.7 to Acceptance Insurance Companies Inc.'s December 31, 1996 10-K)
   12.1       Computation of Ratio of Earnings to Fixed Charges
   23.1       Independent Auditors' Consent -- Deloitte & Touche LLP**
   23.2       Independent Auditor's Consent -- Deloitte & Touche LLP**
   23.3       Independent Auditors' Consent -- Deloitte & Touche LLP
   23.4       Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P (included in Exhibit 5.1)
   23.5       Consent of Richards, Layton & Finger (included in Exhibit
              5.2)
   24.1       Powers of Attorney**

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
   25.1       Statement of Eligibility on Form T-1 under the Trust
              Indenture Act of 1939, as amended, of Bankers Trust Company as Trustee under the Junior Subordinated Indenture**
   25.2       Statement of Eligibility on Form T-1 under the Trust
              Indenture Act of 1939, as amended, of Bankers Trust Company as Trustee of the Preferred Securities of AICI Capital Trust
              (included in Exhibit 25.1)
   25.3       Statement of Eligibility on Form T-1 under the Trust
              Indenture Act of 1939, as amended, of Bankers Trust Company as Trustee of the Preferred Securities Guarantee of
              Acceptance Insurance Companies Inc. for the benefit of
              holders of Preferred Securities of AICI Capital Trust
              (included in Exhibit 25.1)

------------

** Previously filed.


ITEM 17. UNDERTAKINGS

     A. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     C. The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, AICI Capital Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and that it has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha and State of Nebraska on July 29, 1997.


                                          AICI CAPITAL TRUST

                                          By:     /s/ WILLIAM J. GERBER

                                            ------------------------------------
                                                     William J. Gerber
                                                       Administrator

                                          By:      /s/ KENNETH C. COON

                                            ------------------------------------
                                                      Kenneth C. Coon
                                                       Administrator


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on July 29, 1997.


                                          ACCEPTANCE INSURANCE COMPANIES INC.

                                          By:      /s/ KENNETH C. COON

                                            ------------------------------------
                                                      Kenneth C. Coon
                                            Chairman and Chief Executive Officer

                                          By:      /s/ GEORGIA M. MACE

                                            ------------------------------------
                                                      Georgia M. Mace
                                            Chief Financial Officer and
                                                     Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of July 29, 1997.


                  SIGNATURE                                              TITLE
                  ---------                                              -----

                      *                          Chairman, Chief Executive Officer and Director
---------------------------------------------    (Principal Executive Officer)
               Kenneth C. Coon

                      *                          President, Chief Operating Officer and Director
---------------------------------------------
               John P. Nelson

                      *                          Treasurer and Chief Financial Officer
---------------------------------------------    (Principal Financial and Accounting Officer)
               Georgia M. Mace

                      *                          Director
---------------------------------------------
              Jay A. Bielfield

                      *                          Director
---------------------------------------------
           Edward W. Elliott, Jr.

                      *                          Director
---------------------------------------------
                Robert LeBuhn

                      *                          Director
---------------------------------------------
             Michael R. McCarthy

                      *                          Director
---------------------------------------------
               R. L. Richards

                      *                          Director
---------------------------------------------
             David L. Treadwell

                      *                          Director
---------------------------------------------
              Doug T. Valassis

          *By /s/ WILLIAM J. GERBER
   ---------------------------------------
             As Attorney in Fact

                               INDEX TO EXHIBITS

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------


    1.1       Form of Underwriting Agreement
    4.1 Restated and Amended Certificate of Incorporation of Acceptance Insurance Companies Inc. (Exhibit 3.1 to Acceptance Insurance Companies Inc.'s March 31, 1997 10-Q)
    4.2 Restated By-laws of Acceptance Insurance Companies Inc. (Exhibit 3.2 to Acceptance Insurance Companies Inc.'s March 31, 1997 10-Q)
    4.3       Form of Preferred Security (included in Exhibit 4.8)
    4.4 Form of Guarantee Agreement Between Acceptance Insurance Companies Inc. and Bankers Trust Company
    4.5 Form of Junior Subordinated Indenture Between Acceptance Insurance Companies Inc. and Bankers Trust Company
    4.6       Certificate of Trust of AICI Capital Trust**
    4.7 Trust Agreement between Acceptance Insurance Companies Inc. and Bankers Trust (Delaware)
    4.8 Form of Amended and Restated Trust Agreement among Acceptance Insurance Companies Inc., Bankers Trust Company and Bankers Trust (Delaware)
    5.1       Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
    5.2       Opinion of Richards, Layton & Finger
    8.1       Tax Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
   10.1 Intercompany Federal Income Tax Allocation Agreement between Acceptance Insurance Holdings Inc. and its subsidiaries and Registrant dated April 12, 1990, and related agreements (Exhibit 10.2 to Acceptance Insurance Companies Inc.'s December 31, 1996 10-K)
   10.2 Employment Agreement dated February 19, 1990 between Acceptance Insurance Holdings Inc., Registrant and Kenneth
              C. Coon (Exhibit 10.3 to Acceptance Insurance Companies Inc.'s December 31, 1996 10-K)
   10.3 Employment Agreement dated July 2, 1993, between Redland Insurance Group, Inc., and John P. Nelson (Exhibit 10.4 to Acceptance Insurance Companies Inc.'s December 31, 1996 10-K)
   10.4 Employment Agreement dated July 2, 1993 between Redland Insurance Group, Inc., and Richard C. Gibson (Exhibit 10.5 to Acceptance Insurance Companies Inc.'s December 31, 1996 10-K)
   10.5 $100,000,000 Amended and Restated Credit Agreement By and Among the Registrant, The First National Bank of Chicago, Comerica Bank, First National Bank of Omaha, First Bank, N.A., Wells Fargo Bank, National Association and Mercantile Bank, N.A. and The First National Bank of Chicago, As Agent, and Comerica Bank, First National Bank of Omaha, and First Bank, N.A., As Co-Agents, dated as of June 6, 1997**
   10.6 Employment Agreement dated July 2, 1993 between Registrant and Richard C. Gibson (Exhibit 10.7 to Acceptance Insurance Companies Inc.'s December 31, 1996 10-K)
   12.1       Computation of Ratio of Earnings to Fixed Charges
   23.1       Independent Auditors' Consent -- Deloitte & Touche LLP**
   23.2       Independent Auditor's Consent -- Deloitte & Touche LLP**
   23.3       Independent Auditor's Consent -- Deloitte & Touche LLP
   23.4       Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P (included in Exhibit 5.1)
   23.5       Consent of Richards, Layton & Finger (included in Exhibit
              5.2)

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
   24.1       Powers of Attorney**
   25.1       Statement of Eligibility on Form T-1 under the Trust
              Indenture Act of 1939, as amended, of Bankers Trust Company as Trustee under the Junior Subordinated Indenture**
   25.2       Statement of Eligibility on Form T-1 under the Trust
              Indenture Act of 1939, as amended, of Bankers Trust Company as Trustee of the Preferred Securities of AICI Capital Trust
              (included in Exhibit 25.1)
   25.3       Statement of Eligibility on Form T-1 under the Trust
              Indenture Act of 1939, as amended, of Bankers Trust Company as Trustee of the Preferred Securities Guarantee of
              Acceptance Insurance Companies Inc. for the benefit of
              holders of Preferred Securities of AICI Capital Trust
              (included in Exhibit 25.1)

------------

** Previously filed.